Exhibit 10.2

Execution Version

SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of December 24, 2024,

among

BERRY CORPORATION (BRY),

as Borrower,

TEXAS CAPITAL BANK,

as Administrative Agent,

The Guarantors Party Hereto from Time to Time,

and

The Lenders Party Hereto from Time to Time

TCBI SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS		1

Section 1.01	Terms Defined Above	1
Section 1.02	Certain Defined Terms	1
Section 1.03	Types of Loans and Borrowings	56
Section 1.04	Terms Generally; Rules of Construction	56
Section 1.05	Accounting Terms and Determinations; GAAP	57
Section 1.06	Interest Rates	57
Section 1.07	Divisions	58
Section 1.08	Pro Forma Calculations	58
Section 1.09	Calculations of PV-10 and PDP PV-10	58
Section 1.10	Letter of Credit Amounts	60
Section 1.11	Rounding	60
Section 1.12	Timing of Payment and Performance	60
Section 1.13	Times of Day	60

ARTICLE II THE CREDITS		60

Section 2.01	Commitments	60
Section 2.02	Letters of Credit	62
Section 2.03	Payments Generally; Administrative Agent’s Clawback	70
Section 2.04	Evidence of Debt	71
Section 2.05	Cash Collateral	72
Section 2.06	Interest; Payment Terms	73
Section 2.07	Voluntary Termination or Reduction of Aggregate Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate Elected Commitment Amounts; Prepayments	75
Section 2.08	Borrowing Base	80
Section 2.09	Fees	85

ARTICLE III TAXES, YIELD PROTECTION AND INDEMNITY		86

Section 3.01	Increased Costs	86
Section 3.02	Illegality	87
Section 3.03	Changed Circumstances; Benchmark Replacement	88
Section 3.04	Taxes	90
Section 3.05	Compensation for Losses	94
Section 3.06	Mitigation of Obligations; Replacement of Lenders	94
Section 3.07	Survival	96

ARTICLE IV CONDITIONS PRECEDENT		96

Section 4.01	Conditions to Effective Date	96
Section 4.02	Conditions to All Extensions of Credit	100

i

ANNEX, EXHIBITS AND SCHEDULES
Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Security Instruments as of the Effective Date
Exhibit E	Form of Security Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Capital Expenditure Schedule
Exhibit J	Form of Elected Commitment Increase Certificate
Exhibit K	Form of Additional Lender Certificate

Schedule 5.05	Litigation
Schedule 5.06	Environmental Matters
Schedule 5.14	Subsidiaries
Schedule 5.16	Effective Date Mortgaged Property
Schedule 5.18	Gas Imbalances
Schedule 5.19	Marketing Agreements
Schedule 5.20	Swap Agreements
Schedule 5.26	Material Contracts
Schedule 6.01(h)	Lenders’ Calls
Schedule 7.02	Existing Debt
Schedule 7.03	Existing Liens
Schedule 7.05	Investments
Schedule 7.11	Dispositions

v

SENIOR SECURED REVOLVING CREDIT AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of December 24, 2024 (as amended, modified, supplemented or restated from time to time, this “Agreement”), is among BERRY CORPORATION (BRY), a Delaware corporation (the “Borrower”), the Guarantors (as defined herein) from time to time party hereto, the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”) and TEXAS CAPITAL BANK, a Texas state bank, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as L/C Issuer.

RECITALS

A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which provides for the Collateral Agent, on behalf of the Secured Parties, to have “control” as defined in the UCC in effect in the applicable jurisdiction over one or more Deposit Accounts, Securities Accounts or Commodity Accounts maintained by any Grantor, in each case, among the Collateral Agent, the applicable Grantor and the applicable financial institution or securities intermediary at which such Deposit Account, Securities Account or Commodity Account is maintained.

“Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Acquired Asset Reserve Report” has the meaning assigned to such term in Section 7.16(c).

“Additional Lender” has the meaning set forth in Section 2.07(b)(i).

“Additional Lender Certificate” has the meaning set forth in Section 2.07(b)(ii)(G).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and any syndication agent and any documentation agent appointed hereunder from time to time; and “Agent” means any of them individually, as the context requires.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of the Lenders. The Aggregate Commitments of the Lenders as of the Effective Date are $63,000,000.

“Aggregate Elected Commitment Amounts” means, at any time, an amount equal to the sum of the Elected Commitments of the Lenders, as the same may be increased, reduced or terminated pursuant to Section 2.07(b). The Aggregate Elected Commitment Amounts as of the Effective Date are $63,000,000.

“Aggregate Maximum Credit Amounts” means, at any time, the aggregate amount of the Maximum Credit Amount, as the same may be reduced or terminated pursuant to Section 2.07. The Aggregate Maximum Credit Amounts of the Lenders is $500,000,000.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations applicable to the Credit Parties or any of their Subsidiaries from time to time concerning or relating to domestic or foreign bribery or corruption, including the FCPA.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any nation applicable to the Credit Parties or any of their Subsidiaries from time to time concerning or relating to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended by the USA Patriot Act, and 18 U.S.C. §§ 1951-1960.

“Applicable Margin” means, for any day, with respect to any Term SOFR Loan or Base Rate Loan, as the case may be, the rate per annum set forth below:

Term SOFR Loans	4.50%
Base Rate Loans	3.50%

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount at such time; provided that, if the Aggregate Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Lender shall be determined based upon the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means (a) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin; and (b) in the case of a Term SOFR Loan, Adjusted Term SOFR plus the Applicable Margin.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any “Lender” (or any Affiliate thereof) under the Term Loan Credit Documents, (c) any of J. Aron & Company, Macquarie Bank Limited, Vitol Inc., BP Energy Company, Hartree Partners LP, JPMorgan Chase Bank, N.A., Shell Trading Risk Management, LLC, Cargill, Incorporated, or any Affiliate of the Persons identified in this clause (c), (d) any Person if such Person or its credit support provider with respect to its Swap Agreements with the Borrower or any other Guarantor has a long term senior unsecured debt rating of A/A2 by S&P or Moody’s (or their equivalent) or higher and (e) any Person otherwise satisfactory to the Administrative Agent in its sole discretion.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means TCBI SECURITIES, INC., in its capacity as sole lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” means a Letter of Credit that has automatic extension provisions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.5%); and (c) Adjusted Term SOFR for a one month tenor in effect on such day plus one percent (1.00%); provided, however, if the Base Rate as determined pursuant to the foregoing shall be less than one percent (1.00%), such rate shall be deemed to be one percent (1.00%) for purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Rate Borrowing” means, as to any Borrowing, the Benchmark Rate Loans comprising such Borrowing.

“Benchmark Rate Loan” means a Loan bearing interest based on the then existing Benchmark (initially, Adjusted Term SOFR).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, (a) with respect to Daily Simple SOFR, 0% and (b) with respect to any other replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Berry Hill Solar License” means the license for access to the premises subject to the Solar Power Purchase Agreement and certain related rights as more fully set forth in the Solar Power Purchase Agreement.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereof.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, the loan amount that may be supported by the Oil and Gas Properties of Borrower and its Subsidiaries, as determined by Administrative Agent and approved by the Required Lenders, or all of the Lenders, as applicable, as set forth in Section 2.08, and as the same may be adjusted from time to time pursuant to Section 2.08(g) and Section 6.12(c).

“Borrowing Base Deficiency” means the occurrence of the total Revolving Credit Exposure of the Lenders exceeding the Borrowing Base then in effect (whether as a result of a Periodic Determination, a Special Determination, a reduction of the Borrowing Base pursuant to Section 2.08 or Section 6.12(c) or a Periodic Determination or a Special Determination or a combination of the foregoing). The amount of the Borrowing Base Deficiency at any time is the amount by which the total Revolving Credit Exposure of the Lenders exceeds the Borrowing Base in effect at such time.

“Borrowing Base Deficiency Notice” means a notice in writing from Administrative Agent to Borrower that a Borrowing Base Deficiency exists.

“Borrowing Base Hedge Liquidation” means the liquidation, monetization, unwinding, creation of an offsetting position, early termination or transfer (by novation or otherwise) of any Commodity Hedging Transaction, or the amendment of any such Commodity Hedging Transaction in any way that would reasonably be expected to reduce the Borrowing Base value thereof, including any sale, assignment, or other transfer of Equity Interests in any Subsidiary that is a party to any such Commodity Hedging Transaction to a Person that is not Borrower or another Guarantor; provided that none of the following shall constitute a Borrowing Base Hedge Liquidation: (a) any transfer (by novation or otherwise) of a Commodity Hedging Transaction from Borrower or any Subsidiary to Borrower or another Guarantor, (b) any assignment or novation of a Commodity Hedging Transaction from the existing counterparty to an Approved Counterparty, with Borrower or any Guarantor being the “remaining party” for purposes of such assignment or novation, (c) the termination of a Commodity Hedging Transaction at the end of its stated term or in the final month of its stated term, and (d) any replacement, in a substantially contemporaneous transaction, of one or more Commodity Hedging Transactions of Borrower or any Subsidiary with one or more Commodity Hedging Transactions with Borrower or any Guarantor covering Hydrocarbons of the type that were hedged pursuant to such replaced Commodity Hedging Transaction(s) and with notional volumes, prices and tenors not less favorable to Borrower and its Subsidiaries than those set forth in such replaced Commodity Hedging Transaction(s) and without material cash payments (other than transaction expenses) to Borrower and its Subsidiaries in connection therewith.

“Borrowing Request” means a writing, substantially in the form of Exhibit B, properly completed and signed by Borrower, requesting a Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, Dallas, Texas or New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Term SOFR Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capital Expenditure Schedule” means a budget, substantially in the form of Exhibit I, with respect to Capital Expenditures of the Borrower and its Consolidated Subsidiaries for a fiscal year.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases or financial leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer. Each of “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b) commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s;

(c) demand deposits, and time deposits maturing within one (1) year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and

(d) deposits in money market funds at least ninety-five percent (95%) of whose assets are cash and Investments described in the preceding clause (a), clause (b) and clause (c) or otherwise complying with Rule 2a-7 of the SEC.

“Cash Management Services” means any service provided to, facility extended to, or transaction consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements or (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party or any of their Subsidiaries.

“CERCLA” has the meaning assigned to such term in the definition of “Environmental Laws”.

“Change in Control” means the occurrence of any of the following events:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) but excluding (i) any employee benefit plan of the Credit Parties, and (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act)),

(b) the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) but excluding (i) any employee benefit plan of the Credit Parties, and (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act)) becomes the Beneficial Owner, directly or indirectly, of more than forty percent (40%) of the voting and economic interests in the Equity Interests of the Borrower, measured on a fully diluted basis, provided that a transaction in which the Borrower becomes a subsidiary of another Person shall not constitute a Change in Control if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting and economic interests in the Equity Interests of the Borrower, measured on a fully diluted basis, immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, sixty percent (60%) or more of the total voting power of the voting and economic interests in the Equity Interests of such other Person, measured on a fully diluted basis, of whom the Borrower has become a subsidiary (or any parent thereof) in substantially the same proportion relative to each other as immediately before such transaction,

(c) the first day on which a majority of the members of the board of directors of the Borrower shall not constitute Continuing Directors; or

(d) any “Change of Control” or functionally equivalent term under documentation governing any Material Debt.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided in this Agreement).

“Cogeneration Properties” means the natural gas burning cogeneration plants that produce electricity and steam owned and operated by the Credit Parties as of the date hereof in Kern County, California, specifically (a) a 38 MW facility, an 18 MW facility and a 5 MW facility, each located in the Midway-Sunset Field and (b) another 5 MW facility located in the McKittrick Field.

“Collateral” means all Property which is subject (or purported to be subject) to a Lien under one or more Security Instruments; provided that, in no event shall Collateral include Excluded Assets.

“Collateral Agent” means Breakwall Credit Management LLC, and any permitted successors and assigns in accordance with the Intercreditor Agreement.

“Commitment” means, as to each Lender, its obligation to both make Loans to Borrower pursuant to Section 2.01(a) and purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” means one-half of a percent (0.50%) per annum.

“Commodity Account” has the meaning assigned to such term in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Commodity Hedging Transaction” means any Hedging Transaction relating to Hydrocarbons.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or L/C Issuer by means of electronic communications pursuant to Section 10.01(d), including through the Platform.

“Compliance Certificate Delivery Date” means the earlier of (a) the date of delivery, pursuant to Section 6.01(d), of the compliance certificate required to be delivered concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b) or (b) the date such compliance certificate is required to be delivered pursuant to Section 6.01(d).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Administrative Agent determines (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower), is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and Cash Equivalents held or owned by (either directly or indirectly), credited to the account of or otherwise required to be reflected as an asset on the balance sheet, in each case, of the Credit Parties (other than cash collateral in respect of Letters of Credit held by Administrative Agent pursuant to Section 2.05) less (b) the sum of (i) any cash or Cash Equivalents held in suspense or set aside to pay royalty obligations, working interest obligations, suspense payments, production payments, severance Taxes, payroll, payroll Taxes, other Taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of any Credit Party then due and owing to third parties, (ii) any cash or Cash Equivalents for which any Credit Party has issued checks or has initiated wires or ACH transfers (or, as determined in Borrower’s discretion, will issue checks or initiate wires or ACH transfers within five (5) Business Days) to pay expenditures in the ordinary course of business to unaffiliated third parties, including for working capital purposes and for permitted acquisitions, but that has or have not yet been subtracted from the balance in the relevant account of the Credit Parties, (iii) any cash or Cash Equivalents of any Credit Party constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party, (iv) purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement containing customary provisions regarding the payment and refunding of such deposits, (v) any cash proceeds received by Borrower from the issuance by Borrower of any Equity Interests that are (A) designated in writing to Administrative Agent by Borrower at the time of (or promptly after) receipt thereof to be excluded pursuant to this clause (v) and (B) segregated and maintained in a separate deposit account of Borrower or a Subsidiary maintained exclusively for holding such cash proceeds; provided that any such designated proceeds in this clause (v) shall not be included in the calculation of clause (b) hereof after sixty (60) days following the receipt of such designation by Borrower (or such longer period of time as may be agreed to by Administrative Agent in its sole discretion) and (vi) any cash or Cash Equivalents held in Excluded Accounts referred to in clauses (a), (b) and/or (d) of the definition thereof.

“Consolidated Cash Balance Threshold” means, as of any date of determination, an amount equal to $35,000,000.

“Consolidated EBITDAX” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges, without duplication, to the extent deducted in calculating such Consolidated Net Income in such period:

(a) the sum of:

(i) Interest Expense for such period,

(ii) all state and federal franchise and income taxes paid or due to be paid during such period,

(iii) depreciation, amortization, depletion and exploration expenses for such period,

(iv) non-cash charges resulting from extraordinary or non-recurring events or circumstances for such period

(v) non-cash charges, including non-cash charges resulting from any provision for the reduction in the carrying value of assets recorded in accordance with GAAP for such period and non-cash charges resulting from the requirements of ASC 410, 718 and 815 for such period (including, for avoidance of doubt, ceiling test and other write downs and impairment charges),

(vi) (A) Transaction Expenses incurred prior to or on or about the Effective Date, (B) actual and reasonable costs and expenses incurred with any Investments and acquisitions (or purchases or assets) and asset dispositions (whether or not consummated), in each case, to the extent permitted under the Loan Documents and (C) actual and reasonable costs and expenses incurred with recapitalizations, mergers, amalgamations, repayment, refinancing amendment or modification of indebtedness or similar transaction after the Effective Date (whether or not consummated), in each case, permitted under the Loan Documents; provided, that, the aggregate amount of add-backs pursuant to this clause (vi)(B) and (C) shall not exceed $5,000,000 for such period, and

(vii) any extraordinary, infrequent or unusual losses; provided, that, the aggregate amount of add-backs pursuant to this clause (a)(vii) shall not exceed 5.0% of Consolidated EBITDAX for such period (such percentage to be determined without giving effect to this clause (a)(vii), clause (a)(vi)(B), clause (a)(vi)(C) or clause (b)(i) of this definition);

minus

(b) to the extent included in calculating such Consolidated Net Income in such period, the sum of

(i) income or gains resulting from extraordinary, infrequent or unusual or non-recurring events or circumstances for such period; provided, that, the aggregate amount of deductions pursuant to this clause (b)(i) shall not exceed 5.0% of Consolidated EBITDAX for such period (such percentage to be determined without giving effect to clause (a)(vii), clause (a)(vi)(B), clause (a)(vi)(C) or this clause (b)(i) of this definition), and

(ii) all other non-cash items of income (including non-cash income resulting from the requirements of ASC 410, 718 and 815).

provided that determinations of Consolidated EBITDAX shall be subject to pro forma adjustments for permitted acquisitions of, and for Dispositions of, Property that, in each case, for a single such transaction (or series of related transactions) involves the payment of consideration by or to the Borrower and/or any Subsidiary thereof in excess of $15,000,000 and such adjustments shall reflect such transactions having occurred on the first day of the determination period (regardless of when such transaction actually occurred in such period), which adjustments shall be made in a manner, and subject to supporting documentation, set forth by the SEC in Regulation S-X or otherwise reasonably acceptable to the Administrative Agent. Consolidated EBITDAX shall not otherwise include any net after tax effect on income (or loss) for such period attributable to the early extinguishment, cancellation, termination or unwinding of any Swap Agreement or of any Debt.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDAX for the Rolling Period ending on such date to (b) Consolidated Fixed Charges for such Rolling Period. In the event that the Borrower or any of its Consolidated Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Debt (other than ordinary course working capital borrowings under this Agreement) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Debt, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a Financial Officer of the Borrower; provided that such Financial Officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such Financial Officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC).

In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio: (a) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) Disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Borrower or any of its Consolidated Subsidiaries following the Calculation Date; (b) any Person that is a Consolidated Subsidiary on the Calculation Date will be deemed to have been a Consolidated Subsidiary at all times during such Rolling Period; (c) any Person that is not a Consolidated Subsidiary on the Calculation Date will be deemed not to have been a Consolidated Subsidiary at any time during such four-quarter period; and (d) if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligation applicable to such Debt if such Swap Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Consolidated Fixed Charges” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, the sum of, without duplication: (a) the consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Debt, but including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations (but not leases that are not Capital Lease Obligations), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Swap Obligations in respect of interest rates; (b) the consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries that was capitalized during such period; (c) any interest on Debt of another Person that is guaranteed by such Person or one of its Consolidated Subsidiaries or secured by a Lien on assets of the Borrower or one of its Consolidated Subsidiaries, whether or not such guarantee or Lien is called upon and (d) all dividends or distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital Stock of the Borrower or any series of Preferred Stock of its Consolidated Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Capital Stock) or to the Borrower or a Subsidiary thereof.

“Consolidated Net Income” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following:

(a) the net income of any Person in which the Borrower or any of its Consolidated Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary of the Borrower, as the case may be;

(b) the net income (but not loss) during such period of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP;

(c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction;

(d) (without limiting the effect of the proviso in the definition of “Consolidated EBITDAX” contemplating pro forma adjustments thereto) the net income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary;

(e) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs;

(f) any non-cash gains or losses; and

(g) positive or negative adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired), as applicable, the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower, as applicable, in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Total Revenue” means, for any period, the total revenue of the Borrower and its Consolidated Subsidiaries, for such period, as determined in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Debt as of the last day of the most recently ended Rolling Period to (b) Consolidated EBITDAX for such Rolling Period.

“Continuing Directors” means (a) the directors of the Borrower on the Effective Date and (b) each other director of the Borrower if such other Person’s nomination for election to the board of directors of the Borrower is approved by at least fifty-one percent (51%) of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings thereto.

“Covenant Cure Payment” has the meaning assigned to such term in Section 8.03(a).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 10.19.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Crossover Lenders” means, collectively, the Lenders that, as of any date of determination, are, or the Affiliates of which are, also Term Lenders.

“Cure Period” has the meaning assigned to such term in Section 8.03.

“Cure Period Deadline” has the meaning assigned to such term in Section 8.03(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debt” means, for any Person, the sum of the following (without duplication):

(a) all obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments representing extensions of credit;

(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(c) obligations of such Person with respect to Disqualified Capital Stock;

(d) obligations of such Person under (i) Capital Leases or (ii) Synthetic Leases;

(e) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person);

(f) Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person and, solely to the extent such Debt is non-recourse to such Person, for purposes of this Agreement, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value of the Property of such Person securing such Debt;

(g) the undischarged balance of any volumetric or production payment created by such Person or for the creation of which such Person directly or indirectly received payment;

(h) Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made (including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized by such Person)) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(i) Debt (as defined in the other clauses of this definition) of a partnership or any other entity for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability;

(j) any earn-out obligations or purchase price adjustments under purchase agreements;

(k) all obligations of such Person in respect of any Swap Agreement, whether entered into for hedging or speculative purposes;

(l) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business (but only to the extent of such advance payments); and

(m) obligations under “take or pay” or similar agreements and obligations under agreements to pay for goods or services even if such goods or services are not actually received or utilized by such Person, including pursuant to minimum volume contracts or commitments or firm transportation agreements;

provided, however, that “Debt” does not include (i) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business, which obligations have not been outstanding for greater than ninety (90) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, (ii) endorsements of negotiable instruments for deposit or collection, (iii) deferred or prepaid revenues, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller pursuant to a binding and enforceable agreement containing a requirement that such holdback be refunded to such seller, (v) unfunded or undrawn obligations incurred in the ordinary course of business in respect of surety and bonding requirements (including with respect to utilities) required by a Governmental Requirement, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (vii) any obligation in respect of a binding and enforceable farm-in agreement or similar arrangement entered into in the ordinary course of business whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property and (viii) customary reservations or retentions of title under binding and enforceable agreements with suppliers entered into the ordinary course of business. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“December 31st Reserve Report” has the meaning assigned to such term in Section 6.11(a)

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the rate that would otherwise be applicable thereto pursuant to this Agreement (or if such rate is not specified in this Agreement, Base Rate plus the Applicable Margin applicable to a Base Rate Loan) plus (ii) two percent (2%) per annum; provided, however, that with respect to a Benchmark Rate Loan, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 12 C.F.R. §§ 47.2 or 12 C.F.R. §§ 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (b) has notified the Borrower or the Administrative Agent or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Credit Party’s receipt of such certification in form and substance satisfactory to such Credit Party and the Administrative Agent; or (d) has (or whose parent company has) become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account” has the meaning assigned to such term in Article 9 of the UCC.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof, including, without any limitation, any Casualty Event. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of any change of control or asset sale) so long as any rights of the holders of such Equity Interests upon the change of control or asset sale shall be subject to the prior occurrence of Payment in Full, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof (except as a result of any change of control or asset sale) so long as any rights of the holders of such Equity Interests upon the change of control or asset sale shall be subject to the prior occurrence of Payment in Full, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and Payment in Full.

“Disqualified Institutions” means (a) those Persons that have been specifically identified on the list provided by the Borrower and accepted by the Administrative Agent prior to the Effective Date and (b) any competitor of the Borrower and its Subsidiaries and any subsidiaries of such competitor, in each case, that are operating companies, in each case, that are subsequently identified in writing by the Borrower (at any time an Event of Default is not continuing) with the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed). The list of Disqualified Institutions shall be specified on a schedule that is held with the Administrative Agent, which shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements. Each update to the list of Disqualified Institution shall become effective three (3) Business Days after the Administrative Agent has approved of such update. For the avoidance of doubt, no updates to the list of Disqualified Institutions shall be deemed to retroactively apply to any Person that (a) has acquired an assignment or participation interest in respect of the Indebtedness under the Loan Documents or (b) entered into a trade for either of the foregoing, in each case, before such entity is added to the list of Disqualified Institutions.

“Dollars” or “$” refers to lawful money of the United States.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any subsidiary of the Borrower that is organized under the laws of the United States or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.07(b).

“Elected Commitment Increase Certificate” has the meaning set forth in Section 2.07(b)(ii)(F).

“Emergency Capital Expenditures” means any Capital Expenditures in respect of the Property of the Credit Parties that are incurred in response to and to resolve or mitigate an emergency or threat to human health, safety or protection of the environment, as determined by the Borrower in good faith in consultation with the Administrative Agent, or to the extent required under any applicable law, rule or regulation of any Governmental Authority (including Environmental Laws).

“Engineering Reports” means the most recently delivered Reserve Reports and all other supplemental reports, data and information delivered in connection therewith.

“Environmental Laws” means any and all Governmental Requirements to the extent pertaining in any way to human health and safety (as related to the exposure to Hazardous Materials), the environment, the protection or reclamation of environmental or natural resources (including flora and fauna), or the management, Release or threatened Release of any Hazardous Materials, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, certification, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Environmental Product” means greenhouse gas carbon credits and other environmental and sustainability-linked products.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any other Credit Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsection (b), subsection (c), subsection (m) or subsection (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA with respect to any Plan, other than a Reportable Event as to which the provisions of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the failure to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived, with respect to any Plan, (c) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the withdrawal or partial withdrawal of the Borrower, any other Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, or the withdrawal or partial withdrawal of the Borrower, any other Credit Party or any ERISA Affiliate from a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (f) the institution of proceedings to terminate a Plan by the PBGC, (g) receipt by the Borrower, any other Credit Party or an ERISA Affiliate of a notice concerning the imposition of withdrawal liability pursuant to section 4202 of ERISA, (h) the receipt by the Borrower, any other Credit Party or an ERISA Affiliate of any notice concerning a determination that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA, or (i) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (j) the determination that any Plan is in “at-risk status” (within the meaning of section 430 of the Code or section 303 of ERISA) or that a Multiemployer Plan is in “endangered status”, “seriously endangered status” or “critical status” (within the meaning of section 432 of the Code or section 305 of ERISA), (k) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under section 4007 of ERISA, upon the Borrower or an ERISA Affiliate, (l) the imposition of any liability on the Borrower, any other Credit Party or an ERISA Affiliate pursuant to section 4069 of ERISA or by reason of section 4212(c) of ERISA, or (m) the imposition of a Lien upon any Credit Party or any ERISA Affiliate pursuant to section 436(f) or section 430(k) of the Code or section 303(k) of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.15(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent for more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) landlords’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent for a period of more than sixty (60) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (c) does not materially impair the use of any Property covered by such Lien for the purposes for which such Property is held by the Borrower, any other Credit Party, or any of their Subsidiaries or materially impair the value of any Property subject thereto;

(d) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, which do not secure Debt for borrowed money and which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the most recent Reserve Reports delivered to Administrative Agent hereunder and (iii) with respect to each Oil and Gas Property, do not operate to reduce any Credit Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the most recent Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest;

(e) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, participation agreements, exploration agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations, orders, and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of any Property covered by such Lien for the purposes for which such Property is held by the Borrower, any other Credit Party, or any of their Subsidiaries or materially impair the value of any Property subject thereto, provided further that such Liens do not secure Debt of the Borrower or of any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such leases and items located thereon;

(f) Liens arising solely by virtue of any statutory or common law provision related to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution or arising under documentation governing accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees to the extent any deposit account so encumbered is subject to Account Control Agreements if required by the Loan Documents; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower, any other Credit Party, or any of their Subsidiaries to provide collateral to the depository institution;

(g) easements, rights of way, restrictions, servitudes, licenses, surface leases, permits, conditions, covenants, exceptions, or reservations, zoning and land use requirements in any Property of the Borrower, any other Credit Party, or any of their Subsidiaries for the purpose of roads, railways, pipelines, transmission lines, transportation lines, telephone lines, power lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower, any other Credit Party, or any of their Subsidiaries or materially impair the value of such Property subject thereto;

(h) Liens on cash or securities pledged to secure (either directly or indirectly by securing letters of credit that in turn secure) in the ordinary course of business performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of governmental benefits or insurance and other obligations of a like nature incurred in the ordinary course of business;

(i) judgment and attachment Liens not giving rise to an Event of Default;

(j) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property;

(k) Liens on cash earnest money deposited pursuant to the terms of an agreement or acquired assets used in, or Persons engaged in, the oil and gas business, in each case, as permitted by this Agreement;

(l) Liens of licensors of software and other intangible Property licensed by such licensors to Borrower and/or to any Subsidiary, including restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s and/or such Subsidiary’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not encumber Property of the Borrower or of any Subsidiary other than the software and other intangible Property that is the subject of such licenses;

(m) Immaterial Title Deficiencies; and

(n) Liens on cash collateral deposited into any escrow account pursuant to customary escrow arrangement but only to the extent (i) such cash collateral is deposited in connection with an acquisition permitted under the Loan Documents for which a binding acquisition agreement or letter of intent has been entered into by the Borrower or a Subsidiary, and (ii) such cash collateral is released only to fund such acquisition and related costs, and in the event such acquisition is not effected, such cash collateral shall be released from such escrow;

provided that (i) Liens described in clauses (a) through (e), (g) and (h) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (or if commenced, has been stayed), (ii) no intention to subordinate the first priority Lien granted in favor of the Collateral Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (iii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means each deposit account constituting (a) payroll accounts, (b) tax withholding accounts, (c) employee benefit trust accounts, (d) zero balance accounts (other than lockbox accounts to the extent Account Control Agreements are permitted by the applicable depository bank), (e) any deposit account so long as the average daily maximum balance in each such account, individually, does not exceed $250,000 over any consecutive 30-day period and the aggregate daily maximum balance of all such deposit accounts does not at any time exceed $1,000,000, (f) trust and suspense accounts holding royalty payment and working interest and similar payments solely to the extent constituting property of a third party held in trust, (g) fiduciary accounts solely holding amounts held for the benefit of third parties and (h) the accounts set forth on Schedule 7.03 in an amount for each such account not to exceed the amount set forth on Schedule 7.03.

“Excluded Assets” has the meaning assigned to such term in the Security Agreement.

“Excluded Swap Obligations” means, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Obligations in respect of any Swap Agreement or any other “swap”, as defined in section 1a(47) of the Commodity Exchange Act if, and solely to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Obligations (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such Obligations. If any Obligations in respect of any Swap Agreement arise under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Obligations in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Credit Party pursuant to Section 3.06(b) hereto) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any Recipient’s failure to comply with Section 3.04(g) or Section 3.04(g)(ii)(D), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing C&J Credit Agreement” means the Revolving Loan and Security Agreement, dated as of August 9, 2022, by and among C&J Well Services, LLC, a Delaware limited liability company, and CJ Berry Well Services Management, LLC, a Delaware limited liability company, each as a borrower, and Tri Counties Bank, a California banking corporation, as lender, as the same may be amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Joint Ventures” means Lake Canyon Transportation and Gathering, LLC, a Utah limited liability company, and Mt. Poso Cogeneration Company, LLC, a Delaware limited liability company.

“Existing Notes” means the Borrower’s outstanding notes issued under the Existing Notes Indenture.

“Existing Notes Indenture” means the Indenture, dated as of February 8, 2018, among Berry Petroleum Company, LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified on or prior to the Effective Date.

“Existing RBL Credit Agreement” means the Credit Agreement, dated as of August 26, 2021, by and among Berry Petroleum Company, LLC, a Delaware limited liability company, as borrower, the Borrower, each of the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Swaps” means the Swap Agreements set forth on Schedule 5.20 in existence on the Effective Date (without giving effect to any modifications thereof).

“FATCA” means section 1471 through section 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Super Priority Revolving Credit Facility Proposal Letter, dated as of November 23, 2024, among the Arranger, the Administrative Agent and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person. Unless otherwise specified, all references herein to a “Financial Officer” means a Financial Officer of the Borrower.

“Financial Statements” means, for any Person, a balance sheet and statements of operations, members’ equity and cash flows (with all consolidated Financial Statements prepared in accordance with GAAP, subject, where appropriate, to normal year-end adjustments and the absence of footnotes).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto and (e) any regulations promulgated under any of the foregoing.

“Floor” means a per annum rate of interest equal to two percent (2.00%).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Lender that is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Gathering Systems” means any pipeline systems owned, leased or otherwise held from time to time by any Credit Party or its Subsidiaries that are used in the business of such Person.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, common law, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, variance, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Grantors” means, collectively, each Credit Party.

“Growth Capital Expenditures” means any Capital Expenditures that are used to finance the acquisition, development, improvement, upgrades, or expansion of property, plant and equipment of the Borrower or any of its Consolidated Subsidiaries, including without limitation, with respect to the Oil and Gas Properties, Capital Expenditures in connection with workovers and/or sidetracking (a “Growth Project”).

“Growth Project” has the meaning assigned to such term in the definition of “Growth Capital Expenditures”.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Guarantors” means, collectively, (a) the Borrower, (b) each Domestic Subsidiary that issues a Guaranty on the Effective Date and (c) each other Domestic Subsidiary of the Borrower that guarantees the Obligations pursuant to Section 6.13(b).

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Material” means (a) any chemical, compound, material, product, byproduct, substance, or waste regulated or defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic waste,” “solid waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, brine, and any components, fractions or derivatives thereof and (c) radioactive materials, explosives, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and infectious or medical wastes.

“Hedging Transaction” means any transaction with respect to any swap, put option, call, collar, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over the counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or its Subsidiaries shall be a Hedging Transaction, (b) the purchase or future purchase of electricity for use in the ordinary course of operations and not for speculative purposes shall not be a Hedging Transaction and (c) no transaction or agreement that is intended to be a physical sale or to be physically settled shall be a Hedging Transaction. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Hedging Transaction shall be a separate Hedging Transaction for the purposes of this Agreement.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations owing to such Lender under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Honor Date” has the meaning set forth in Section 2.02(c)(i).

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Credit Parties and their Subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary (a “Subject Subsidiary”) of the Borrower (together with its own Subsidiaries) (a) which owns Property having an aggregate fair market value not in excess of 1.0% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries or (b) whose revenues during the most recently ended Rolling Period did not exceed 1.0% of the Consolidated Total Revenues of the Borrower and its Consolidated Subsidiaries, in each case determined in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, (x) the Property owned by all Immaterial Subsidiaries (together with their own respective Subsidiaries) shall not have a fair market value in the aggregate of more than 2.5% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries at any time and (y) the aggregate revenues during the most recent Rolling Period of all Immaterial Subsidiaries (together with their own respective Subsidiaries) shall not exceed 2.5% of the Consolidated Total Revenues of the Borrower and its Consolidated Subsidiaries. For purposes of determining the revenue or fair market value of Property contemplated by the preceding sentence, any intercompany obligations of a Subsidiary of a Subject Subsidiary owing to such Subject Subsidiary or another Subsidiary of such Subject Subsidiary shall be disregarded.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title, and discrepancies in reported net revenue and working interest ownership percentages, which do not, individually or in the aggregate, affect Oil and Gas Properties with a value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to any such Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) greater than two and a half percent (2.5%) of the value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to all of the Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) of all of such Oil and Gas Properties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(a).

“Information” has the meaning assigned to such term in Section 10.11.

“Initial Reserve Report” means the Reserve Report of DeGolyer and MacNaughton dated January 9, 2024 evaluating the Oil and Gas Properties of the Borrower and its Consolidated Subsidiaries as of January 1, 2024.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the other Grantors party thereto from time to time, the Administrative Agent, the Term Loan Agent, the Collateral Agent and the other parties party thereto from time to time (and/or any other intercreditor agreement by and among such parties and in form and substance reasonably satisfactory to the each Lender).

“Interest Expense” means, for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases and realized gains and losses under interest rate Swap Agreements, all as determined in conformity with GAAP.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period (a) initially commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request; provided that, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition (and not reinstated) pursuant to Section 3.03(b)(iv) shall be available for specification in such Borrowing Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Internal Rate of Return” means, as of any date of determination, the cumulative annual pre-tax, unlevered internal rate of return, compounded annually, with respect to a Growth Project. Internal Rate of Return shall be calculated on the basis of the actual number of days elapsed over a 365-day year. For the avoidance of doubt, in calculating the Internal Rate of Return (a) all amounts which are Capital Expenditures by the Borrower and its Subsidiaries will be considered to have been funded on the date when funded, (b) all revenue received by the Borrower and its Subsidiaries in respect of such project will be considered to have been received on the date actually received in cash by the Borrower and its Subsidiaries, (c) commodity pricing shall be based on the Strip Price and (d) the Internal Rate of Return will be calculated using the “XIRR” function in the most recent version of Microsoft Excel.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale);

(b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of, or other extension of credit to, any other Person (including any such transaction in the form of the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business;

(c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes (i) all or substantially all of the Property of such Person, (ii) a business unit or line of business of such Person or (iii) a discrete set of Properties of such Person, other than any Properties with a fair market value that does not exceed $10,000,000 in a fiscal year in the aggregate; or

(d) the entering into of any guarantee of, or other surety obligation with respect to, any Debt of any other Person.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower or its Subsidiaries on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Texas Capital Bank in its capacity as issuer of Letters of Credit hereunder, and its successors in such capacity. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings; provided that (i) for purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10 and (ii) for all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender-Related Party” has the meaning assigned to such term in Section 10.03(d).

“Lenders” has the meaning set forth in the introductory paragraph hereto, and shall include their respective successors and assigns permitted hereunder, as the context may require. Unless the context otherwise requires, the term “Lenders” including L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date.

“Letter of Credit Fee” has the meaning set forth in Section 2.09(b).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Commitments at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, license, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, (b) production payments and the like payable out of Oil and Gas Properties, and (c) to the extent securing such an obligation or claim, any interest in Property in the form of an easement, restriction, servitude, permit, condition, covenant, exception or reservation. For the purposes of this Agreement, the Credit Parties and their Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement in respect of commodities, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement, or the amendment of any such Swap Agreement, including any sale, assignment, or other transfer of Equity Interests in any Subsidiary of a Credit Party that is a party to any Swap Agreement to a party that is not the Borrower or a Subsidiary of the Borrower; provided that none of the following shall constitute a Liquidation: (a) any transfer (by novation or otherwise) of a Swap Agreement from the Borrower or any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, (b) any assignment or novation of a Swap Agreement from the existing counterparty to an Approved Counterparty, with the Borrower or any Subsidiary of the Borrower being the “remaining party” for purposes of such assignment or novation, (c) the termination of a Swap Agreement at the end of its stated term, and (d) any replacement, in a substantially contemporaneous transaction, of one or more Swap Agreements of the Borrower or any Subsidiary of the Borrower with one or more Swap Agreements with the Borrower or any Subsidiary of the Borrower covering Hydrocarbons of the type that were hedged pursuant to such replaced Swap Agreement(s) and with notional volumes, prices and tenors not less favorable to the Borrower or the applicable Subsidiary of the Borrower as those set forth in such replaced Swap Agreement(s) and without cash payments (other than transaction expenses) to the Borrower or any Subsidiary of the Borrower in connection therewith. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.

“Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash plus (b) Cash Equivalents of the Borrower that is not subject to any Lien other than Liens in favor of the Collateral Agent and Liens permitted under Section 7.03(f) plus (c) prior to the Maturity Date, unused Aggregate Commitments that are actually available to be drawn as of such date plus (d) the unused portion of any commitments under the Term Loan Credit Agreement that are actually available to be drawn as of such date.

“Loan Documents” means this Agreement, the Notes, the Security Instruments, the Intercreditor Agreement, the Fee Letter, and any other agreement, document or instrument entered into, now or in the future, in connection with any of the foregoing and designated as a Loan Document, in each case, as the same may be amended, modified, supplemented or restated from time to time.

“Loan” has the meaning set forth in Section 2.01.

“Majority Lenders” means (subject to Section 2.08(b)) (a) at any time while no Loans are outstanding, Lenders having more than fifty percent (50%) of the Aggregate Commitments of all Lenders; and (b) at any time while any Loans are outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 10.04(c)); provided that the unused Commitment of, and the portion of the Revolving Credit Exposure of all Lenders held or deemed held by, any Defaulting Lender or any Crossover Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Loan Document.

“Material Contract” means (a) those contracts listed on Schedule 5.26 and (b) any other contract or agreement of the Borrower, any other Credit Party, or any of their Subsidiaries involving monetary liability of or to any such Person during any fiscal year in an amount in excess of the Threshold Amount; provided that (x) leases and joint operating agreements entered into in the ordinary course of business with customary terms and conditions, (y) contracts or agreements with a tenor of less than twelve (12) months and (z) contracts or agreements in respect of Material Debt that are subject to Section 6.01(i) or Section 6.01(q), in each case shall not be considered Material Contracts.

“Material Debt” means (a) Debt of any one or more of the Borrower or any other Credit Party (other than the Loans), or obligations in respect of one or more Swap Agreements of any one or more of the Borrower or any other Credit Party, in an aggregate principal amount exceeding $20,000,000 and (b) Debt under the Term Loan Credit Agreement. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower, any other Credit Party, and/or any of their Subsidiaries in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Subsidiary” means, as of any date of determination, any Subsidiary that is not an Immaterial Subsidiary. Any Subsidiary that owns Oil and Gas Properties included in the Borrowing Base shall be a Material Subsidiary.

“Material Titled Collateral” means Titled Collateral owned by any Credit Party constituting well service rigs and, for the avoidance of doubt, excluding (a) cars, (b) passenger trucks and (c) motor vehicles similar to clauses (a) and (b).

“Maturity Date” means the date that is the third anniversary of the Effective Date; provided that, if such date shall not be a Business Day, then the “Maturity Date” shall be the immediately succeeding Business Day.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amount” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Midstream Properties” means all tangible and intangible property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons; (b) fractionating and transporting Hydrocarbons; and (c) marketing Hydrocarbons, including, without limitation, processing plants, gathering lines, pipelines, storage facilities, terminals, transloading facilities, surface leases, Gathering Systems, Rights of Way and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned, leased, or otherwise held by the Credit Parties and their respective Subsidiaries unless otherwise specified.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to 103% of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.05(a)(i), Section 2.05(a)(ii) or Section 2.05(a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by Administrative Agent and L/C Issuer in their reasonable discretion.

“Minimum Hedging Test Date” means each of (a) the Effective Date and (b) the required date of delivery of the applicable Compliance Certificate with respect to the last fiscal quarter of the Borrower of the applicable Rolling Period.

“Minority Lenders” means, as of any date of determination, Lenders holding more than 33 1/3% of the sum of the (a) the Revolving Credit Exposure of all Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments. The unused Commitment of, and the portion of the Revolving Credit Exposure of all Lenders held or deemed held by, any Defaulting Lender or any Term Loan Lender shall be excluded for purposes of making a determination of Minority Lenders.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned, leased or otherwise held by the Borrower or any Guarantor listed on Schedule 5.16, including the Cogeneration Properties and Oil and Gas Properties and any Property leased or otherwise held acquired after the Effective Date by the Borrower or any Guarantor pursuant to Section 6.13. For the avoidance of doubt, “Mortgaged Property” shall include, but not be limited to, any Property mortgaged under the Term Loan Credit Documents and in no event shall any Building or Manufactured Mobile Home (as each term is defined in the Flood Insurance Regulations) located on the pipeline be considered Mortgaged Property.

“Mortgages” means the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust or similar instruments, and any other mortgages, deeds of trust or similar instruments burdening real or immovable property that are now or hereafter executed and delivered by the Borrower, any other Grantor, or any of their Subsidiaries as security for the payment or performance of the Obligations, as such mortgages, deeds of trust or similar instruments may be amended, modified, supplemented or restated from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in section 4001(a)(3) of ERISA to which the Borrower, any other Credit Party or an ERISA Affiliate (i) currently contributes or has an obligation to contribute or (ii) during the six calendar years preceding the date hereof contributed or had an obligation to contribute.

“New Borrowing Base Notice” has the meaning set forth in Section 2.08(d)(iv).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.02(b) and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning set forth in Section 2.02(b)(iii).

“Not for Speculative Purposes” means, in the case of Swap Agreements permitted under this Agreement, the following Swap Agreements:

(a) any commodity Swap Agreement (other than any Other Swap Agreement) intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Subsidiaries (whether or not contracted),

(b) any Other Swap Agreement intended, at inception of execution, to hedge or manage any of the risks related to reasonably projected purchases or sales of fuel, power, steam, natural gas by the Borrower or its Subsidiaries or bona fide exposure to regulatory regimes related to carbon emission limitation functionally equivalent regimes and

(c) any Swap Agreement intended, at inception of execution, to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or reasonably forecasted) of the Borrower or its Subsidiaries. It is understood that commodity Swap Agreements that, taken as a whole, “hedge” the same volumes of commodity risk, including those under which one or more such Swap Agreements partially offset one or more other such Swap Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes and shall be deemed, both individually and in the aggregate, not to be speculative.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans, as the case may be, made by such Lender, substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means (a) all obligations, indebtedness, and liabilities of Borrower and each other Credit Party to Administrative Agent, L/C Issuer, each Lender, each Secured Cash Management Provider, each Secured Swap Provider and each other Secured Party now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to (i) this Agreement, (ii) any Secured Swap Agreement (but limited to obligations and liabilities of Credit Parties to Secured Swap Providers, including any related early termination or settlement amounts, but excluding any additional Hedging Transactions or confirmations entered into (A) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (B) after assignment of such transactions or confirmations by a Secured Swap Provider to another Person that is not a Lender or an Affiliate of a Lender), (iii) any Secured Cash Management Agreement or (iv) the other Loan Documents, (b) all interest accruing thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding), and (c) all reasonable and documented out-of-pocket attorneys’ fees and other expenses incurred in the enforcement or collection thereof and Erroneous Payment Subrogation Rights; provided that, as to any Credit Party, the “Obligations” shall exclude any Excluded Swap Obligations of such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury of the United States.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) any Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or contracts, the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Property, real or personal, now owned or hereinafter acquired, that is affixed to, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Credit Parties and their Subsidiaries, as the context requires.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Swap Agreement” means any Swap Agreement (other than any Swap Agreement hedging reasonably anticipated production from Oil and Gas Properties) governing the purchase or sale, or future purchase or future sale, of fuel, power, steam, natural gas and Environmental Products, in each case, (a) with respect to purchases or future purchases, for use in the ordinary course of operations and (b) with respect to sales or future sales, made in the ordinary course of operations.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or other similar Taxes, arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment request by a Credit Party pursuant to Section 3.06(b) hereto).

“Outstanding Amount” means (a) with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Paid in Full” or “Payment in Full” means (a) the payment in full in cash of all outstanding Loans and L/C Obligations, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Administrative Agent of collateral in the form of a cash deposit, or at the discretion of Administrative Agent, a backup standby letter of credit satisfactory to Administrative Agent and L/C Issuer, in an amount equal to 103% of the outstanding L/C Obligations as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees owing under the Loan Documents, (d) the payment in full in cash of all reimbursable expenses and other Obligations (other than contingent obligations and indemnification obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination or expiration of all Commitments, and (f) the termination of all Secured Swap Agreements with all amounts then due and payable thereunder having been paid in full in cash (or entering into other arrangements satisfactory to the Secured Swap Provider).

“parent” has the meaning assigned to such term in the definition of “subsidiary”.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c)(i).

“Payment Date” means (a) in respect of each Base Rate Loan, the first day of each and every calendar quarter during the term of this Agreement, upon prepayment of such Loan and the Termination Date, (b) in respect of each Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan (or the day that is three (3) months after the first day of such Interest Period if such Interest Period has a length of more than three (3) months), upon prepayment of such Loan and the Termination Date, and (c) in respect of each Daily Simple SOFR Loan, the first day of each and every calendar month during the term of this Agreement, upon prepayment of such Loan, and the Termination Date.

“Payment Recipient” has the meaning assigned to such term in Section 9.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“PDP PV-10” means, as of any date, the PV-10 of all PDP Reserves, as determined in accordance with Section 1.09.

“PDP Reserves” means “proved developed producing reserves” as such term is defined by the SPE in its standards and guidelines.

“Periodic Determination” means a periodic determination of the Borrowing Base pursuant to Section 2.08(b).

“Periodic Determination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Periodic Determination becomes effective as provided in Section 2.08(d)(iv).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Lien” means Excepted Liens and any other Liens permitted under Section 7.03.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Debt of such Person; provided that (a) the principal amount thereof does not exceed the principal amount of the Debt so modified, refinanced, refunded, renewed, replaced or extended (the “Refinanced Debt”) except by an amount equal to any accrued and unpaid interest and any reasonable and customary expenses incurred in connection with any such modification, refinancing, refunding, renewal, replacement or extension that are rolled into the resulting principal amount; (b) such modification, refinancing, refunding, renewal, replacement or extension (the “Refinancing Debt”) has a final maturity date equal to or later than the final maturity date of, and (other than with respect to any modification, refinancing, refunding, renewal, replacement or extension of the Term Loan Facility) has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being modified, refinanced, refunded, renewed, replaced or extended (measured without giving effect to any prepayments that are permitted hereunder); (c) such modification, refinancing, refunding, renewal, replacement or extension shall not be subject to terms (taken as a whole) that are materially less favorable to the Credit Parties and the Lenders than the terms of the Debt so modified, refinanced, refunded, renewed, replaced or extended (unless the Credit Parties offer to amend this Agreement to incorporate such terms (and execute an amendment giving effect to such terms)); (d) such modification, refinancing, refunding, renewal, replacement or extension shall not be guaranteed by, or encumber the Property of, any Person other than Persons who guarantee, or whose assets are encumbered by, the Debt so modified, refinanced, refunded, renewed, replaced or extended (unless the Credit Parties cause any such incremental guarantee to be made for the benefit of, or any such incremental encumbrance to secure, the Obligations), (e) no Default or Event of Default shall have occurred and be continuing at the time thereof or as a result of such modification, refinancing, refunding, renewal, replacement or extension, (f) such modification, refinancing, refunding, renewal, replacement or extension shall not contain any mandatory prepayment or redemption provisions providing for payments prior to ninety-one (91) days after the Maturity Date (other than (A) customary change of control offer provisions, (B) asset sale, casualty and condemnation event provisions, to the extent (i) such provisions in this clause (B) first permit, at the option of the Borrower, Payment in Full (or permit at the option of the Borrower the net proceeds to be applied first to the prepayment of the Obligations) prior to the prepayment of any such Debt and only require such prepayments of such Debt to be made to the extent such prepayments are expressly permitted to be made pursuant to the terms of this Agreement or (ii) in the case of any modification, refinancing, refunding, renewal, replacement or extension of the Term Loan Facility, during the existence of a Borrowing Base Deficiency or the continuance of an Event of Default, such provisions in this clause (B) provide for a prepayment of the Obligations and the Cash Collateralization of L/C Obligations with the applicable net proceeds prior to the prepayment of the applicable Term Loan Obligations and (C) other mandatory prepayments to the extent such mandatory prepayments expressly require any amounts to be applied first to the prepayment of the Obligations and the Cash Collateralization of L/C Obligations prior to the repayment of any such Debt during the existence of a Borrowing Base Deficiency or the continuance of an Event of Default), (g) such modification, refinancing, refunding, renewal, replacement or extension does not include additional financial maintenance covenants not included in this Agreement or financial maintenance covenants that are more restrictive than the financial maintenance covenants under this Agreement (unless the Credit Parties offer to amend this Agreement to incorporate such financial covenants (and execute an amendment giving effect to such terms)), (h) such Refinancing Debt (and any guarantees thereof) is subordinated in right of payment and in priority of liens to the Obligations to at least the same extent (if any) as the Refinanced Debt was and shall be unsecured if the Refinanced Debt was unsecured, (i) the terms of the Refinancing Debt do not prohibit the prepayment or repayment of the Obligations in a manner more restrictive than the Term Loan Credit Documents as in effect immediately prior to such modification, refinancing, refunding, renewal, replacement or extension and (j) such Refinancing Debt shall be subject to the Intercreditor Agreement or shall be unsecured.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan), as defined in section 3(3) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any other Credit Party or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by any Credit Party or an ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by section 3(42) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the Effective Date.

“Primary Operating Area” means the state of California.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means the principal office of Administrative Agent, presently located at the first address set forth in Section 10.01(a)(ii).

“Prohibited Term Loan Modification Event” means the occurrence of any of the following: (a) any amendment or modification to any of the terms governing the Term Loan Credit Agreement (1) if the effect of such amendment or modification is that the Credit Parties would not be able to incur the Term Loan Obligations in accordance with Section 7.02(i); (b) any amendment or modification to any of the terms governing the Term Loan Credit Agreement (1) to add, increase or change to earlier dates scheduled principal payments unless, (solely during the existence of a Borrowing Base Deficiency or the continuance of an Event of Default), such added, increased or earlier scheduled principal payments would be applied to prepay the Obligations and Cash Collateralize L/C Obligations prior to the prepayment of the applicable Term Loan Obligations or (2) to add or make more restrictive on the Credit Parties and the Subsidiaries the covenants, events of default and guarantees in the Term Loan Credit Agreement than the terms of this Agreement or to add or make more restrictive mandatory prepayments than the terms of such Term Loan Credit Agreement or Permitted Refinancing thereof (as in effect at the time of such amendment or modification) (unless the Credit Parties (x) offer to amend this Agreement to incorporate such more restrictive financial covenant, covenants, guarantees and events of default (and execute an amendment giving effect to such terms) or (y) the added or more restrictive mandatory prepayment provides, solely during the existence of a Borrowing Base Deficiency or the continuance of an Event of Default, for a prepayment of the Obligations prior to the prepayment of the applicable Term Loan Obligations) or (c) any increase in the all-in yield (whether through the “Applicable Margin” or any other component of yield but excluding increases of no more than 2.00% per annum resulting from the accrual of interest at the default rate) resulting in the all-in yield exceeding Term SOFR (or any functionally equivalent term) plus 13.50% per annum.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including without limitation, Intellectual Property, cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person.

“Proposed Borrowing Base” has the meaning set forth in Section 2.08(d)(i).

“Proposed Borrowing Base Notice” has the meaning set forth in Section 2.08(d)(ii).

“Proved Oil and Gas Properties” means Hydrocarbon Interests to which Proved Reserves are attributed. References herein to the “total value” of any Proved Oil and Gas Property refer to the present value of the Proved Reserves that are attributed to such Oil and Gas Property in the then most recent Reserve Report.

“Proved Reserves” means, collectively, “proved reserves,” “proved developed producing reserves,” “proved developed non-producing reserves” (consisting of proved developed shut-in reserves and proved developed behind pipe reserves), and “proved undeveloped reserves,” as such terms are defined by the SPE in its standards and guidelines.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business; provided, however, that such Debt is incurred no later than one hundred and twenty (120) days after such acquisition or the completion of such construction or improvement.

“PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10.00%) per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interest in such Oil and Gas Properties from the date of such determination during the remaining expected economic lives of such Oil and Gas Properties, as determined in accordance with Section 1.09.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 10.19.

“Qualified ECP Counterparty” means, in respect of any Swap Agreement, each Guarantor that (a) has total assets exceeding $10,000,000 at the time any guarantee of obligations under such Swap Agreement or grant of the relevant security interest to secure such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating Category” means, (a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the corporate family rating of the Borrower by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the corporate family rating of the Borrower has decreased by one or more gradations, gradations within Rating Categories, namely + or—for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“RBL Bank” means a commercial bank that is in the business of entering into commercial banking reserve-based revolving credit facilities for oil and gas secured loan transactions and that is not an Affiliate of the Borrower.

“RCRA” has the meaning assigned to such term in the definition of “Environmental Laws”.

“Recipient” means Administrative Agent, L/C Issuer, or any Lender, as applicable.

“Recognized Value” means the value determined by the Lenders attributed to the Oil and Gas Properties of Borrower and its Subsidiaries from the most recent Periodic Determination or Special Determination, as the case may be, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties and the other standards specified in Section 2.08(a).

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Periodic Determination or any Special Determination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.08(d)(iv).

“Register” has the meaning assigned to such term in Section 10.04(b)(iii).

“Regulation T” means Regulation T of the Board, as the same may be amended, supplemented or replaced from time to time.

“Regulation U” means Regulation U of the Board, as the same may be amended, supplemented or replaced from time to time.

“Regulation X” means Regulation X of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower or any other Credit Party to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing. The term “Released” has a correlative meaning thereto.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 6.09(a).

“Replacement Material Contract” means, in respect of any Material Contract, any contract or agreement that (a) is entered into by any Credit Party or any Subsidiary in replacement of such Material Contract and (b) has economic and other terms which, taken as a whole, are not materially less favorable to the (i) Credit Parties or (ii) the Administrative Agent and the Lenders, in each case, as the Material Contract being replaced.

“Required Lenders” means, as of any date of determination, Lenders holding at least 66 2/3% of the sum of the (a) the Revolving Credit Exposure of all Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Revolving Credit Exposure of all Lenders held or deemed held by, any Defaulting Lender or any Crossover Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Reserve Value” means 90% of the Recognized Value of all Proved Oil and Gas Properties evaluated in the most recently-delivered Reserve Report.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that any reserve report substantially in the form of the Initial Reserve Report shall be deemed to be reasonably acceptable), setting forth, as of each December 31st, March 31st, June 30th or September 30th, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in any Credit Party or any of their Subsidiaries, (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any Credit Party or any of their Subsidiaries, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of any Credit Party now or hereafter outstanding and (d) any payment by any Credit Party or any of their Subsidiaries for any advisory, consulting, management or similar services provided by or payable to any Affiliate of a Credit Party.

“Revolving Credit Availability” means, as of any date, the difference between (a) an amount equal to the Aggregate Commitments on such date less (b) the aggregate Revolving Credit Exposure of the Lenders on such date.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount of such Lender’s Loans and such Lender’s participation in L/C Obligations at such time.

“Rights of Way” means valid and subsisting material recorded fee deeds, leases, consents, fee ownership, easements, rights of way, servitudes, permits, licenses, other real property rights or other instruments and agreements, as the case may be, covering any applicable Gathering Systems and any other Midstream Properties, as applicable.

“Rolling Period” means, with respect to any fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws (as of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any sanctions, including (a) any Person listed in any Sanctions Law-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State, U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions Laws” means laws, regulations, rules, and orders relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, or (c) any Governmental Authority with jurisdiction over any party to this Agreement.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Agreement” means those certain agreements entered into from time to time between (x) any Credit Party and (y) a Secured Cash Management Provider in connection with any Cash Management Services.

“Secured Cash Management Provider” means, with respect to any agreement related to Cash Management Services, a Lender, an Affiliate of a Lender, Administrative Agent or an Affiliate of Administrative Agent who is the counterparty to any such agreement related to Cash Management Services.

“Secured Swap Agreement” means a Swap Agreement between (x) any Credit Party and (y) a Secured Swap Provider and any Existing Swap between (x) any Credit Party and (y) a Secured Swap Provider.

“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement with a Credit Party on the Closing Date, (b) any Person that is a Lender or an Affiliate of a Lender at the time that it enters into any such Swap Agreement with a Credit Party and (c) any Person that is a Lender or an Affiliate of a Lender after the time that it enters into any such Swap Agreement with a Credit Party; provided that any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Secured Swap Provider with respect to any Swap Agreement or Hedging Transaction that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, L/C Issuer, the Lenders, each Secured Cash Management Provider, each Secured Swap Provider, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Instruments, and “Secured Party” means any of them individually.

“Securities Account” has the meaning assigned to such term in Article 8 of the UCC.

“Security Agreement” means a Pledge and Security Agreement, dated as of the date of this Agreement, among the Borrower, the other Grantors from time to time party thereto and the Administrative Agent in substantially the form of Exhibit E (or otherwise in form and substance satisfactory to the Administrative Agent), as the same may be amended, modified, supplemented or restated from time to time.

“Security Instruments” means the Mortgages, the Security Agreement, the Account Control Agreements, UCC financing statements and other agreements, instruments or certificates described or referred to in Exhibit D, and any and all other Mortgages, UCC financing statements, agreements or instruments, now or hereafter executed and delivered by, the Borrower, any Guarantor, or any other Person (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) to guarantee or provide security for the payment or performance of the Obligations, the Notes or this Agreement, in each case, as such agreements or instruments may be amended, modified, supplemented or restated from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solar Power Purchase Agreement” means the Solar Power Purchase Agreement, dated as of December 12, 2022 between Berry Petroleum Company, LLC, a Delaware limited liability company and Berry Hill Solar LLC, a Nevada limited liability company, as in effect on the date hereof.

“SPE” means the Society of Petroleum Engineers.

“Special Determination” has the meaning set forth in Section 2.08(c).

“Specified Acquisition” means any proposed acquisition by any Credit Party of Proved Oil and Gas Properties (or of 100% of the Equity Interests in a Person that owns Proved Oil and Gas Properties) expressly permitted under this Agreement for which a binding and enforceable purchase and sale agreement has been signed by a Credit Party.

“Specified C&J Component” means the product of (a) three (3) and (b) Specified C&J EBITDAX.

“Specified C&J EBITDAX” means Consolidated EBITDAX for the Rolling Period most recently ended minus Consolidated EBITDAX for such Rolling Period that is attributable to (a) any Person other than a Specified C&J Entity and/or (b) PDP Reserves; provided that for purposes of calculating Specified C&J EBITDAX, the caps on the aggregate amounts added-back or deducted to Specified C&J EBITDAX, as applicable, pursuant to clause (a)(vi)(B), clause (a)(vii) and clause (b)(i) of the definition of “Consolidated EBITDAX” shall be recalculated to equal the product of (x) the ratio of Specified C&J EBITDAX to Consolidated EBITDAX for such Rolling Period and (y) the cap then-applicable to Consolidated EBITDAX for such Rolling Period.

“Specified C&J Entity” means each of (a) CJ Berry Well Services Management, LLC, a Delaware limited liability company, and (b) C&J Well Services, LLC, a Delaware limited liability company.

“Specified Capital Expenditure Reallocation” means with respect to the most recently delivered Capital Expenditure Schedule delivered in accordance with Section 6.01(e), a reallocation or series of reallocations of Growth Capital Expenditures, whether actual, projected or both, for the current fiscal year (a) which in the aggregate results in a reduction of twenty-five percent (25%) of the Growth Capital Expenditures allocated to the Primary Operating Area as set forth in such Capital Expenditure Schedule and (b) with respect to which the Internal Rate of Return on the Growth Project to which such Growth Capital Expenditures have been reallocated is not reasonably anticipated to equal or exceed twenty percent (20%).

“Specified Event of Default” means any Event of Default of the type described in Section 8.01(a), Section 8.01(b), Section 8.01(h), Section 8.01(i) or Section 8.01(j).

“Specified Property” means, collectively, those Oil and Gas Properties listed on Schedule 7.11, the Equity Interests in, and any Property of, any Specified C&J Entity and any midstream assets.

“Strip Price” means, as of any date of determination, the forward month prices as of such date of determination for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve months in such fifth year, as such prices are quoted, (a) with respect to any such production associated with Oil and Gas Properties in California, on ICE (Brent) and (b) with respect to any other such production, on the NYMEX (WTI), in each case as of the date of determination, without future escalation); provided that, if ICE or the NYMEX, as applicable, no longer provides such futures contract quotes or has ceased to operate, the Majority Lenders shall collectively use its good faith judgment to designate another nationally recognized commodities exchange to replace ICE or the NYMEX, as applicable for purposes of the references to ICE or the NYMEX, as applicable herein which in the Majority Lenders’ commercially reasonable opinion, subject to consultation with the Borrower, is the most comparable exchange to ICE or the NYMEX, as applicable at such time in respect of the relevant commodities being measured and consistent with the practices of other lenders making loans to companies in the oil and gas industry.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall refer to a Subsidiary of the Borrower, or any other Credit Party, as the context may require.

“Supported QFC” has the meaning assigned to such term in Section 10.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to (including, for the avoidance of doubt, on a physically settled basis), one or more rates, currencies, commodities, Environmental Products, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower, any other Credit Party, or any of their Subsidiaries shall be a Swap Agreement, and (b) no near term spot market sale of a commodity for actual physical delivery in the ordinary course of business based on a price determined by a rate quoted on an organized exchange for the location of physical delivery, shall be a Swap Agreement; provided, further that to the extent any applicable agreement permits a customary sale-back of a commodity in connection with a plant shutdown or other operational adjustments based on a price determined by a rate quoted on an organized exchange for the location of physical delivery, notwithstanding the foregoing clause (b), such applicable agreement shall constitute a Swap Agreement if so designated by the parties thereto. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Swap Agreement shall be a separate Swap Agreement for the purposes of this Agreement. Notwithstanding the foregoing, (1) solely for purposes of Section 7.16, the term “Swap Agreement” shall be deemed to exclude any purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither any Credit Party nor any of their Subsidiaries has any payment obligation other than premiums and charges, the total amount of which are fixed and known at the time such transaction is entered into and (2) solely for purposes of Sections 6.18 and 7.16, (i) with respect to physically settled Swap Agreements, the term “Swap Agreement” shall be deemed to only include physically settled Swap Agreements with a fixed price contract and (ii) the term “Swap Agreement” shall be deemed to exclude Environmental Products.

“Swap Obligations” means, with respect to any specified Person, the obligations of such Person under any Swap Agreements.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for U.S. federal income tax purposes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means any loan made under the Term Loan Credit Agreement.

“Term Loan Agent” means Breakwall Credit Management LLC and its successors and assigns permitted under the Term Loan Credit Documents.

“Term Loan Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of November 6, 2024, among the Borrower, the guarantors party thereto from time to time, the Term Loan Lenders and the Term Loan Agent, as amended, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement.

“Term Loan Credit Documents” means the “Loan Documents” or any functionally equivalent term under the Term Loan Credit Agreement.

“Term Loan Lenders” means the lenders party to the Term Loan Credit Agreement from time to time.

“Term Loan Obligations” means the “Indebtedness” or any functionally equivalent term under the Term Loan Credit Agreement.

“Term SOFR” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR

Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that, if Term SOFR as so determined in connection with a Term SOFR Loan would be less than the Floor, Term SOFR will be deemed to be the Floor in connection with such Term SOFR Loan, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided that, if Term SOFR as so determined in connection with a Base Rate Loan would be less than the Floor, Term SOFR will be deemed to be the Floor in connection with such Base Rate Loan.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Texas Capital Bank” means Texas Capital Bank, a Texas state bank, and its successors and assigns.

“Threshold Amount” means $20,000,000.

“Titled Collateral” means motor vehicles or other assets subject to certificates of title or ownership under a statute of any jurisdiction under the law of which an indication of a security interest on such certificate is required as a condition to perfect of a security interest in such vehicle or equipment.

“Total Debt” means, at any time, all Debt of the Borrower and its Consolidated Subsidiaries of the types described in clauses (a), (b) (but only to the extent such letters of credit, surety or other bonds and similar agreements have been drawn and not reimbursed within one (1) Business Day after the date of such drawing), (c), (d)(i), (f) (to the extent such Liens secure Debt of the type described in clauses (a), (b) and (d)(i) of the definition of “Debt”) and (h) (to the extent such guarantee is of Debt of the type described in clauses (a), (b) and (d)(i) of the definition of “Debt”) of the definition of “Debt”.

“Total Net Debt” means, at any time, (a) Total Debt less (b) Unrestricted Cash and Unrestricted Cash Equivalents; provided, that, for purposes of determining “Total Net Debt” in connection with any determination of Consolidated Total Net Leverage Ratio, clause (b) shall not exceed $35,000,000.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans hereunder, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Instruments, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations pursuant to the Guaranty by such Guarantor and the grant by such Guarantor of Liens on the Collateral pursuant to the Security Instruments, (c) the borrowing of loans under the Term Loan Credit Agreement and (d) the payment in full of the obligations under the Existing Notes, the Existing C&J Credit Agreement and the Existing RBL Credit Agreement, and the release of liens under such documents.

“Transaction Expenses” means, upfront, legal, professional and advisory fees paid by the Credit Parties (whether or not incurred by the Credit Parties) in connection with the negotiation and execution, delivery and performance of the Credit Parties’ obligations under the Transactions, this Agreement and the Loan Documents.

“Transferred Guarantor” has the meaning assigned to such term in Section 11.09.

“Type” means, with respect to a Loan, refers to whether such Loan is a Base Rate Loan or a Term SOFR Loan, and, with respect to a Borrowing, refers to whether such Borrowing is a Base Rate Borrowing or a Term SOFR Borrowing.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s or any other Secured Party’s Lien on any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unreimbursed Amount” has the meaning set forth in Section 2.02(c)(i).

“Unrestricted Cash” means the aggregate cash balance maintained by the Borrower and its Consolidated Subsidiaries held in deposit accounts that are in each case subject to Liens in favor of the Collateral Agent and to an Account Control Agreement and that is otherwise unrestricted (other than any restriction permitted under Section 7.03(f)).

“Unrestricted Cash Equivalents” means the aggregate Cash Equivalents maintained by the Borrower and its Consolidated Subsidiaries subject to perfected Liens in favor of the Collateral Agent and that are otherwise unrestricted (other than any restriction permitted under Section 7.03(f)).

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any person that is a “United States person” as defined in section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.04(g)(ii)(B)(3).

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Term SOFR Loan” or a “Term SOFR Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth in the Loan Documents); provided that, subject to the restrictions on amendments of the Term Loan Credit Agreement set forth herein, with respect to terms used herein that have the meanings ascribed to them in the Term Loan Credit Agreement or any functionally equivalent term, such terms shall have the meaning ascribed to them on the date hereof, (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to amounts “deposited” into or “on deposit” in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent, for the benefit of the Secured Parties as there is no intention to subordinate the Liens granted in favor of the Collateral Agent, for the benefit of the Secured Parties. The words “indebtedness for borrowed money”, “Debt for borrowed money” or any other reference to obligations incurred in respect of borrowed money, shall be deemed to describe, inter alia, the type of “Debt” described in clause (a) of the definition thereof. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a consistent basis except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 6.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 7.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. In the event that any Accounting Changes shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then at the Borrower’s or the Administrative Agent’s request, the Administrative Agent, the Lenders and the Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the application of this Agreement to the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Notwithstanding anything to the contrary contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Credit Parties at “fair value”, as defined therein and (ii) any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof; and (b) all obligations of any Person that are or would have been treated as operating leases for purposed of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any Loan Document notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.

Section 1.06 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including the selection of such rate and any related spread or other adjustment or whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Credit Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08 Pro Forma Calculations. The parties hereto acknowledge and agree that for any transaction permitted hereunder that (a) requires pro forma compliance with the financial covenants set forth in Section 7.01 and (b) occurs prior to the date on which the compliance certificate required by Section 6.01(c) for the period ending September 30, 2024 has been delivered, such financial covenants shall be tested by giving pro forma effect to such transaction as if such transaction had occurred on the last day of the most recently ended four (4) consecutive fiscal quarter period for which financial statements have been delivered pursuant to Section 4.01(i), Section 6.01(a) or Section 6.01(b).

Section 1.09 Calculations of PV-10 and PDP PV-10. Notwithstanding anything to the contrary contained herein:

(a) for all calculations PV-10 and PDP PV-10 Value hereunder:

(i) appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of such Oil and Gas Properties (including any contractually specified cost increases or escalators and any expenses incurred after the end of the expected economic lives of such Oil and Gas Properties), applicable escrow and similar deposits or any other expenses in respect of such Oil and Gas Properties in respect of such Oil and Gas Properties,

(ii) appropriate deductions shall be made for the benefits associated with PDP Reserves constituting Oil and Gas Properties of the Credit Parties for which reasonably satisfactory title information as determined by the Administrative Agent has not been provided to the Administrative Agent on at least 90% of the cash flows attributable to such PDP Reserves in a manner consistent with Section 6.12(c),

(iii) the pricing assumptions used in determining PV-10 and PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price as described in clause (d) below, to reflect the Credit Parties’ commodity Swap Agreements with Approved Counterparties then in effect so that the expected cash flows with respect to such Swap Agreements are included in the determination of PV-10 and PDP PV-10, without duplication with the cash flows from the production subject to such Swap Agreements (it being understood that (A) deferred premiums in respect of such Swap Agreements shall be deducted from such expected cash flows and (B) the adjustments for such Swap Agreements will be separately identified and reported on in form and substance satisfactory to the Administrative Agent),

(iv) the cash flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations,

(v) the methodology applied towards any such calculation shall be consistent with the methodology applied in the Initial Reserve Report; and

(vi) each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves;

(b) any such calculation, other than any calculation made as of the last day of any fiscal quarter with respect to clause (i) and clause (iii) below, shall be calculated on a pro forma basis for (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any “proved undeveloped reserves” becoming “proved developed reserves”) and (iii) any Disposition or acquisition of Oil and Gas Properties of the Credit Parties constituting PDP Reserves, in each case, occurring or consummated by the Credit Parties following the “as of” date of the Reserve Report most recently delivered by the issuer pursuant to Section 6.11 (provided that, in the case of clause (ii) and Dispositions or acquisitions under clause (iii) above, the Required Lenders shall have received, and such update shall be based on, updated reserve engineering projections, reasonably acceptable to the Required Lenders, evaluating the PDP Reserves attributable to the Oil and Gas Properties subject thereto (“Specified Reserve Updates”)) but prior to the date on which PV-10 or PDP PV-10 is being calculated;

(c) [reserved]; and

(d) (i) any calculation of PV-10 and/or PDP PV-10 on any date (other than any December 31st, March 31st, June 30th or September 30th) shall be made using (x) the information set forth in the Reserve Report most recently delivered hereunder and with an “as of” date that is such date of determination and (y) a Strip Price determined as the average Strip Price for the period starting on the date that is five (5) Business Days prior to such date of determination and ending on the date of determination and (ii) any calculation of PV-10 and/or PDP PV-10 on December 31st, March 31st, June 30th or September 30th of any year shall be made using (x) the information set forth in the Reserve Report with an “as of” date that is the same as such date and shall be based on reserve categories of the Oil and Gas Properties on such date, and (y) a Strip Price determined as the average Strip Price for the period starting on the date that is five (5) Business Days prior to such date of determination and ending on the date of determination.

Section 1.10 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.12 Timing of Payment and Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.13 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make one or more revolving credit loans (each such loan, a “Loan”) to Borrower from time to time from the Effective Date until the Maturity Date, provided that (a) the Revolving Credit Exposure of such Lender shall not exceed such Lender’s Commitment and (b) the Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Loans hereunder.

(b) Borrowing Procedure. Each Borrowing, each conversion of a Borrowing from one Type to the other, and each continuation of a Term SOFR Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (Dallas, Texas time) three U.S. Government Securities Business Days prior to the requested date of any Term SOFR Borrowing and on the requested date of any Base Rate Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.01(b) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of a Term SOFR Borrowing shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.02(c) and Section 2.03(c), each Borrowing of or conversion to a Base Rate Borrowing shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; provided that a Base Rate Borrowing may be in an amount equal to the Revolving Credit Availability. Each Borrowing Request (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Borrowings from one Type to the other, or a continuation of Borrowings, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Borrowings to be borrowed, converted or continued, (iv) the Type of Borrowings to be borrowed or to which existing Borrowings are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposure of the Lenders (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposure of the Lenders (giving effect to the requested Borrowing). If Borrower fails to specify a Type of Borrowing in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Borrowings shall be made as, or converted to, Base Rate Borrowings. Any such automatic conversion to Base Rate Borrowings shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Borrowings. If Borrower requests a Borrowing of, conversion to, or continuation of a Term SOFR Borrowing in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, as of the Effective Date, the only Type of Borrowings available to Borrower are Term SOFR Borrowings and Base Rate Borrowings.

(c) Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowings, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Borrowings as described in Section 2.01(b). In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Article IV, Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(d) Continuations and Conversions. Except as otherwise provided herein, a Term SOFR Borrowing may be continued or converted only on the last day of an Interest Period for such Term SOFR Borrowing. During the existence of an Event of Default, (i) no Loans may be requested as, converted to or continued as Term SOFR Borrowings without the consent of the Majority Lenders and (ii) unless repaid, each Term SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(e) Notifications. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Term SOFR Borrowings upon determination of such interest rate.

(f) Interest Periods. After giving effect to all Borrowings, all conversions of Borrowings from one Type to the other, and all continuations of Borrowings as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Term SOFR Borrowings.

Section 2.02 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the period from the Effective Date until the Letter of Credit Expiration Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.02(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension unless the Majority Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date.

(iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C) the Letter of Credit is to be denominated in a currency other than Dollars;

(D) any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Defaulting Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 10.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(E) the applicable conditions set forth in Section 4.02 are not satisfied; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) L/C Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a

Responsible Officer of Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by L/C Issuer, by personal delivery or by any other means acceptable to L/C Issuer. Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposure of the Lenders (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposure of the Lenders (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and (I) such other matters as L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, L/C Issuer may, in its sole discretion, agree to issue an Auto-Extension Letter of Credit;

provided that any such Auto-Extension Letter of Credit must permit L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that L/C Issuer shall not permit any such extension (and the terms of the Auto-Extension Letter of Credit may permit L/C Issuer to refuse to extend such Letter of Credit) if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.02(a) or otherwise), or (B) L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the Revolving Credit Availability and the applicable conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.02(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Principal Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Loan (or, if the applicable conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request) are not satisfied, an L/C Borrowing as further described in clause (iii) below) to Borrower in such amount. Administrative Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the applicable conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request) cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate. In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans (but not its obligation to fund its Applicable Percentage of L/C Advances) pursuant to this Section 2.02(c) is subject to the applicable conditions set forth in Section 4.02 (other than delivery by Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned under any of the circumstances described in Section 10.05(b) (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of Borrower or any waiver by L/C Issuer which does not in fact materially prejudice Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct on the part of such Person as found in a final and non-appealable decision of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of, and none of L/C Issuer, Administrative Agent, or any Lender or any of their respective Related Parties shall have any liability for, the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were directly caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit as found in a final and non-appealable decision of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade-International Financial Services Association (BAFT IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such Law or practice.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Revolving Credit Exposure in connection with L/C Obligations and payable on a quarterly basis in arrears; provided that in no event shall such fee be less than $500 during any quarter. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of L/C Issuer against such Subsidiary, Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit and irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.03 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of Administrative Agent, or L/C Issuer or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all Taxes (except as otherwise permitted pursuant to Section 3.04 of this Agreement) at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest required under the Loan Documents shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Borrowing. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c) Payments by Borrower; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of L/C Issuer or the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to L/C Issuer or the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of L/C Issuer and the applicable Lenders, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to L/C Issuer or such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.04 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business; provided that, such Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes and payable to such Lender in a principal amount equal to its Maximum Credit Amount then in effect. The Credit Extensions made by L/C Issuer shall be evidenced by one or more accounts or records maintained by L/C Issuer and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent, L/C Issuer, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and, with respect to Letters of Credit issued for the account of a Subsidiary, such Subsidiary and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by L/C Issuer, or any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.05 Cash Collateral.

(a) Certain Credit Support Events. If (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 8.02 or Section 8.03, or (iv) there shall exist a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Administrative Agent or L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 10.24(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If Borrower is required to pay Administrative Agent any excess attributable to L/C Obligations pursuant to Section 2.08(e), then Borrower shall provide Cash Collateral in an amount not less than 103% of the amount of such excess as provided in Section 2.08(e).

(b) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral and each Deposit Account in which such Cash Collateral is deposited, and in all proceeds of the foregoing (including all interest accruing thereon, if any), all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.05(c). If at any time Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing Deposit Accounts at Texas Capital Bank. Borrower shall pay from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral in accordance with Texas Capital Bank’s applicable account documentation.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.05 or Section 2.02, 8.02 or 10.24 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.04(b)(v)) or (ii) the determination by Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.06 Interest; Payment Terms.

(a) Loans – Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of each Borrowing of the Loans shall, subject to the following sentence and Section 2.06(e), bear interest at the Applicable Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions hereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Loans shall be payable on each Payment Date and on the Termination Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.06(e) shall be payable on demand. The then Outstanding Amount of the Loans and all accrued but unpaid interest thereon shall be due and payable on the Termination Date. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder by Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Notes from time to time by Lenders or otherwise noted in Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b) Computation Period. Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate or to the extent such Loan bears interest based upon the Base Rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(d) Partial or Incomplete Payments. Subject to Section 8.02(c), if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or L/C Borrowings, as applicable, then due to such parties. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

(e) Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, (i) if an Event of Default is continuing pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(h), Section 8.01(i) or Section 8.01(j), then automatically and without any further action or (ii) if an Event of Default is continuing other than an Event of Default specified in Section 2.06(e)(i), then upon the election of the Majority Lenders and notice to Borrower, in each case, (A) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate and (B) interest shall accrue on all other outstanding Obligations at the Default Interest Rate, and, in each case, such accrued interest shall be immediately due and payable. All such interest shall continue to accrue on the Obligations after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law. Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.07 Voluntary Termination or Reduction of Aggregate Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate Elected Commitment Amounts; Prepayments.

(a) Scheduled Termination of Commitments; Voluntary Termination or Reduction of Aggregate Maximum Credit Amounts. Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction. Borrower may, upon written notice to Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Aggregate Maximum Credit Amounts; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. (Dallas, Texas time) three (3) U.S. Government Securities Business Days prior to the date of termination or reduction (or such later date and/or time as the Administrative Agent may agree in its sole discretion), (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Lenders would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Maximum Credit Amounts, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Aggregate Maximum Credit Amounts. Any reduction of the Aggregate Maximum Credit Amounts shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination or reduction of the Aggregate Maximum Credit Amounts shall be paid on the effective date of such termination or reduction. Each notice delivered by Borrower pursuant to this Section 2.07(a) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by Borrower may state that such notice is conditioned upon the occurrence of one or more specified events (including the effectiveness of other credit facilities), in which case such notice may be revoked by Borrower (by at least one (1) Business Days’ notice to Administrative Agent on or prior to the specified effective date (or such later time as the Administrative Agent may agree in its sole discretion)) if such specified event(s) do not occur. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.

(b) Increases, Reductions and Termination of Aggregate Elected Commitment Amounts.

(i) Subject to the conditions set forth in Section 2.07(b)(ii), Borrower may from time to time increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or by causing a Person that is acceptable to Administrative Agent (such acceptance not to be unreasonably withheld) that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be Borrower, an Affiliate of Borrower or a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(ii) Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A) such increase shall not be less than $5,000,000 (or, in the event such increase would otherwise exceed the Aggregate Maximum Credit Amounts, such lesser amount that would constitute the Aggregate Elected Commitment Amounts being equal to the Aggregate Maximum Credit Amounts) unless (1) Administrative Agent otherwise consents, or (2) prior to giving effect to such increase, the Borrowing Base exceeds the Aggregate Elected Commitment Amounts by less than $5,000,000 and after giving effect to such increase, the Aggregate Elected Commitment Amounts will equal the Borrowing Base, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the Borrowing Base then in effect;

(B) following any Periodic Determination Date, Borrower may not increase the Aggregate Elected Commitment Amounts more than twice before the next Periodic Determination Date (for the sake of clarity, all increases in the Aggregate Elected Commitment Amounts effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amounts for purposes of this Section 2.07(b)(ii)(B));

(C) no Event of Default shall have occurred and be continuing on the effective date of such increase;

(D) to the extent that there are any Borrowings outstanding under the then-current Benchmark, the effective date of such increase shall be, at the option of Borrower, either (x) the last day of the Interest Period in respect of such Borrowings or (y) such earlier date selected by Borrower; provided that, with respect to this clause (y), Borrower shall (to the extent requested in writing by any applicable Lender) pay any compensation required by Section 3.05;

(E) no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F) if Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, Borrower and such Lender shall execute and deliver to Administrative Agent a certificate substantially in the form of Exhibit J (an “Elected Commitment Increase Certificate”); and

(G) if Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then Borrower, such Additional Lender and L/C Issuer shall execute and deliver to Administrative Agent a certificate substantially in the form of Exhibit K (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), and Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between Borrower and the Additional Lender, and, to the extent applicable and agreed to by Borrower, Administrative Agent.

(iii) Subject to (A) acceptance and recording thereof pursuant to Section 2.07(b)(iv) and (B) Section 2.07(b)(ii)(D), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate: (1) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (2) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Elected Commitment Amounts (and the resulting modifications of each Lender’s Maximum Credit Amount pursuant to Section 2.07(b)(v)).

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by Borrower, the Lender, and L/C Issuer or by Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.07(b)(ii), if any, the Administrative Questionnaire referred to in Section 2.07(b)(ii), if applicable, and the break funding payments from Borrower, if any, required by Section 3.05, if applicable, Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by Administrative Agent pursuant to Section 10.04(b)(iii). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.07(b)(iv).

(v) Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.07(b), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi) Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (unless Administrative Agent otherwise consents) and (B) Borrower shall not reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07(d), the total Revolving Credit Exposure of the Lenders would exceed the Aggregate Elected Commitment Amounts as reduced.

(vii) Borrower shall notify Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.07(b)(vi) at least three Business Days (or such shorter time as Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07(b)(vii) shall be irrevocable; provided that a notice of termination or reduction of the Aggregate Elected Commitment Amounts delivered by Borrower may state that such notice is conditioned upon the occurrence of one or more specified events (including the effectiveness of other credit facilities), in which case such notice may be revoked by Borrower (by at least one (1) Business Days’ notice to Administrative Agent on or prior to the specified effective date (or such later time as the Administrative Agent may agree in its sole discretion)) if such specified event(s) do not occur. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated, except pursuant to Section 2.07(b)(i). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts).

(ix) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) Borrower elects to increase the Aggregate Elected Commitment Amounts and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amounts shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by Borrower (subject to the limitations set forth in Section 2.07(b)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate or that Borrower pay any amounts under Section 3.05, and Annex I shall be deemed amended to reflect such amendments to each such Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts. Administrative Agent shall promptly record the information regarding such increases in the Register required to be maintained by Administrative Agent pursuant to Section 10.04(b)(iii).

(c) Voluntary Prepayments. Subject to the conditions set forth below in this clause (c) and clause (e) of this Section 2.07, Borrower shall have the right, at any time and from time to time upon at least three (3) U.S. Government Securities Business Days prior to the applicable date of prepayment with respect to Term SOFR Loans and not later than 11:00 a.m. (Dallas, Texas time) on the applicable date of prepayment with respect to Base Rate Loans, to provide written notice to Administrative Agent to prepay the principal of the Loans in full or in part, without premium or penalty except as provided in Section 3.05. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Maximum Credit Amounts as contemplated by Section 2.07(a) or a termination or reduction of the Aggregate Elected Commitment Amounts pursuant to Section 2.07(b)(vii), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(a).

(d) Mandatory Prepayments.

(i) Except as provided in Section 2.08(e) or Section 2.07(d)(ii) below, if at any time the Revolving Credit Exposure of the Lenders exceeds the Aggregate Commitments then in effect, including as a result of any termination of the Aggregate Commitments pursuant to Section 2.01(a) or termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.07(a) or any termination or reduction in the Aggregate Elected Commitment Amounts pursuant to Section 2.07(b)(vi), then Borrower shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of the Lenders, and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.07(d) unless after the prepayment in full of the Loans the Revolving Credit Exposure of the Lenders exceeds the Aggregate Commitments then in effect.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.08(g), if a Borrowing Base Deficiency shall result therefrom, then Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if a Borrowing Base Deficiency remains after prepaying all of the Loans as a result of outstanding L/C Obligations, Cash Collateralize L/C Obligations in an amount equal to such Borrowing Base Deficiency. Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on or prior to the first Business Day succeeding the date it or any of its Subsidiaries receives cash proceeds as a result of the applicable Disposition or Borrowing Base Hedge Liquidation.

(iii) If, at the end of the last Business Day of any calendar month, the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold, then Borrower shall, within three (3) Business Days after such date, prepay the Loans in an aggregate principal amount equal to the lesser of (A) the amount of such excess and (B) the unpaid principal balance of the Loans.

(iv) Promptly following the incurrence of any Debt by Borrower or any of its Subsidiaries (other than Debt permitted under Section 7.02), Borrower shall prepay the Loans in an aggregate amount equal to the lesser of (A) one hundred percent (100%) of the net cash proceeds received in respect of such Debt and (B) the then outstanding principal balance of the Loans. Nothing in this paragraph is intended to permit Borrower or any Subsidiary to incur Debt other than as permitted under Section 7.02.

(v) If Borrower elects to prepay the Loans to remedy a Borrowing Base Deficiency in accordance with Section 2.08(e), Borrower shall make such prepayments in accordance with such election and Section 2.08(e)(ii)(A).

(vi) If a Change in Control shall have occurred, the Borrower shall, on the date of occurrence of such Change in Control, prepay the outstanding principal amount of the Loans in full.

(vii) Each prepayment required by this Section 2.07(d) shall be applied, first, to any Base Rate Borrowings then outstanding, and, second, to any Term SOFR Borrowings then outstanding, and if more than one (1) Term SOFR Borrowing is then outstanding, to such Term SOFR Borrowings in such order as Borrower may direct or, if Borrower fails to so direct, as Administrative Agent shall elect.

(e) Payment of Interest. If there is a prepayment of all or any portion of the principal of the Loans on or before the Maturity Date, whether voluntary or mandatory or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.

Section 2.08 Borrowing Base.

(a) Borrowing Base Standards; Initial Borrowing Base.

(i) The Borrowing Base shall represent the approval in the sole discretion of the Required Lenders or all Lenders, as applicable, of Administrative Agent’s determination of the loan amount that may be supported by the Required Lenders’ or all Lenders’, as applicable, evaluation of the Proved Oil and Gas Properties of Borrower and its Subsidiaries. The determination of the Borrowing Base will be made in good faith and in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers including, without limitation, (i) an analysis of Engineering Reports with respect to all of the Proved Oil and Gas Properties of Borrower and its Subsidiaries, including the Mortgaged Properties, as is provided to the Lenders in accordance herewith, (ii) an analysis of the assets, liabilities, cash flow, business, Properties, prospects, management and ownership of Borrower and its Subsidiaries, (iii) Borrower’s and its Subsidiaries’ Hedging Transactions and the status (or lack thereof) of any provider of Hedging Transactions as an Approved Counterparty, and (iv) such other credit factors consistently applied as each Lender customarily considers in evaluating similar oil and gas credit facilities, including without limitation the status of title information or “pay” status with respect to the Proved Oil and Gas Properties (or portion of production therefrom) or any income from any other Property at any time as described in the Engineering Reports.

(ii) The Borrowing Base shall initially be $95,000,000 for the period from and including the Effective Date until the effective date of the next Periodic Determination or Special Determination, as the case may be, or until the Borrowing Base is otherwise adjusted in accordance with the terms of this Agreement.

(b) Periodic Determinations.

(i) The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.08(b), and subject to Section 2.08(d), such redetermined Borrowing Base shall become effective and applicable to Borrower, Administrative Agent, Lenders and L/C Issuer on May 1st and November 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing May 1, 2025. Upon receipt of each Reserve Report, Administrative Agent shall make a determination of the Borrowing Base which shall become effective upon approval by the Required Lenders or all Lenders in accordance with the procedures set forth in Section 2.08(d) and subsequent written notification from Administrative Agent to Borrower, and which, subject to the other provisions of this Agreement, shall be the Borrowing Base until the effective date of the next Periodic Determination or Special Determination, as the case may be, or until the Borrowing Base is otherwise adjusted in accordance with the terms of this Agreement. For purposes of this Agreement, the determination of the Borrowing Base on the Effective Date provided for herein shall be deemed and considered to be a Periodic Determination.

(ii) In the event that Borrower does not furnish to Administrative Agent a Reserve Report by the applicable date specified in Section 6.11(a), then Administrative Agent and the Required Lenders or all Lenders, as applicable, may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in accordance with Section 2.08(a) until Administrative Agent receives the relevant Reserve Report, whereupon Administrative Agent and the Required Lenders or all Lenders, as applicable, shall redetermine the Borrowing Base as otherwise specified in this Section 2.08.

(c) Special Determinations. In addition to Periodic Determinations, Borrower may, by notifying Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined not more than one (1) time between successive Periodic Determinations (except that Borrower may also elect the Borrowing Base to be redetermined in connection with an acquisition of Proved Oil and Gas Properties by any Subsidiary of Borrower with a fair market value in excess of ten percent (10%) of the Borrowing Base then in effect, which such elections shall not count towards the foregoing limitation on the number of such elections), and Administrative Agent may, at the direction of the Required Lenders, by notifying Borrower thereof, elect to cause the Borrowing Base to be redetermined not more than one (1) time between successive Periodic Determinations (each, a “Special Determination”), in each case in accordance with the terms of this Section 2.08(c). If any Special Determination is requested by Borrower, Borrower shall provide an updated Reserve Report brought forward from the most recent Reserve Report furnished by Borrower to Administrative Agent, which shall be prepared either by an Approved Petroleum Engineer or by or under the supervision of the chief engineer of Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report. If any Special Determination is requested by Administrative Agent at the direction of the Required Lenders, then, to the extent specifically included in such request, Borrower will provide Administrative Agent with engineering data for the oil and gas reserves updated from the most recent Reserve Report furnished to Administrative Agent, as soon as is reasonably practicable following the request, but in any event no later than thirty (30) days following the receipt of such request. The determination whether to increase or decrease the Borrowing Base shall be made in accordance with the standards set forth in Section 2.08(a) and the procedures set forth in Section 2.08(d). In the event of any Special Determination pursuant to this Section 2.08(c), Administrative Agent in the exercise of its discretion may suspend the next Periodic Determination.

(d) General Procedures With Respect to Determination of Borrowing Base.

(i) Each Periodic Determination and each Special Determination shall be effectuated as follows: upon receipt by Administrative Agent of (A) in the case of a Periodic Determination, the Reserve Report and the certificate required to be delivered by Borrower to Administrative Agent pursuant to Section 6.11, and, in the case of a Special Determination, pursuant to Sections 2.08(c) and 6.11, and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 6.11 and other Engineering Reports as may, from time to time, be reasonably requested by Administrative Agent and/or the Required Lenders, Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and in accordance with the standards set forth in Section 2.08(a).

(ii) Administrative Agent shall notify Borrower and the Lenders of the Proposed Borrowing Base (a “Proposed Borrowing Base Notice”) within 15 days in the case of a Periodic Determination or 30 days in the case of a Special Determination (or in each case as soon thereafter as reasonably practicable) following receipt by Administrative Agent and the Lenders of complete Engineering Reports from Borrower.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.08(d)(iii). Any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.08(d)(iii). After having received a Proposed Borrowing Base Notice from Administrative Agent, each Lender shall have 15 days to agree or disagree with such Proposed Borrowing Base in accordance with the standards set forth in Section 2.08(a). With respect to a proposed decrease or reaffirmation of the Borrowing Base, if, at the end of such 15-day period, the Required Lenders shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and the Proposed Borrowing Base shall be the new Borrowing Base. With respect to a proposed increase of the Borrowing Base, if, at the end of such 15-day period, all Lenders shall not have communicated their approval or disapproval, such silence shall be deemed a disapproval. If, however, Lenders representing at least the Minority Lenders (or any Lender, in the event of a proposed increase of the Borrowing Base) notify Administrative Agent within such 15 days of their disapproval or if the Lenders are deemed to have disapproved of a proposed increase of the Borrowing Base, then Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all Lenders (in the case of any increase of the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base.

(iv) After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.08(d)(iii), Administrative Agent shall notify Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to Borrower, Administrative Agent, the L/C Issuer and the Lenders:

(A) in the case of a Periodic Determination, (x) if Administrative Agent shall have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.11 in a timely and complete manner, then on May 1st or November 1st (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (y) if Administrative Agent shall not have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.11 in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(B) in the case of a Special Determination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

(v) Upon the final redetermination of the Borrowing Base pursuant to Section 2.08(d)(iii), Administrative Agent shall notify Borrower and the Lenders of same.

(e) Borrowing Base Deficiency.

(i) If a Borrowing Base Deficiency exists (other than as a result of Section 2.08(g)), then Administrative Agent shall send a Borrowing Base Deficiency Notice to Borrower, and Borrower shall within 30 days following receipt of such Borrowing Base Deficiency Notice elect whether to (A) prepay an amount which would, if prepaid immediately, reduce the total Revolving Credit Exposure of the Lenders to the amount of the Borrowing Base, (B) execute one or more Mortgages (or cause another Credit Party to execute one or more Mortgages) covering such other Oil and Gas Properties not previously taken into account in the determination of the Borrowing Base as are acceptable to Administrative Agent and the Required Lenders having present values which, in the opinion of Administrative Agent and the Required Lenders, based upon Administrative Agent’s and the Required Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposure of the Lenders, or (C) do any combination of the foregoing as is acceptable to Administrative Agent. If Borrower fails to make an election within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (A) above.

(ii) Borrower shall deliver such prepayments or Mortgages of additional Oil and Gas Properties in accordance with its election (or deemed election) pursuant to Section 2.08(e)(i) as follows:

(A) Prepayment Elections. If Borrower elects (or is deemed to have elected) to prepay an amount in accordance with Section 2.08(e)(i)(A) above, then Borrower may make such prepayment in one (1) installment within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice (and if any Borrowing Base Deficiency remains after prepaying all Loans as a result of L/C Obligations, Cash Collateralize such excess as provided in Section 2.05) or in six (6) equal consecutive monthly installments beginning within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

(B) Elections to Mortgage Additional Oil and Gas Properties. If Borrower elects to mortgage additional Oil and Gas Properties in accordance with Section 2.08(e)(i)(B) above, then (1) such Properties shall be acceptable to Administrative Agent and the Required Lenders with values determined by Administrative Agent and the Required Lenders in accordance with this Section 2.08 and (2) Borrower or such other Credit Party shall execute, acknowledge and deliver to Administrative Agent one or more Mortgages within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by Administrative Agent not to exceed 60 total days after Borrower’s receipt of the Borrowing Base Deficiency Notice); provided, however (x) if none of the additional Oil and Gas Properties offered by Borrower are acceptable to Administrative Agent and the Required Lenders, Borrower shall be deemed to have elected the prepayment option specified in Section 2.08(e)(i)(A) (and Borrower shall make such prepayment in accordance with Section 2.08(e)(ii)(A)); and (y) if the aggregate present values of additional Oil and Gas Properties which are acceptable to Administrative Agent and the Required Lenders are insufficient to eliminate the Borrowing Base Deficiency, then Borrower shall be deemed to have selected the option specified in Section 2.08(e)(i)(C) (and Borrower shall make prepayment and deliver one or more Mortgages as provided in Section 2.08(e)(i)(B)). Together with such Mortgages, Borrower shall deliver to Administrative Agent title opinions and/or other title information and data acceptable to Administrative Agent such that Administrative Agent shall have received, together with the title information previously delivered to Administrative Agent, acceptable title information regarding the Proved Oil and Gas Properties of Borrower and its Subsidiaries that in the aggregate represent not less than Required Reserve Value.

(f) [Reserved].

(g) Automatic Reduction of Borrowing Base upon Dispositions of Proved Oil and Gas Properties or Borrowing Base Hedge Liquidations. In addition to the other redeterminations or adjustments of the Borrowing Base provided for herein, if the sum of (A) the aggregate Borrowing Base value (as determined by Administrative Agent) of all Proved Oil and Gas Properties Disposed of by Borrower and its Subsidiaries occurring in any period between any two Redetermination Dates plus (B) the aggregate Borrowing Base value (as determined by Administrative Agent) of all Commodity Hedging Transactions subject to a Borrowing Base Hedge Liquidation occurring during the same period exceeds five percent (5%) of the then effective Borrowing Base, then in connection with each such Disposition and/or Borrowing Base Hedge Liquidation, unless waived by the Required Lenders, the Borrowing Base shall be reduced by the aggregate Borrowing Base value (as determined by Administrative Agent and approved by the Required Lenders) of all such Proved Oil and Gas Properties Disposed of and Commodity Hedging Transactions subject to such Borrowing Base Hedge Liquidations in excess of such five percent (5%) threshold and Borrower shall comply with Section 2.07(d)(ii). For the avoidance of doubt, any determination of the Borrowing Base pursuant to this Section 2.08(g) shall not be considered a Special Determination requested by Borrower or Administrative Agent within the meaning of Section 2.08(c). For purposes of this Section 2.08(g) and Section 2.07(d)(ii), the sale or other Disposition of any Subsidiary (or any other transaction pursuant to which a Person ceases to be a Subsidiary) shall be deemed to be a Disposition of all Oil and Gas Properties owned by such Subsidiary and a Borrowing Base Hedge Liquidation of all Commodity Hedging Transactions to which such Subsidiary was a party, in each case on the date of such Disposition (or other transaction).

Section 2.09 Fees.

(a) Fees. Borrower agrees to pay to Administrative Agent, for the account of Administrative Agent, each Arranger and each Lender, as applicable, fees, in the amounts and on the dates set forth in each Fee Letter.

(b) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance, subject to Section 10.24, with its Applicable Percentage a fee for such Lender’s participation in L/C Obligations under Letters of Credit (the “Letter of Credit Fee”) equal to the Applicable Margin for Term SOFR Loans times the daily amount available to be drawn under such Letters of Credit during the period from and including the Effective Date to and including the later of the date of termination of such Lender’s Commitments and the date on which such Lender ceases to participate in L/C Obligations. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. Letter of Credit Fees for each Letter of Credit shall be (i) due and payable in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance or renewal of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for Term SOFR Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin for Term SOFR Loans separately for each period during such quarter that such Applicable Margin for Term SOFR Loans was in effect. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Interest Rate.

(c) Commitment Fees. Borrower agrees to pay to Administrative Agent for the account of each Lender in accordance, subject to Section 10.24, with its Applicable Percentage a commitment fee on the daily average unused amount of the Commitment of such Lender for the period from and including the Effective Date to and including the Termination Date (including at any time during which one or more of the conditions in Article IV is not met), at a rate equal to the Commitment Fee Rate. For the purpose of calculating the commitment fee hereunder, the Commitment of each Lender shall be deemed utilized by the amount of all outstanding Loans and L/C Obligations owing to such Lender whether directly or by participation. Accrued commitment fees shall be payable quarterly in arrears on the first Business Day of each April, July, October, and January and on the Termination Date, commencing on the first date to occur after the date hereof.

(d) Commitment Increase Fees. Borrower agrees to pay to Administrative Agent, for the account of each Lender then party to this Agreement, a fee, if any, in connection with an increase in the Commitments in an amount to be mutually agreed upon and to be set forth in a separate written agreement, payable on the effective date of any such increase to the Commitments; provided, that such fees shall not be payable to any Lender to the extent that such Lender’s newly increased Commitment is less than or equal to such Lender’s highest previous Commitment amount during the term of this Agreement and to the extent that such Lender had previously received “Upfront”, “Commitment Increase” or “Borrowing Base Increase” fees (or any other comparable fees, however described) on such previous highest Commitment amount and such fees were calculated based on a maturity date that is the same as the “Maturity Date” in effect under this Agreement at the time of the Commitment increase in question.

ARTICLE III

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time, upon receipt of a certificate described in the following clause (c), Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in Sections 3.01(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Illegality. If any Lender determines that any Law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, on notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Changed Circumstances; Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Changed Circumstances. Subject to clause (b) below, if prior to the commencement of any Interest Period for any Benchmark Rate Borrowing,

(i) Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) in connection with any request for a Benchmark Rate Loan or a conversion to or continuation thereof or otherwise, that for any reason adequate and reasonable means do not exist for determining the applicable Benchmark for any requested Interest Period with respect to a proposed Benchmark Rate Loan or in connection with an existing or proposed Base Rate Borrowing (provided that no Benchmark Transition Event shall have occurred at such time); or

(ii) Administrative Agent is advised by the Majority Lenders that the applicable Benchmark for any requested Interest Period with respect to a proposed Benchmark Rate Loan will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their Benchmark Rate Loans included in such Borrowing for such Interest Period, then Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Benchmark Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Benchmark Rate component of the Base Rate, the utilization of the Benchmark Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Benchmark Rate Borrowings or, failing that, will be deemed to have converted such request into a request for a Base Rate Borrowing in the amount specified therein.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (D) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Benchmark Rate Borrowing of, conversion to or continuation of Benchmark Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 3.04 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.04(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.04, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.04(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.04 (including by the payment of additional amounts pursuant to this Section 3.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.04(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.04(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.04(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.04(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Administrative Agent. If Administrative Agent is a U.S. Person, it shall deliver to Borrower on or prior to the date on which it becomes Administrative Agent two properly completed and duly executed copies of IRS Form W-9.

(j) Survival. Each party’s obligations under this Section 3.04 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to lend any Loan other than a Base Rate Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower (regardless of whether such notice may be revoked by Borrower under the terms of this Agreement and is revoked in accordance herewith); or

(c) any assignment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.06(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01, requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.04, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.04 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.04;

(ii) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.04, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 3.06 may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 3.06 to the contrary, (i) any Lender that acts as L/C Issuer may not be replaced hereunder at any time it has any Letters of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to L/C Issuer) have been made with respect to such outstanding Letters of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Section 3.07 Survival. All of the obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions to Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions on the Effective Date:

(a) Fees; Expenses. The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees, expenses and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, the reasonable and documented fees and expenses of outside counsel to the Administrative Agent).

(b) Secretary’s Certificate. The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each Credit Party (or, if applicable, the general partner of such Credit Party) setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of each Credit Party (or, if applicable, the general partner of such Credit Party) to execute and deliver the Loan Documents to which such Credit Party is a party and to enter into the transactions contemplated in those documents (or, if applicable, to execute and deliver on behalf of such Credit Party the Loan Documents to which such Credit Party is a party and to enter into the transactions contemplated in those documents on behalf of such Credit Party), (ii) the officers of each Credit Party (or, if applicable, the general partner of such Credit Party) who are authorized to sign the Loan Documents to which such Credit Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreements, limited partnership agreements, by-laws, certificates of formation, certificate or articles of incorporation and certificates of limited partnership, as applicable, of each such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) Good Standing and Foreign Qualification Certificates. The Administrative Agent shall have received (i) certificates of the appropriate state agencies with respect to the existence and good standing of each of the Credit Parties, and (ii) certificates of the appropriate state agencies with respect to the foreign qualification of each of the Credit Parties.

(d) Closing Certificate. The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, certifying that (i) the representations and warranties of the Credit Parties in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects, (ii) no Default or Event of Default then exists, (iii) since December 31, 2023, no Material Adverse Effect has occurred and (iv) the Borrower has received all consents and approvals required by Section 5.03, if any.

(e) Agreement Counterparts. The Administrative Agent shall have received from each party hereto counterparts of this Agreement signed on behalf of such party.

(f) Title Information. The Administrative Agent shall have received title information satisfactory to it as the Administrative Agent may reasonably require with respect to ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in such Initial Reserve Report (it being agreed that, for solely for purposes of Section 4.01(f) on the Effective Date, the Administrative Agent has received such title information on or prior to the Effective Date).

(g) [Reserved].

(h) Environmental Condition. The Administrative Agent shall have received reports, studies, data and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent regarding, and shall be reasonably satisfied with, the environmental condition of the Oil and Gas Properties and Midstream Properties of the Credit Parties and their Subsidiaries (it being agreed that the Administrative Agent has received such satisfactory reports, studies, data and other information on or prior to the Effective Date).

(i) Financials; Initial Reserve Report. The Administrative Agent shall have received (i) (A) an annual budget and cash flow forecast and (B) a Capital Expenditure Schedule, each as described in Section 6.01(e) covering the period from the Effective Date through the fiscal year ending December 31, 2025 and (ii) the Initial Reserve Report accompanied by a certificate covering the matters described in Section 6.11(c).

(j) Due Diligence. The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Credit Parties as it shall have requested including to the extent requested information regarding litigation, tax matters, accounting matters, engineering matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, material contracts including without limitation all gathering, processing and transportation agreements, debt agreements, swap agreements, oil and gas sales, management contracts, property ownership, contingent liabilities and other legal matters of the Credit Parties and their Subsidiaries (it being agreed that, for solely for purposes of Section 4.01(j) on the Effective Date, the Administrative Agent has received and satisfactorily completed its review of all such due diligence information on or prior to the Effective Date).

(k) KYC. (i) To the extent requested by the Lenders or the Administrative Agent at least ten (10) Business Days prior to the Effective Date, the Administrative Agent shall have received from the Borrower, a duly executed IRS Form W-9 (or other applicable tax form) of the Credit Parties, and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) at least five (5) Business Days prior to the Effective Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Credit Party.

(l) Material Adverse Effect. Since December 31, 2023, there shall not have occurred a Material Adverse Effect.

(m) No Default. No Default or Event of Default shall have occurred and be continuing.

(n) Representations and Warranties. All of the representations and warranties made by the Credit Parties under the Loan Documents shall be true and correct in all material respects, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Loan, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects.

(o) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

(p) Security Instrument Counterparts. The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit D. In connection with the execution and delivery of the Security Instruments, (i) the Administrative Agent shall be reasonably satisfied that the Security Instruments create (or will upon recording create) first priority, perfected Liens (provided that Permitted Liens may exist) on (A) at least ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report, and (B) subject to Section 6.13(d), all other Property purported to be pledged as collateral pursuant to the Security Instruments, including a pledge of all Equity Interests of each Credit Party, and (ii) the Collateral Agent shall have received certificates, if any, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each such Person, to the extent such Equity Interests are certificated.

(q) Legal Opinions. The Administrative Agent shall have received executed copies of the written opinions of (i) Gibson Dunn & Crutcher LLP, special counsel to the Credit Parties, (ii) Stoel Rives LLP, special California counsel to the Credit Parties and (iii) Holland & Hart LLP, special Utah counsel to the Credit Parties, in each case, in a form reasonably acceptable to the Administrative Agent and opining as to such matters as Administrative Agent may reasonably request relating to the Loan Documents and the Transactions (including, but not limited to, customary opinions with respect to corporate authority, enforceability, creation and, if applicable, perfection of all security interests (including by way of mortgages), the Investment Company Act and no violation of law), dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and Lenders).

(r) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in substantially the form of Exhibit H dated as of the Effective Date.

(s) Lien Searches. The Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Properties of the Credit Parties and their Subsidiaries for the State of Delaware, the State of California and the State of Utah, as applicable, and any other jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Effective Date or Permitted Liens.

(t) Payoff and Termination Evidence. The Administrative Agent shall have received evidence satisfactory to it (including mortgage releases and UCC-3 financing statement terminations) that (i) the Existing Notes are being contemporaneously redeemed in full, (ii) that each of the Existing RBL Credit Agreement, the Existing C&J Credit Agreement and the Existing Notes Indenture is being contemporaneously terminated, (iii) the obligations under each of the Existing RBL Credit Agreement and Existing C&J Credit Agreement have been paid in full, and the commitments thereunder have been terminated, (iv) all Liens (if any) on the Credit Parties’ Properties (other than Permitted Liens) have been released or terminated, or will be released and terminated subject only to the funding of the initial Loans hereunder and/or the initial Term Loans under the Term Loan Credit Agreement and the filing of applicable terminations and releases and (v) all powers of attorney with respect thereto shall have been terminated or will be terminated subject only to the funding of the initial Loans hereunder and/or the initial Term Loans under the Term Loan Credit Agreement.

(u) Notes. The Administrative Agent shall have received duly executed Notes payable to each Lender (or its registered assigns) requesting a Note at least two (2) Business Days prior to the Effective Date in a principal amount equal to its Commitment dated as of the date hereof.

(v) Insurance Certificates. The Administrative Agent shall have received certificates of insurance coverage and endorsements of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 5.12.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Conditions to All Extensions of Credit. The obligation of the Lenders (including L/C Issuer) to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a) Request for Credit Extension. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01(b) or a Letter of Credit Application in accordance with Section 2.02(b), as applicable.

(b) Representations and Warranties. All of the representations and warranties made by the Credit Parties under the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects.

(c) No Default. At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.

(d) Availability. (i) After giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Lenders shall not exceed the Aggregate Commitments in effect as of the date of such Credit Extension and (ii) solely with respect to any Borrowing of Loans, at the time of and immediately after giving effect to such Credit Extension (and any transactions occurring substantially contemporaneously with such Credit Extension), the Consolidated Cash Balance shall not be in excess of the Consolidated Cash Balance Threshold.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that the applicable conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent, the L/C Issuer and the Lenders that:

Section 5.01 Organization; Powers. Each Credit Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Credit Party and its Subsidiaries has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Borrower or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained would not cause a Default hereunder or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not materially violate any applicable law or regulation or the limited liability company agreements, charters, by-laws or other organizational documents of any Credit Party or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Material Debt, in each case, binding upon any Credit Party or any of their Subsidiaries or its or their Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of their Subsidiaries, (d) will not result in the creation or imposition of any Lien on any Property of any Credit Party or any of their Subsidiaries (other than the Liens created by the Loan Documents) and (e) will not result in any order, judgment, writ or decree, which either restricts or purports to restrict any Credit Party’s ability to grant Liens to the Collateral Agent, the Administrative Agent and/or any of the Lenders on or in respect of their Properties to secure the Obligations.

Section 5.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders on or prior to the Effective Date (i) audited consolidated Financial Statements for the fiscal year ended December 31, 2023 for the Borrower and its Consolidated Subsidiaries and (ii) unaudited consolidated Financial Statements for the fiscal quarters ended March 31, 2024, June 30, 2024, and September 30, 2024 for the Borrower and its Consolidated Subsidiaries. Such Financial Statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods, and such

Financial Statements were prepared on a consolidated basis in accordance with GAAP consistently applied and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2023, there has been no Material Adverse Effect.

(c) Neither any Credit Party nor any Subsidiary of any Credit Party has as of the Effective Date, after giving effect to the Transactions, any Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for Taxes (other than those described in Section 5.09), unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that, in each case, would be required by GAAP to be reflected in audited financial statements, except as referred to or reflected or provided for in written information provided by the Borrower to Administrative Agent and the Lenders prior to the Effective Date.

Section 5.05 Litigation.

(a) Except as set forth on Schedule 5.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened in writing against the Borrower, any other Credit Party, or any of their Subsidiaries (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in liability for any Credit Party in excess of the Threshold Amount or otherwise result in a Material Adverse Effect, or (ii) that involve the validity or enforceability of any provision of any Loan Document or the Transactions (including any provision relating to the Credit Parties’ obligations to repay the Obligations or any provision relating to the validity or perfection of any Lien created by any Loan Document).

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 5.05 that, individually or in the aggregate, has increased or could reasonably be expected to increase the likelihood that such matter(s) could result in liability for any Credit Party in excess of the Threshold Amount or otherwise have a Material Adverse Effect.

Section 5.06 Environmental Matters.

(a) Except for matters set forth on Schedule 5.06 or that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) the Credit Parties and their Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance in all respects with all applicable Environmental Laws (including compliance with all applicable Environmental Permits);

(ii) the Credit Parties and their Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Credit Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit has been or will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested, unreasonably delayed or denied;

(iii) there are no claims, demands, suits, orders, inquiries, or proceedings, and Borrower and the Subsidiaries have not received any notice or report, concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to any Credit Party’s knowledge, threatened against the Borrower, any other Credit Party, or any of their respective Properties or as a result of any operations at such Properties;

(iv) none of the Properties of the Borrower, any other Credit Party, or any of their Subsidiaries contain or have contained any: underground storage tanks; asbestos-containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA, any state remedial priority list promulgated or published pursuant to any comparable state law; or contain critical habitat of any species listed as threatened or endangered under Environmental Laws;

(v) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any other Credit Party’s Properties, there are no investigations, remediations, abatements or removals of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of any Credit Party, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(vi) none of the Borrower, any other Credit Party, or any of their Subsidiaries has received any written notice asserting an alleged liability or violation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, or removal of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties adjoining the Borrower’s or any other Credit Party’s Properties and, to any Credit Party’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

(vii) there has been no disposal or exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s, any other Credit Party’s or any of their Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation under Environmental Laws.

(b) As of the Effective Date, the Credit Parties and their Subsidiaries have made available to the Administrative Agent complete and correct copies of all environmental site assessment reports, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Credit Party’s or any of their Subsidiaries’ possession or control as of the Effective Date and relating to the Borrower’s, any other Credit Party’s, or any of their Subsidiaries’ Properties or operations.

Section 5.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each Credit Party and each Subsidiary of a Credit Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, without limiting Section 5.23, where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

Section 5.08 Investment Company Act. Neither any Credit Party nor any Subsidiary of a Credit Party is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 5.09 Taxes. The Credit Parties and their Subsidiaries have timely filed or caused to be filed all U.S. federal income Tax returns, and all other material Tax returns and reports required to have been filed and have paid or caused to be paid all material Taxes required to have been paid by them, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such other Credit Party, or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 5.10 ERISA.

(a) Each Credit Party and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan and Multiemployer Plan except as could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Plan established or maintained by any Credit Party or any ERISA Affiliate is and has been established and maintained in compliance with its terms, ERISA and, where applicable, the Code except as could not reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred within the prior six years.

(d) No act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Credit Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsection (i), subsection (l) or subsection (m) of section 502 of ERISA or a tax imposed pursuant to section 4971 of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(e) Full payment when due has been made of all amounts which any Credit Party or any ERISA Affiliate is required under the terms of each Plan, Multiemployer Plan or applicable law to have paid as contributions to such Plan or Multiemployer Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(f) There are no pending or, to the knowledge of any Credit Party, threatened actions, suits, investigations, proceedings or claims by any Governmental Authority with respect to a Plan.

(g) No Credit Party is deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations) and assuming that none of the assets used by the Lenders to fund any Loan constitute “plan assets” (within the meaning of the Plan Asset Regulations), neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any letter of credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 5.11 Disclosure; No Material Misstatements. Taken as a whole, the reports, financial statements, certificates or other written information (other than projections and other forward looking information) furnished by or on behalf of any Credit Party or any Subsidiary of a Credit Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date such information is dated or certified other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of any Credit Party or any Subsidiary of a Credit Party; provided that with respect to projected financial information, pro forma financial information, prospect information and other forward looking information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that (x) projections as to future events and other forward looking information are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized and (y) projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate). With respect to geological and geophysical data, Reserve Reports and engineering projections, there are no statements or conclusions in any Reserve Report which are based upon or include material misleading information or fail to take into account material information known to any Credit Party regarding the matters reported therein. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.12 Insurance. Each Credit Party has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties and their Subsidiaries.

Section 5.13 Restriction on Liens. Neither any Credit Party nor any Subsidiary of a Credit Party is a party to any material agreement or arrangement (other than Capital Leases and Purchase Money Debt creating Liens permitted by Section 7.03, but then only on the Property subject of such Capital Lease or Purchase Money Debt), or subject to any order, judgment, writ or decree, which either prohibits or purports to prohibit its ability to grant Liens to the Collateral Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 5.14 Subsidiaries. Except as set forth on Schedule 5.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 5.14, the Credit Parties do not have (a) any Subsidiaries or (b) any Immaterial Subsidiaries. No Credit Party has any Foreign Subsidiaries.

Section 5.15 Location of Business and Offices. As of the Effective Date, the Borrower’s jurisdiction of organization is the State of Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Berry Corporation (bry), and the organizational identification number of the Borrower in its jurisdiction of organization is 6315824 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 6.01(j) in accordance with Section 10.01). As of the Effective Date, the Borrower’s chief executive office is located at the address specified in Section 10.01 (or as set forth in a notice delivered pursuant to Section 6.01(j) and Section 10.01(c)). As of the Effective Date, each other Credit Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 5.14.

Section 5.16 Properties; Titles, Etc.

(a) Except for Immaterial Title Deficiencies, each of the Credit Parties and their Subsidiaries has good and defensible title to the Mortgaged Property and its respective Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title, or valid leasehold interests in, to all its real and personal Properties material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose, in each case for both clause (i) and clause (ii), free and clear of all Liens except Permitted Liens. After giving full effect to the Excepted Liens, the Credit Parties or their Subsidiaries specified as the owners own at least the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Properties shall not in any material respect obligate the Credit Parties or their Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by at least a corresponding proportionate increase in the such Credit Parties’ or such Subsidiaries’ net revenue interest in such Property or the revenues therefrom.

(b) Each of the material leases, licenses, subleases, Rights of Way, easements and servitudes or assignments of the foregoing (together with all amendments, modifications, supplements, renewals or extensions of any thereof) necessary for the conduct of the business of the Credit Parties and their respective Subsidiaries is in full force and effect and no Credit Party has knowledge of any breach, default or event or circumstance that has occurred and is continuing thereunder, or with the passage of time or giving of notice, or both, would give rise to a default, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) The rights of each Credit Party and any of its applicable Subsidiaries to use the Midstream Properties are pursuant to Rights of Way in favor of the applicable Credit Party and any of its applicable Subsidiaries (or their predecessors in interest), except where the failure of the Midstream Properties to be so covered, individually or in the aggregate, (i) (A) do not materially interfere with the ordinary conduct of business of the Borrower and any applicable Subsidiary and (B) do not materially detract from the value or the use of the portion of the Midstream Properties which are not covered or (ii) as could not reasonably be expected to have a Material Adverse Effect.

(d) The Rights of Way for the Midstream Properties grant or permit the Borrower and any of its Subsidiaries the right to operate and maintain the Midstream Properties in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would operate and maintain similar assets and, in all material respects, in the same way as the Borrower and any applicable Subsidiary (or their predecessor in interest) have operated and maintained the Midstream Properties prior to the Effective Date, except as could not reasonably be expected to have a Material Adverse Effect.

(e) All leases, related agreements and Rights of Way necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such lease or agreement or Rights of Way, except to the extent any failure to have such rights of properties or any such breach, default or event or circumstance would not reasonably be expected to have a Material Adverse Effect.

(f) The rights and properties presently owned, leased, subleased or licensed by the Borrower for any of its Subsidiaries, including all Rights of Way, include all rights and properties necessary to permit the Borrower and its Subsidiaries to conduct their businesses in accordance with prudent industry standards in the same manner as such businesses have been conducted prior to the Effective Date, except to the extent any failure to have such rights of properties would not reasonably be expected to have a Material Adverse Effect.

(g) No eminent domain proceeding or taking is currently in process or, to the knowledge of the Borrower and its Subsidiaries, is contemplated with respect to all or any Midstream Property (except to the extent that such proceeding would not reasonably be expected to have a Material Adverse Effect) or all or any material portion of the Oil and Gas Properties.

(h) Each Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Credit Party and such Subsidiary does not infringe upon the rights of any other Person, and no claims or litigation related thereto are pending or threatened, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties and their Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations, technology, know-how, processes, compositions, formulae, specifications, algorithms, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Maintenance of Properties. Except for such acts or failures to act as could not reasonably be expected to be materially adverse to the Credit Parties, the Mortgaged Properties and the Proved Oil and Gas Properties (and Properties unitized therewith) of the Credit Parties and their Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases, or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, the Midstream Properties of the Credit Parties and their Subsidiaries have been maintained, operated, and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases, or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Midstream Properties. Specifically in connection with the foregoing, except for those as could not reasonably be expected to be materially adverse to the Credit Parties, (a) no Proved Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable volume (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) the wells comprising a part of the Proved Oil and Gas Properties (or Properties unitized therewith) are producing only from such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) in which the applicable Credit Party or its applicable Subsidiary owns an interest. All Mortgaged Properties and any and all pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by a Credit Party or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by a Credit Party or any of its Subsidiaries, in a manner consistent with such Person’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 5.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 5.18 or on the most recent certificate delivered pursuant to Section 6.11(c), on a net aggregate basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower, any other Credit Party, or any of their Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two (2) bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 5.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 5.19, or hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts each Credit Party represent that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment, for the sale of production from the Credit Parties’ and their Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the effective date of such contract.

Section 5.20 Swap Agreements and Qualified ECP Counterparty. Schedule 5.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 6.01(f), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Credit Parties and their Subsidiaries, and the type, effective date, term or termination date, and notional amounts or volumes of such agreement, the net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.

Section 5.21 Use of Loans. The proceeds of the Loans shall be used (a) to refinance and/or redeem the Debt outstanding under the Existing Notes, the Existing RBL Credit Agreement and/or the Existing C&J Credit Agreement, (b) to pay fees and expenses arising pursuant to the Transactions and the Term Loan Credit Documents and (c) to fund Capital Expenditures in strict accordance with the provisions hereof, for other working capital purposes and for other general corporate purposes. The Credit Parties and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, Regulation U or Regulation X). No part of the proceeds of any Loan will be used by any Credit Party or any of their Subsidiaries for any purpose which violates the provisions of Regulation T, Regulation U or Regulation X.

Section 5.22 Solvency. After giving effect to the transactions contemplated hereby (including each Borrowing made hereunder), (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Credit Parties, taken as a whole, exceed the aggregate Debt of the Credit Parties on a consolidated basis, (b) each of the Credit Parties has not incurred and does not intend to incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) each of the Credit Parties on a consolidated basis does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 5.23 Anti-Corruption Laws and Sanctions; Anti-Money Laundering. Each Credit Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws by such Credit Party and its Subsidiaries and their respective directors, officers, employees and agents. Each Credit Party and its Subsidiaries and their respective officers, directors, and, to the knowledge (as defined in the FCPA or Sanctions Laws, as applicable) of such Credit Party, their respective employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws. None of (a) the Credit Parties or their Subsidiaries, nor any of their respective 10% or greater beneficial owners, directors, officers or employees, or (b) to the knowledge of any Credit Party, any agent of any Credit Party or of any Subsidiary of a Credit Party, or any other Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws.

Section 5.24 EEA Financial Institutions. No Credit Party is an Affected Financial Institution.

Section 5.25 Senior Debt Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment and Liens to all subordinated Debt and, to the extent of the value of the Collateral, all senior unsecured Debt of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Debt and all senior unsecured Debt of such Person.

Section 5.26 Material Contracts. Schedule 5.26 sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Effective Date. Other than as set forth in Schedule 5.26, as of the Effective Date, each such Material Contract is, and after giving effect to the consummation of the Transactions will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each such Material Contract required to be listed on Schedule 5.26 or any other Schedule hereto. As of the Effective Date, no Credit Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

Section 5.27 Security Instruments. The Security Instruments are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Collateral and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Obligations are and shall be at all times secured by legal, valid and enforceable, perfected first priority Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, covering and encumbering the Collateral, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement, with respect to Intellectual Property, the filing of notices in the U.S. Patent and Trademark Office and the U.S. Copyright Office or, with respect to Equity Interests represented by certificates, by possession or control (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Permitted Liens may exist.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until Payment in Full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that such Credit Party will, and will cause its Subsidiaries:

Section 6.01 Financial Statements; Other Information. Each Credit Party will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, the day on which such financial statements are filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange), commencing with the fiscal year ending December 31, 2024, Borrower’s audited consolidated Financial Statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year and consolidating spreadsheets that show all Specified C&J Entities and the eliminating entries, in such form as would be presentable to the auditors of the Borrower (or otherwise setting forth information for purposes of determining Specified C&J EBITDAX that is satisfactory to the Administrative Agent), all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than (i) a “going concern” or like qualification or exception that is solely as a result of the Loans maturing within the next 365 days or the Term Loans maturing within the next 365 days or (ii) any potential inability to satisfy the Consolidated Total Net Leverage Ratio or the minimum asset coverage ratio set forth in Section 7.01(b)) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated Financial Statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, the day on which such financial statements are filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange), commencing with the fiscal quarter ending March 31, 2025, the unaudited consolidated Financial Statements of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and consolidating spreadsheets that show all Specified C&J Entities and the eliminating entries, in such form as would be presentable to the auditors of the Borrower (or otherwise setting forth information for purposes of determining Specified C&J EBITDAX that is satisfactory to the Administrative Agent), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Person and, if applicable, its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Monthly Financial Materials; Capital Expenditure Schedule. As soon as available, but in any event within three (3) Business Days of delivery of the materials described in the immediately succeeding clause (i) to the board of directors of the Borrower (or any committee thereof), (i) the package of monthly financial information materials delivered to the board of directors of the Borrower (or any committee thereof) substantially consistent with the monthly financial information materials for July 2024 delivered by the Borrower to the Administrative Agent (file name “July_2024_Financials.pdf”) on December 13, 2024, (ii) a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance (or non-compliance) with Section 7.01(c) as of the last day of the month most recently ended and (iii) a certificate of a Financial Officer (1) certifying that the Borrower and its Subsidiaries have made no reallocations of Capital Expenditures as between “operating areas” or “categories” of Capital Expenditures since the delivery of the most recent certificate under this Section 6.01(c)(iii) or if more recent, the most recently delivered Capital Expenditure Schedule under Section 6.01(e) or (2) if the Financial Officer is not able to certify as to the statements in the immediately preceding clause (1), (I) attaching thereto an updated Capital Expenditure Schedule (with any changes from the previously delivered Capital Expenditure Schedule being clearly identifiable) which reflects any reallocation of Capital Expenditures, (II) certifying in reasonable detail as to the strategic rationale of the Borrower and its Subsidiaries with respect to any such reallocation; provided that with respect to any reallocation of Capital Expenditures set forth in a certificate delivered under this Section 7.01(c)(iii)(2) that constitutes a Specified Capital Expenditure Reallocation (x) the Borrower shall have further delivered to the Administrative Agent calculations in reasonable detail, together with supporting information related thereto, of the Internal Rate of Return with respect to the Growth Project related to such Specified Capital Expenditure Reallocation and (y) the Capital Expenditure Schedule, as updated by any updates set forth in this Section 6.01(c), shall not constitute the Capital Expenditure Schedule for purposes of this Agreement and the other Loans Documents without the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), it being understood and agreed that the Majority Lenders shall respond reasonably promptly to any request for consent from the Borrower in respect of proposed updates to the Capital Expenditure Schedule and in the event the Majority Lenders do not consent to any such update, the Borrower shall be permitted to resubmit an updated proposed Capital Expenditure Schedule in accordance with clauses (i) through (iii) of this Section 6.01(c).

(d) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), a certificate of a Financial Officer in substantially the form of Exhibit C hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations, commencing with the fiscal quarter ending March 31, 2025, demonstrating compliance (or non-compliance) with Section 7.01, (iii) stating whether any change in the application of GAAP to the Borrower’s (or, with respect to the financial statements delivered pursuant to Section 6.01(b) for the fiscal quarter ending March 31, 2025, such other Credit Party’s) financial statements has occurred since the date of the most recent financial statements previously delivered in connection with this Agreement, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) to the extent applicable, designating sufficient Subsidiaries as Material Subsidiaries so as to comply with the limitations set forth in the definition of “Immaterial Subsidiaries”, (v) attaching copies of any material amendments, modifications, consents and waivers to, and termination (including rejections) and assignment of, any Material Contract since the later of the Effective Date and the most recent delivery of the compliance certificate described in this clause (d), (vi) setting forth as of the end of such fiscal quarter or fiscal year, as applicable (or as of a more recent date), a true and complete list of all Swap Agreements of the Credit Parties and their Subsidiaries, the type (including, for the avoidance of doubt, whether on a physically settled basis), effective date, term or termination date, and notional amounts or volumes of such agreement, the net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement and (vii) attaching any copies of a borrowing base certificate, compliance certificate, as applicable, or, in each case, the functional equivalent thereof, delivered to the Term Loan Agent.

(e) Annual Forecast; Capital Expenditure Schedule.

(i) Prior to the commencement of each fiscal year, but in any event not later than one (1) day prior to the commencement of such fiscal year, an interim annual budget and cash flow forecast for the Borrower and its Subsidiaries for such upcoming fiscal year that has been submitted to the board of directors of the Borrower for approval, including the projected monthly production of Hydrocarbons by the Borrower and its Subsidiaries and the assumptions used in calculating such projections, and projected cash flows, and such other information as may be reasonably requested by the Administrative Agent; it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in such budgets and projections are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(ii) Prior to the commencement of each fiscal year, but in any event not later than thirty (30) days prior to the commencement of such fiscal year, commencing with the fiscal year beginning January 1, 2026, a Capital Expenditure Schedule for the Borrower and its Subsidiaries for such fiscal year.

(iii) Prior to March 15 of each year, the Borrower shall deliver the final version of the annual budget and cash flow forecast for the Borrower and its Subsidiaries for the ongoing fiscal year, including the projected monthly production of Hydrocarbons by the Borrower and its Subsidiaries and the assumptions used in calculating such projections, and projected cash flows, and such other information as may be reasonably requested by the Administrative Agent; it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in such budgets and projections are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(f) [Reserved].

(g) Certificate of Insurer – Insurance Coverage. Within sixty (60) days of the annual renewal thereof, one or more certificates of insurance coverage from the Credit Parties’ insurance broker or insurers with respect to the insurance required by Section 6.06, in form reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.

(h) Lenders’ Calls. Within forty-five (45) days of the end of each fiscal quarter, the Borrower shall host a call with senior management of the Borrower for the Administrative Agent and the Lenders to discuss the matters set forth on Schedule 6.01(h) hereto for the fiscal quarter most recently ended, including the performance, operations, business affairs and the financial condition of the Borrower and its Subsidiaries during such fiscal quarter; provided that to the extent the Borrower hosts a customary investor call following the end of a fiscal quarter in a manner consistent with similarly situated companies that issue publicly-traded Equity Interests, the Borrower shall have no further obligations under this Section 6.01(h) to host an additional call with respect to such fiscal quarter so long as such investor call is reasonably accessible to the Lenders.

(i) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any default notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Debt, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 6.01.

(j) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) Business Days thereafter, or such later time as the Administrative Agent may agree to in its sole discretion) of (i) any change in the Borrower or any Guarantor’s legal name, in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, and in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed and (ii) copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower, any other Credit Party, or any of their Subsidiaries.

(k) Notice of Dispositions and Liquidations. In the event the Borrower, any other Credit Party, or any of their Subsidiaries (i) intends to consummate any Disposition of Property (other than Hydrocarbons in the ordinary course of business) or Disposition of any Equity Interests in any of its Subsidiaries that owns any Property, in any case with an aggregate sales price greater than $15,000,000, reasonable prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or (ii) receives any notice of early termination of any Swap Agreement to which the Borrower, any other Credit Party, or any of their Subsidiaries is a party from any of its counterparties, or any Swap Agreement to which the Borrower, any other Credit Party, or any of their Subsidiaries is a party is Liquidated and results in cash payments to the Borrower, any other Credit Party, or any of their Subsidiaries in excess of $15,000,000, written notice, promptly thereafter (and in any event, not more than three (3) Business Days thereafter), of such early termination notice or such Liquidation.

(l) Production Report and Lease Operating Statements. Concurrently with the delivery of any Reserve Report pursuant to Section 6.11 hereunder, a summary report setting forth, for each calendar month during the then current fiscal year to the end of such fiscal quarter, the volume of production and sales attributable to production (and the average prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(m) List of Purchasers. Promptly following Borrower’s receipt of any request by the Administrative Agent in writing therefor, provided that such requests shall not be made more than one time per fiscal quarter unless an Event of Default has occurred and is continuing, a list of all Persons purchasing Hydrocarbons from the Borrower or any other Credit Party.

(n) Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event with respect to Property having a fair market value in excess of $5,000,000 (or would cause the aggregate fair market value of Property affected by a Casualty Event in a fiscal year to exceed $5,000,000) or the commencement of any condemnation proceeding that could reasonably be expected to result in a Casualty Event with respect to Property having a fair market value in excess of $5,000,000.

(o) Reserved.

(p) Patriot Act and Beneficial Ownership Information. Promptly upon request, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender, including a Beneficial Ownership Certification, for purposes of compliance with applicable anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

(q) Notices Regarding Material Debt. (i) Concurrently with the delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b), and any other delivery to the agent (or any Person acting in a functionally equivalent capacity pursuant to) under the documentation governing any Material Debt, including the Term Loan Credit Agreement, a copy of a borrowing base certificate, compliance certificate, as applicable, or, in each case, the functional equivalent thereof, delivered to such agent (or such Person) and any other report, deliverable or information with respect to the borrowing base and financial performance, as applicable, that has been delivered to such agent (or such Person) pursuant to the terms of such Material Debt (for avoidance of doubt, the foregoing does not require delivery of conversion and continuation elections or SOFR or base rate interest election notices) and (ii) substantially simultaneously with the furnishing or receipt thereof (provided that any material amendments or written modifications contemplated in clause (B) below shall be provided no less than three (3) Business Days before their execution (or such later date as the Administrative Agent may agree in its sole discretion)), copies of (A) any notice of default, any notice related to the exercise of remedies, or any other material notice or written communication regarding the foregoing, in each case pursuant to documentation governing any Material Debt, including the Term Loan Credit Agreement, (B) any replacement amendment, consent, waiver or other modification of such documentation, in each case not otherwise required to be furnished to the Lender pursuant to any other provisions of the Loan Documents and (C) any notice of or election of an increase in, a reduction in or termination of the commitments or elected commitment amount (or the functional equivalent or any of the foregoing), a redetermination or adjustment of the borrowing base, or a notice of a borrowing base deficiency (or the functional equivalent of any of the foregoing), if applicable, under documentation governing any Material Debt, including the Term Loan Credit Agreement.

(r) [Reserved.]

(s) Incurrence of Acquisition Debt. In the event any Credit Party or its Subsidiaries intends to incur Debt under Section 7.02(j), at least ten (10) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such intended incurrence of Debt, the intended principal amount thereof and the anticipated date of closing.

(t) SEC and Other Filings; Reports to Shareholders. Promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower or any of its Subsidiaries to its shareholders, generally, as the case may be.

(u) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, any other Credit Party, or any of their Subsidiaries (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(d)(v), Section 6.01(i) or Section 6.01(t) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such information has been posted on “EDGAR” or the Borrower posts such documents, or provides a link thereto on the Borrower’s public website or another website identified to and accessible by the Administrative Agent and the Lenders without charge; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

Section 6.02 Notices of Material Events. Each Credit Party will furnish to the Administrative Agent for each Lender prompt (and in any event within five (5) Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Credit Party, or any of their Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in aggregate liability in excess of the Threshold Amount;

(c) the occurrence of any Material Adverse Effect; and

(d) (i) any Release or threatened Release required to be reported to any Governmental Authority under any applicable Environmental Law, (ii) any remedial, cleanup, monitoring, or corrective action taken by any Credit Party (or any other Person, to the extent affecting any real property or operations of any Credit Party) in response to any claims, demands, suits, orders, inquiries, or proceedings under any Environmental Law or any Credit Party’s discovery of any Release or threatened Release on any real property adjoining or in the vicinity of any of their Properties, (iii) any action, investigation or inquiry by any Governmental Authority, or threat of such in writing, or any demand or lawsuit threatened in writing by any Person against the Borrower, any other Credit Party, or any of their Subsidiaries or their Properties, and/or (iv) any Environmental Liability of any Credit Party; in each case, if such could be reasonably expected to result in liability (whether individually or in the aggregate) in excess of the Threshold Amount or that otherwise could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03 Existence; Conduct of Business. Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect and at all times shall keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except, in each case under this Section 6.03(b), where such failure to could not reasonably be expected to have a Material Adverse Effect; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.10 and (ii) it is understood, for avoidance of doubt, that a Governmental Requirement that restricts a Credit Party or its Subsidiaries from operating its business is relevant to a determination under Section 6.03(b) whether such Person has kept it rights to conduct its business in full force and effect.

Section 6.04 Payment of Obligations. Each Credit Party will, and will cause each of its Subsidiaries to, pay its material obligations, including its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Credit Party.

Section 6.05 Operation and Maintenance of Properties. Each Credit Party, at its own expense, will, and will cause each of its Subsidiaries to:

(a) operate its Oil and Gas Properties, the Midstream Properties and other material Properties, including the Mortgaged Properties or, if it is not the operator thereof, use commercially reasonable efforts to cause such Oil and Gas Properties, Midstream Properties and other Properties to be operated in a careful and efficient manner in accordance with the generally accepted practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties, Midstream Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect;

(b) maintain, preserve, protect, enforce, and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its Oil and Gas Properties, Midstream Properties and other Properties (including the Mortgaged Properties) that are material to the conduct of its business, including all material equipment, machinery and facilities, unless the Borrower determines in good faith that the continued maintenance of such Oil and Gas Properties and other Properties is no longer economically desirable, necessary or useful to the business of the Credit Parties or such Oil and Gas Properties or other Properties are sold, assigned or transferred in a Disposition permitted by Section 7.11;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and Midstream Properties (including the Mortgaged Properties) and do all other commercially reasonable things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect; and

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

To the extent the Credit Parties and their Subsidiaries are not the operator of any Property, the Credit Parties shall use commercially reasonable efforts to cause the operator to comply with this Section 6.05, but failure of the operator to so comply will not independently constitute a Default or Event of Default.

Section 6.06 Insurance.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance (i) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Collateral Agent, the Administrative Agent and the Lenders as “additional insureds” and the Collateral Agent as “lender loss payee” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Collateral Agent (or, in the case of the non-payment of premiums, ten (10) days prior notice).

(b) If any improvement or mobile home situated on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Regulations, then the Borrower shall, or shall cause each Credit Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Regulations and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders.

Section 6.07 Books and Records; Inspection Rights. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are maintained. Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (which may include any Lender designated by the Administrative Agent), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested; provided that unless an Event of Default has occurred that is continuing, not more than one such inspection per calendar year shall be at the expense of the Credit Parties.

Section 6.08 Compliance with Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, each Credit Party will, and will cause each if its Subsidiaries and its and their respective directors, officers, employees, and agents to, comply in all respects with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws, and will maintain in effect and enforce such policies and procedures reasonably designed to ensure compliance by the Credit Parties and their Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws.

Section 6.09 Environmental Matters.

(a) Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Credit Party will at its sole expense: (i) comply, and cause its Properties and operations to comply, with all applicable Environmental Laws and Environmental Permits; (ii) not Release or threaten to Release, any Hazardous Material on, under, about or from any Properties of any Credit Party or any other property offsite the Properties to the extent caused by or attributable to operations of a Credit Party except in compliance with applicable Environmental Laws; (iii) timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Properties of the Credit Parties; (iv) promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required to be completed by any Credit Party under applicable Environmental Laws, the Credit Parties’ obligations under Section 6.05, any Governmental Requirement, or because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any Properties of the Credit Parties; (v) conduct their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials in violation of Environmental Law or that could reasonably be expected to result in an Environmental Liability of any Credit Party (to the extent not fully covered by insurance (other than normal deductibles)); and (vi) establish and implement such procedures as may be necessary to continuously determine and assure that the Credit Parties’ under this Section 6.09(a) are timely and fully satisfied.

(b) With respect to any breach of Section 6.09(a) or if an Event of Default is continuing, the Administrative Agent and its respective representatives or nominees shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Properties at reasonable times for the purposes of observing the applicable Properties. Such access shall include, at the reasonable request of the Administrative Agent, access to relevant documents and employees of each Credit Party and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. With respect to any breach of Section 6.09(a) or if an Event of Default is continuing, the Credit Parties shall conduct such tests and investigations on the Properties of the affected Credit Party or relevant portion thereof, as reasonably requested by the Administrative Agent, including the preparation of an environmental site assessment report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of the Administrative Agent or, the Administrative Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations.

(c) In connection with any acquisition by any Credit Party of any Oil and Gas Property or Midstream Property, other than an acquisition of additional interests in Oil and Gas Properties in which such Credit Party previously held an interest, to the extent any Credit Party obtains or is provided with same, the Borrower will, promptly following any Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent any final and non-privileged environmental reports of such Oil and Gas Properties or such Midstream Properties, the delivery of which will not violate any applicable confidentiality agreement entered into in good faith with an unaffiliated third party.

Section 6.10 Further Assurances.

(a) Each Credit Party at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Credit Parties or their Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to grant, continue the validity of, perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to execute, acknowledge, deliver, make any recordings, file any notices, make any registrations, or obtain any consents, deeds, certificates, assurances, or other instruments, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) Each Credit Party hereby authorizes the Collateral Agent to file, in each Credit Party’s jurisdiction of organization and in any other jurisdiction in which the filing of a financing statement is required under the UCC or otherwise deemed appropriate by the Collateral Agent to perfect the Collateral Agent’s security interest in any Collateral, one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of any Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Credit Party acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent or the Collateral Agent.

(c) The Borrower agrees that it will, and will cause each of the other Credit Parties to (i) grant to the Collateral Agent, contemporaneously with the granting of a Lien on any Property to secure any Debt under the Term Loan Credit Documents, as security for the Obligations, a perfected Lien (subject only to Excepted Liens and Liens securing the Term Loan Credit Documents) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders and (ii) contemporaneously with the guaranteeing of any Debt under the Term Loan Credit Documents, unconditionally guaranty, on a joint and several basis, the prompt payment and performance of the Obligations pursuant to the Guaranty. In connection therewith, the Borrower shall, and shall cause each of the other Credit Parties to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent and/or the Majority Lenders.

Section 6.11 Reserve Reports.

(a) (i) On or before April 1st of each year, commencing on April 1, 2025, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by an Approved Petroleum Engineer evaluating Borrower and its Subsidiaries’ Proved Oil and Gas Properties as of the immediately preceding December 31 (each such Reserve Report, a “December

31st Reserve Report”), (ii) on or before October 1st of each year, commencing October 1, 2025, a Reserve Report prepared by an Approved Petroleum Engineer or the Borrower’s own engineers in accordance with the procedures used in the immediately preceding December 31st Reserve Report evaluating the Borrower and its Subsidiaries’ Proved Oil and Gas Properties as of the immediately preceding June 30 and (iii) concurrently with delivery to the Term Loan Agent and the Term Loan Lenders, the Borrower shall furnish to the Administrative Agent and the Lenders any other Reserve Report required by the Term Loan Credit Agreement.

(b) In addition to Reserve Reports delivered pursuant to the foregoing clause (a), the Borrower shall furnish to the Administrative Agent any Reserve Report furnished to the Term Loan Agent substantially simultaneously with the delivery of such Reserve Report to the Term Loan Agent, together with any reserve database or other supporting materials used in preparing such Reserve Report that were delivered to the Term Loan Agent or any Term Loan Lender (including any engineering reports under the Term Loan Credit Agreement).

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying on behalf of the Borrower that in all material respects: (i) the factual information contained in the Reserve Report and any other information contained therewith is true and correct and to its knowledge there are no statements or conclusions in such Reserve Report which are based upon or include materially misleading information or fail to take into account material information known to it regarding the matters reported therein, (ii) to the extent the Borrower prepared such report, the Borrower acted in good faith and utilized reasonable assumptions and due care in the preparation of such Reserve Report, (iii) each Credit Party has good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report (other than those Oil and Gas Properties (A) disposed of in compliance with Section 7.11 and as set forth on an exhibit to such certificate (other than Hydrocarbons sold in the ordinary course of business), (B) that constitute leases that have expired in accordance with their terms or (C) that have title defects disclosed in writing to the Administrative Agent (including through the provision of title information pursuant to Section 6.12(a)) and such Properties are free of all Liens except for Permitted Liens, (iv) except as set forth on an exhibit to the certificate, on a net aggregate basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 5.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require any Credit Party or any Subsidiary thereof to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (v) none of the Oil and Gas Properties of the Credit Parties have been sold since the date of the most recent Reserve Report delivered hereunder except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold (other than Hydrocarbons in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent, (vi) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 5.19 had such agreement been in effect on the date hereof and (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties.

Section 6.12 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 6.11(a) (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information (as appropriate for the various categories of Proved Reserves) on ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated by such Reserve Report (the “Title Coverage Minimum”).

(b) If the Borrower has provided title information for additional Proved Oil and Gas Properties under Section 6.12(a) the Borrower shall, within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) after notice from the Administrative Agent that title defects (excluding Permitted Liens) exist with respect to such additional Oil and Gas Properties, (i) cure any such title defects or exceptions which are not permitted by Section 7.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with reasonably satisfactory title information having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the period of time required by clause (b) above or the Borrower does not comply with the requirements to provide acceptable title information covering at least the Title Coverage Minimum, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Majority Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property or the Borrower does not comply with the requirement to provide title information covering the Title Coverage Minimum, in either case, after such period of time has elapsed, such unacceptable Mortgaged Property shall not count towards the Title Coverage Minimum requirement, and the Administrative Agent may send a written notice to the Borrower and the Lenders that the PV-10 and Total PDP PV-10 for purposes of calculating the asset coverage ratio described in Section 7.01(b) for all purposes hereunder, shall be recalculated as determined by the Administrative Agent to exclude the property subject to a title defect or properties for which the Title Coverage Minimum is not satisfied that, in each case, the Borrower is unable (or has elected not) to cure and the Administrative Agent may send a notice to Borrower and the Lenders that the then effective Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause Borrower to be in compliance with the requirement to provide acceptable title information on Proved Oil and Gas Properties constituting not less than the Required Reserve Value. This new Borrowing Base shall become effective immediately after receipt of such notice. For the avoidance of doubt, any redetermination of the Borrowing Base pursuant to this Section 6.12(c) shall not be considered a Special Determination requested by Administrative Agent within the meaning of Section 2.08(c). Furthermore, any properties described in such notice shall be excluded from the determination of PV-10 and Total PDP PV-10 for any other purpose of calculation under the Loan Documents unless the applicable title defect or properties for which the Title Coverage Minimum is not satisfied, in each case, is cured to the reasonable satisfaction of the Administrative Agent.

Section 6.13 Additional Collateral; Additional Guarantors.

(a) In connection with each delivery of Reserve Reports under Section 6.11, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 6.11) to ascertain whether the Mortgaged Properties represent ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the Mortgaged Properties do not represent ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report, then the Grantors shall, and shall cause their Subsidiaries to, (x) grant, within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent) after delivery of the certificate required under Section 6.11, to the Collateral Agent, as security for the Obligations, a first priority Lien interest (provided that Excepted Liens and any Lien permitted under Section 7.03(f) may exist) on additional Oil and Gas Properties of the Grantors that are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report and deliver the documents required under Section 6.13(c), and (y) with respect to Oil and Gas Properties located in any jurisdiction for which a legal opinion related to Mortgaged Property has not been previously delivered under the Loan Documents, deliver legal opinions (including but not limited to customary opinions with respect to corporate authority, the enforceability of such instrument, and the creation, attachment, and perfection of liens granted thereunder) with respect thereto, and (z) ensure that such instrument is properly recorded and that the Liens granted thereunder constitute first-priority perfected liens in favor of the Collateral Agent. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) In the event that the Borrower or any Subsidiary thereof forms or acquires any Domestic Subsidiary (other than an Immaterial Subsidiary), any Domestic Subsidiary becomes a Material Subsidiary or any Domestic Subsidiary becomes a guarantor under the Term Loan Credit Documents (whether or not such Domestic Subsidiary is an Immaterial Subsidiary), the Borrower shall promptly (and in any event no later than (x) thirty (30) days or, to the extent such Domestic Subsidiary is a guarantor under the Term Loan Credit Documents, (y) one (1) day) cause such Domestic Subsidiary to guarantee the Obligations pursuant to the Guaranty and to grant a lien and security interest in all of its Collateral (as defined in the Security Agreement) pursuant to the Security Agreement. In connection therewith, the Borrower shall, or shall cause its applicable Subsidiary and, in the case of clause (ii) below, cause any Grantor that owns any Equity Interests of the new Subsidiary, to, (i) execute and deliver a supplement or joinder to the Security Agreement executed by such Subsidiary, and a supplement or joinder to each of this Agreement and the

Intercreditor Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary that are owned by any Grantor (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Subject to the terms and conditions of the Security Instruments, each Grantor will at all times cause the other tangible and intangible assets of such Grantor and each of its Subsidiaries (including all Swap Agreements) to be subject to a Lien of the Security Instruments, excluding the assets excluded from the Collateral under the Security Instruments.

(d) With respect to each Mortgaged Property relating to the Cogeneration Properties, the Administrative Agent shall have received within forty-five (45) days of the Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), (i) counterparts of a Mortgage with respect to each Mortgaged Property relating to the Cogeneration Properties duly executed and delivered by the applicable Credit Party, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Excepted Liens) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording and mortgage taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the Debt evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property (as reasonably determined by the Borrower) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) a title search in form and substance reasonably acceptable to the Administrative Agent, conducted by a title insurance company reasonably acceptable to the Administrative Agent, which reflect that such Mortgaged Property is free and clear of all liens, defects and encumbrances except Excepted Liens, (iii) (A) an ALTA/NSPS land title survey and affidavit of “no-change” with respect to each Mortgaged Property or (B) an ExpressMap or similar product with respect to each Mortgaged Property showing the improvements located thereon and otherwise in form and substance reasonably acceptable to the Administrative Agent, (iv) customary legal opinions of local counsel for the relevant Credit Party in the jurisdiction in which such Mortgaged Property is located and (v) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any improvement is located (and, if applicable, together with an executed notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Credit Parties, together with evidence of flood insurance to the extent required under Section 6.06(b). The Credit Parties shall use commercially reasonably efforts to obtain (and deliver to the Administrative Agent) an estoppel certificate in form and substance reasonably acceptable to the Administrative Agent and any consents necessary to permit the Credit Parties to grant to the Administrative Agent a Mortgage in respect of the leased Mortgaged Property relating to the Cogeneration Properties.

Section 6.14 ERISA Compliance. Each Credit Party will promptly furnish and will use commercially reasonable efforts to cause any ERISA Affiliate to promptly furnish to the Administrative Agent promptly upon becoming aware of (a) the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, or (b) the occurrence of any ERISA Event, either of which occurrence could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a written notice signed by the President or the principal Financial Officer of the applicable Credit Party, or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the applicable Credit Party, or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS, the Department of Labor or the PBGC with respect thereto.

Section 6.15 Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor (other than the Borrower) that is not otherwise an “eligible contract participant” as defined in the Commodity Exchange Act in order for such Guarantor to honor its obligations under the Guaranty including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any other Loan Document, as it relates to such other Guarantors, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 6.15 shall remain in full force and effect until all Obligations (other than contingent indemnification obligations) is paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 6.16 Deposit Accounts; Commodity Accounts and Securities Accounts. The Borrower and each other Grantor will cause each of their respective Deposit Accounts, Commodity Accounts or Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement; provided that with respect to any such Deposit Accounts, Commodity Accounts or Securities Accounts (in each case, other than Excluded Accounts) (a) in existence on the Effective Date, the Borrower and each other Grantor (as applicable) shall, no later than sixty (60) days after the Effective Date (or such later date in the Administrative Agent’s sole discretion) and (b) opened or acquired after the Effective Date, the Borrower and each other Grantor (as applicable) shall, no later than thirty (30) days after such opening or acquisition of any such Deposit Accounts, Commodity Accounts or Securities Accounts (or such later date as the Administrative Agent may agree in its sole discretion), in each case of clauses (a) and (b), deliver to the Administrative Agent duly executed Account Control Agreements; provided that unless and until any such Deposit Accounts, Commodity Accounts or Securities Accounts under clause (b) are subject to a duly executed Account Control Agreement, the Borrower and the Grantors shall not direct or redirect any funds into any such accounts during such thirty (30) day period, unless such Deposit Accounts, Commodity Accounts or Securities Accounts are acquired by the Borrower or a Grantor in a transaction otherwise permitted by this Agreement and such funds constitute account receivables of the acquired entities or other payments made by third parties for the account of the acquired entities.

Section 6.17 Use of Proceeds. The Credit Parties and their Subsidiaries shall use the proceeds of any Loans solely in accordance with Section 5.21.

Section 6.18 Minimum Hedging.

(a) On or before December 26, 2024 (or such later date in the Administrative Agent’s sole discretion), the Credit Parties shall enter into and, subject to Section 7.16(b), maintain in effect at all times Swap Agreements with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes, the notional volumes of which are at least, (i) for each month during the twenty-four (24) calendar month period immediately following the Effective Date, seventy-five percent (75%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and (ii) for each month during the twenty-fifth (25) through thirty-sixth (36) calendar month period following the Effective Date, fifty percent (50%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil. Such Swap Agreements shall be Existing Swaps or otherwise in the form of fixed price swaps (at market prices) or “costless collars”.

(b) On each Minimum Hedging Test Date, the Credit Parties shall enter into and, subject to Section 7.16(b), maintain in effect at all times Swap Agreements with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes, the notional volumes of which are at least, for each month during a rolling period of twenty-four (24) calendar months commencing with the end of the then next upcoming month end, seventy-five percent (75%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and (ii) for each month during a rolling period of twelve (12) months commencing with the end of the then month end of the twenty-fifth (25) month from the date of determination, fifty percent (50%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil. Such Swap Agreements shall be in the form of fixed price swaps (at market prices) or “costless collars” or with respect to the Existing Swaps, in the form of the Existing Swaps as of the Effective Date; provided that any Swap Agreements entered into to satisfy the requirements of this Section 6.18(b) (i) may be in the form of collars and not “costless collars” or purchased put options (provided that any such collars or such put options shall have a price floor equal to the greater of (x) $60 per barrel and (y) 85% of the then-prevailing Strip Price) and (ii) such collars and such put options may have premiums in an aggregate amount not to exceed $10 million.

(c) The Credit Parties shall enter into and maintain in effect at all times Swap Agreements (entered into Not for Speculative Purposes) with an Approved Counterparty in respect of forty-thousand (40,000) million British thermal units of natural gas for fuel for each day during the eighteen (18) calendar month period immediately following the Effective Date, which such Swap Agreements shall provide the Credit Parties with protection against cost fluctuations for the foregoing items.

(d) On each Minimum Hedging Test Date, the Credit Parties shall enter into and maintain in effect at all times Swap Agreements (entered into Not for Speculative Purposes) with an Approved Counterparty in respect of forty-thousand (40,000) million British thermal units of natural gas for fuel for each day during the eighteen (18) calendar month period commencing with the end of the then next upcoming month end, which such Swap Agreements shall provide the Credit Parties with protection against cost fluctuations for the foregoing items.

Section 6.19 Maintenance of Ratings. From and after ninety (90) days after the Effective Date (or such later date in the Administrative Agent’s sole discretion), the Borrower will maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

Section 6.20 Titled Collateral. (a) On or before March 6, 2025 (or such later date in the Administrative Agent’s sole discretion), the Credit Parties shall effect arrangements satisfactory to the Administrative Agent to perfect Liens on Material Titled Collateral (including by executing and filing with the registrar of motor vehicles or other appropriate authority on the applicable certificate of title an application or other document requesting a notation or other indication of the security interest) and (b) at any time after March 6, 2025, in the event that any Credit Party acquires Material Titled Collateral or any Person owning any Material Titled Collateral becomes a Credit Party, the Credit Parties shall cause the Collateral Agent to have a first priority perfected security interest and Lien in such Material Titled Collateral within sixty (60) days of acquisition thereof (or such later date as the Administrative Agent may agree in its sole discretion), in a manner reasonably acceptable to the Administrative Agent (including by executing and filing with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created under the Security Instruments on the applicable certificate of title).

ARTICLE VII

NEGATIVE COVENANTS

Until Payment in Full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that:

Section 7.01 Financial Covenants.

(a) Consolidated Total Net Leverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, the Consolidated Total Net Leverage Ratio to exceed 2.50 to 1.00.

(b) Minimum Asset Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, the ratio of the (i) sum of (A) PDP PV-10 plus (B) the Specified C&J Component, as of such date to (ii) Total Net Debt, as of such date, to be less 1.30 to 1.00.

(c) Minimum Liquidity. The Borrower will not permit, as of the last day of any calendar month, commencing with the calendar month ending December 31, 2024, Liquidity to be less than $25,000,000.

Section 7.02 Debt. Each Credit Party will not, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a) the Loans and the other Obligations arising under the Loan Documents or under any Swap Agreement expressly permitted hereunder, or any guaranty of or suretyship arrangement for the Loans and/or the other Obligations arising under the Loan Documents;

(b) (i) Debt of the Borrower and its Subsidiaries that is disclosed in Schedule 7.02;

(c) Debt under Capital Leases or that constitutes Purchase Money Debt; provided that the aggregate principal amount of all Debt described in this Section 7.02(c) at any one time outstanding shall not exceed $25,000,000;

(d) Debt associated with workers’ compensation claims, performance, appeal, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties in the ordinary course of business (including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties);

(e) intercompany Debt between or among the Borrower and its Subsidiaries that are Credit Parties; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any other Person (other than the Collateral Agent pursuant to the Security Instruments); provided, further, that such Debt is subordinated to the Obligations as and to the extent set forth in the Guaranty;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) Debt consisting of the financing of insurance premiums on a cash basis in the ordinary course of business if the amount financed does not exceed the premium payable for the current policy period;

(h) other unsecured Debt not to exceed $25,000,000 in the aggregate at any one time outstanding;

(i) (x) Debt of the Borrower under the Term Loan Credit Agreement in an aggregate outstanding principal amount not to exceed $482,000,000 and (y) any other “Indebtedness” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) arising under any Swap Agreement expressly permitted hereby, subject at all times to the terms of the Intercreditor Agreement; provided that (A) all such Debt and other obligations shall be secured by a set of Properties that are the same as, or a subset of, the Collateral, using security documents that are substantially equivalent to or share the same security documents as the Security Instruments or are otherwise reasonably acceptable to the Administrative Agent and such Debt and other obligations shall be subject to the Intercreditor Agreement and (B) solely with respect to clause (x), the all-in yield under the Term Loan Credit Agreement (whether through the “Applicable Margin” or any other component of yield but excluding increases of no more than 2.00% per annum resulting from the accrual of interest at the default rate) exceeds Term SOFR (or any functionally equivalent term) plus 13.50% per annum;

(j) Debt of the Borrower incurred to finance the acquisition of Property or series of related acquisitions of Property permitted under Section 7.05(c), Section 7.05(d) or Section 7.05(i); provided that (i) no Default or Event of Default has occurred and is continuing or would result from such incurrence, (ii) such Debt does not have any scheduled principal payments or a maturity date earlier than the date that is one hundred eighty (180) days following the Maturity Date, (iv) such Debt shall be in the form of (A) unsecured Debt, (B) Debt that is subordinated to the Obligations in compliance with Section 7.03(g) or (C) Preferred Stock, (v) such Debt shall not have terms requiring payments or prepayments on or prior to the date that is one hundred eighty (180) days following the Maturity Date other than as expressly permitted under Section 7.25 or have financial covenants, (vi) the Borrower shall be in pro forma compliance with the Consolidated Fixed Charge Coverage Ratio of greater than or equal to 2.25 to 1.00, after giving effect to any such incurrence, (vii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.01, after giving effect to such incurrence, (viii) such Debt shall not have (A) any mandatory prepayment or redemption provisions (other than a put right customary for “high yield” debt financings, so long as the terms of any such put right are incorporated into the Loan Documents) or (B) covenants, guarantees and events of default that are materially more restrictive to the Borrower and the Subsidiaries than the corresponding terms of this Agreement and the other Loan Documents (as in effect at the time of such issuance or incurrence), unless such more restrictive covenants, guarantees and events of default shall contemporaneously be made to apply equally to this Agreement, (ix) the Property acquired pursuant to such acquisition or acquisitions shall be subject to the Lien created under the Security Instruments and satisfy the perfection requirements set forth in the Loan Documents (subject to the exceptions specified therein) and (x) at least one (1) day prior to the incurrence of such Debt, the Administrative Agent shall receive a certificate of a Responsible Officer of the Borrower certifying the satisfaction of the foregoing terms and conditions, including reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio in a manner consistent with the calculations of the Consolidated Fixed Charge Coverage Ratio set forth in the Exhibit C and providing certified copies of the documentation evidencing any such Debt;

(k) the incurrence by the Borrower or any of its Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five (5) Business Days;

(l) Debt of a Credit Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice; provided that the aggregate principal amount of all Debt described in this (l) at any one time outstanding shall not exceed $30,000,000;

(m) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(n) Debt of a Credit Party incurred pursuant to, and in the form of, a guarantee of Debt of any other Credit Party to the extent the Debt of such other Credit Party is otherwise permitted under Section 7.02; and

(o) Debt in the form of purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with Investments permitted by Section 7.05, provided that the principal amount of all Debt described in this Section 7.02(o) at any one time outstanding shall not exceed the Threshold Amount.

Section 7.03 Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens created under the Loan Documents securing the payment of any Obligations or obligations under any Swap Agreement expressly permitted hereunder;

(b) Excepted Liens, Liens existing on the Effective Date and set forth on Schedule 7.03, Liens in connection with letters of credit existing on the Effective Date and set forth on Schedule 7.02 and continuations thereof which do not encumber more Property than such Liens existing on the Effective Date or in connection with such letters of credit existing on the Effective Date; provided that with respect to any letters of credit secured by the Liens described in this clause (b), such letters of credit shall not be permitted to be renewed extended or continued;

(c) Liens securing Capital Leases and Purchase Money Debt permitted by Section 7.02(c) but only on the Property under lease or the Property purchased, constructed or improved by such Capital Lease or with such Purchase Money Debt, together with any improvements, fixtures or accessions to such Property and the proceeds of such Property, improvements, fixtures or accessions;

(d) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries required in connection with any letter of intent or purchase agreement relating to an Investment permitted by Section 7.05;

(e) Liens on unearned insurance premiums securing Debt permitted under Section 7.02(g);

(f) Liens created under the Term Loan Credit Documents to the extent securing obligations permitted under Section 7.02(i), so long as any such Lien is subject to the Intercreditor Agreement;

(g) Liens (if any) securing Debt permitted under Section 7.02(j), so long as any such Lien is subject to an intercreditor agreement, including subordination terms and conditions reasonably satisfactory to the Administrative Agent;

(h) Liens securing Debt permitted under Section 7.02(l);

(i) Liens on Property other than Oil and Gas Properties, provided that the aggregate principal amount or face amount of all Debt or other obligations secured under this Section 7.03(i) shall not exceed $2,500,000 at any time;

(j) (x) Customary contractual rights of set-off and netting arrangements set forth in Swap Agreements and (y) Liens on cash or Cash Equivalents which does not exceed $10,000,000 in the aggregate at any given time for the posting of collateral or margin to secure the obligations of any Credit Party under any Other Swap Agreements; and

(k) Liens existing on the Effective Date in respect of the Berry Hill Solar License and any related Debt incurred by Berry Hill Solar LLC on or prior to the Effective Date.

Section 7.04 Restricted Payments. Each Credit Party will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(a) the Borrower may declare and pay distributions and dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b) Subsidiaries of the Borrower may declare and pay distributions and dividends ratably with respect to their Equity Interests to the Borrower or any other Guarantor;

(c) the Borrower may make Restricted Payments to holders of its Equity Interests within sixty (60) days after the declaration or announcement of such Restricted Payment (or, if no such declaration or announcement is made, on the date of making such Restricted Payment), so long as both immediately before and immediately after giving effect to such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 7.01 (on a pro forma basis as such financial covenants are recomputed on the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payment)), and (iii) the aggregate amount of all Restricted Payments made under this Section 7.04(c) in any fiscal year of the Borrower shall not exceed the lesser of (A) $0.08 per share of common Equity Interests of the Borrower issued and outstanding at such time of determination and (B) the sum of (1) $25,000,000 and (2) the product of (I) the number of common Equity Interests of the Borrower issued after the Effective Date in connection with the vesting of restricted shares or the exercise of stock options, warrants, other convertible securities or similar rights, in each case, related to compensation schemes of the Borrower and (II) a fraction equal to (x) $25,000,000 over (y) 76,938,994;

(d) the Borrower and its Subsidiaries may redeem, acquire, retire or repurchase, for cash, shares of Equity Interests (other than Disqualified Capital Stock) of the Borrower held by any present or former officer, manager, director or employee of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, so long as all such Restricted Payments do not exceed $3,000,000 in the aggregate in any fiscal year;

(e) redemptions, purchases or other acquisitions of (i) Equity Interests issued by the Borrower to existing or former employees of any Credit Party in connection with satisfying federal or state income tax obligations incurred in connection with the issuance or exercise of Equity Interests or (ii) Equity Interests in satisfaction of the exercise price for stock options in which the amounts paid by a Credit Party consist of either Equity Interests of the Borrower or nominal amounts for fractional shares; and

(f) the Borrower may make Restricted Payments concurrently with the vesting of restricted shares in connection with accrued dividends in respect of common Equity Interests of the Borrower to the extent such dividends have accrued prior the vesting of such restricted shares that are related to compensation schemes of the Borrower so long as both immediately before and immediately after giving effect to such Restricted Payment (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 7.01 (on a pro forma basis as such financial covenants are recomputed on the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payment)), and (iii) the aggregate amount of all Restricted Payments made under this Section 7.04(f) in any fiscal year of the Borrower shall not exceed $5,000,000.

Section 7.05 Investments, Loans and Advances. Each Credit Party will not, and will not permit any of its Subsidiaries to, make or permit to exist any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments made prior to the Effective Date that are disclosed in Schedule 7.05;

(b) Cash Equivalents;

(c) Investments made by the Borrower in or to any of its Subsidiaries that is a Guarantor (including any newly formed Subsidiary that becomes a Guarantor in accordance with this Agreement) or made by any Subsidiary of the Borrower in or to the Borrower or any Subsidiary of the Borrower that is a Guarantor (including any newly formed Subsidiary that becomes a Guarantor in accordance with this Agreement);

(d) subject to Section 7.06 and Section 7.23, to the extent, if any, constituting Investments, Investments of the type described in clause (c) of the definition thereof in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.05 or from accounts receivable arising in the ordinary course of business, which Investments are obtained by the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 7.05(e) exceeds $10,000,000;

(f) Investments constituting Debt permitted under Section 7.02;

(g) to the extent constituting Investments, accounts receivable arising in the ordinary course of business or to the extent expressly permitted under Section 7.09;

(h) loans or advances to employees, officers, or directors in the ordinary course of business of the Borrower, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $500,000 in the aggregate at any time outstanding;

(i) to the extent constituting Investments, Investments pursuant to Swap Agreements otherwise permitted under this Agreement;

(j) other Investments not to exceed the Threshold Amount in the aggregate;

(k) to the extent constituting Investments, investments consisting of non-cash consideration received in connection with dispositions or transfers permitted pursuant to Section 7.11(j);

(l) [reserved];

(m) advances to suppliers or contractors in the ordinary course of business in accordance with agreements customary in the oil and gas industry for oil and gas development activities;

(n) Investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business, that are customary in the oil and gas industry and represented by accounts from such customers;

(o) Investments consisting of cash earnest money deposits made in connection with any letter of intent or purchase agreement so long as the underlying acquisition is otherwise permitted under this Agreement;

(p) Investments funded with net proceeds of an offering of Equity Interests (other than Disqualified Capital Stock) in the Borrower or capital contributions received by the Borrower to its common equity capital from the holders of its Equity Interests ((in each case other than proceeds of any Covenant Cure Payment) within sixty (60) days prior to the making of any such Investment;

(q) Investments so long as both before, and immediately after giving effect to, any such Investment no Default or Event of Default exists or would exist, the consideration for which consists solely of Equity Interests (other than Disqualified Capital Stock) of the Borrower or warrants, options or other rights to purchase or acquire such Equity Interests of the Borrower (other than Disqualified Capital Stock); and

(r) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, Investments in an aggregate amount not to exceed the Available Amount (as defined in the Term Loan Credit Agreement as in effect on the Effective Date) in effect at such time.

Section 7.06 Nature of Business; No International Operations. Each Credit Party will not, and will not permit any of its Subsidiaries to, allow any change to be made in the character of its business as an independent oil and gas exploration and production company and will not engage in any other business activities other than (a) those for which Loan proceeds may be used pursuant to Section 7.21 and (b) those engaged in by such Credit Party or such Subsidiary on the Effective Date as presently conducted and, in each case, all activities and operations incidental thereto. Each Specified C&J Entity will not, and will not permit any of its Subsidiaries to allow, any changes to be made in the character of its business as in effect on the Effective Date and activities and operations incidental thereto; for the avoidance of doubt, in no event shall the primary business of any Specified C&J Entity be the exploration and production of Hydrocarbons and/or owning and leasing Oil and Gas Properties. From and after the Effective Date, the Credit Parties and their Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or Midstream Properties not located within the geographical boundaries of the United States. Each Credit Party shall at all times remain organized under the laws of the United States or any State thereof or the District of Columbia.

Section 7.07 Proceeds of Loans. No Credit Party will permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither any Credit Party nor any Person acting on behalf of any Credit Party has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X, as the case may be. The Borrower will not request any Borrowing, and each Credit Party shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing directly or knowingly indirectly (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or (c) in any Sanctioned Country, or in any manner that would result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws applicable to any party hereto.

Section 7.08 ERISA Compliance.

(a) Each Credit Party will not, and will use commercially reasonable efforts to not permit any of its ERISA Affiliates to, at any time:

(i) engage in any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsection (i), subsection (l) or subsection (m) of section 502 of ERISA or a tax imposed under section 4971 of the Code that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(ii) fail to make full payment when due of all amounts which, under the provisions of any Plan, Multiemployer Plan, agreement relating thereto or applicable law, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto.

Section 7.09 Sale of Notes or Receivables. Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business, the settlement of joint interest billing accounts in the ordinary course of business, discounts granted to settle collection of accounts receivable, or the sale of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, each Credit Party will not, and will not permit any of its Subsidiaries to, sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Subsidiary of the Borrower that is a Guarantor.

Section 7.10 Mergers, Etc. Each Credit Party will not, and will not permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired), or liquidate or dissolve; provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (a) any Subsidiary of the Borrower may (i) participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing and surviving entity) or (ii) transfer all or substantially all of its assets to the Borrower or a Subsidiary of the Borrower that is a Guarantor, (b) any Subsidiary of the Borrower may participate in a consolidation with another Subsidiary of the Borrower (provided that if a Credit Party is involved in such consolidation, such Credit Party shall be the continuing or surviving entity), (c) any Credit Party (other than the Borrower) may dissolve so long as such Credit Party does not own or hold any Oil and Gas Properties and if such Credit Party distributes its assets (if any) to the Borrower or another Credit Party prior to such dissolution and (d) any Subsidiary of the Borrower may merger or consolidate with another Person in connection with any Investment permitted under Section 7.05 (provided that if a Credit Party is involved in such consolidation, such Credit Party shall be the continuing or surviving entity). The Borrower will not change its organizational form, or enter into any transaction which has the effect of changing the Borrower’s organizational form.

Section 7.11 Sale of Properties and Liquidation of Swap Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey, exclusively license, or otherwise transfer or Dispose of (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) any Property or any Equity Interest in any of its Subsidiaries that owns any Property, or to Liquidate any Swap Agreement in respect of commodities, except for:

(a) the sale of Hydrocarbons in the ordinary course of business and Dispositions of cash and Cash Equivalents in the ordinary course of business and not otherwise prohibited by this Agreement;

(b) (i) (A) farmouts of undeveloped acreage and/or depths, in each case, to which no proved reserves are attributable and assignments in connection with such farmouts and the abandonment, farmout, exchange or other Disposition of properties not constituting proven reserves and (B) farmouts of non-Proved Reserves (i.e. “probable reserves” and “possible reserves”) so long as, in each case under this Section 7.11(b)(i), (x) no Default or Event of Default has occurred and is continuing or would result from such farmout and (y) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.01, after giving effect to such farmout, abandonment, exchange or other Disposition, as applicable and (ii) farmouts of Oil and Gas Properties within the geographic location depicted in part (a) of Schedule 7.11;

(c) the sale or transfer of equipment and other personal property that is no longer necessary or useful for the business of such Credit Party or such Subsidiary or is replaced by equipment or personal property of at least comparable value and use, in each case for this clause (c) in the ordinary course of business;

(d) transfers of Properties among the Borrower and Subsidiaries of the Borrower that are Guarantors; provided that, (i) with respect to any transfers of Equity Interests in any Subsidiaries of the Borrower, the requirements of Section 6.13(b) are satisfied and (ii) with respect to any transfers of Proved Oil and Gas Properties, the transferee promptly delivers mortgages or other Security Instruments in favor of the Collateral Agent to the extent necessary to satisfy the requirements of Section 6.13;

(e) (i) Liquidations of Swap Agreements expressly required by Section 7.16(b) and (ii) other Liquidations of Swap Agreements; provided that, with respect to this clause (ii), (A) no Default or Event of Default shall exist immediately after giving effect to such Liquidation, (B) all of the consideration received in respect of such Liquidation shall be cash or Cash Equivalents, (C) immediately after giving effect to such Liquidation, the Credit Parties shall be in pro forma compliance with the requirements set forth in Section 6.18, and (D) any such Liquidations shall be subject to Section 2.08(g);

(f) to the extent constituting a Disposition, (i) Investments permitted under Section 7.05 and (ii) Restricted Payments permitted under Section 7.04;

(g) Casualty Events; provided that any such Casualty Events shall be subject to Section 2.08(g);

(h) the Disposition of any Oil and Gas Property or Midstream Property or any interest therein or of the Equity Interests of any other Credit Party owning Oil and Gas Properties or Midstream Property; provided that, (i) no Default or Event of Default shall exist immediately after giving effect to such Disposition, (ii) seventy five percent (75%) of the consideration received in respect of such Disposition shall be cash or Cash Equivalents, (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property or Midstream Property the subject of the Disposition, interest therein or Credit Party subject of such Disposition (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iv) immediately prior to and after giving effect to such Disposition, the Credit Parties shall be in pro forma compliance with the requirements set forth in Section 7.01, and (v) any such Disposition shall be subject to Section 2.08(g);

(i) other Dispositions not to exceed $5,000,000 in the aggregate in any fiscal year;

(j) sales and other Dispositions of Properties between the Borrower and any Credit Party or between any Credit Party and any other Credit Party, including Dispositions to another Person created as a result of a division so long as such other Person created as a result of a division becomes a Credit Party hereunder concurrently with such Disposition;

(k) the lapse or abandonment of intellectual property in the ordinary course of business, which in the reasonable good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(l) Dispositions of Investments in the Existing Joint Ventures, to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements as in effect on the date hereof and similar binding arrangements;

(m) Dispositions of all or substantially all of the assets, or all or substantially all of the Equity Interest of, any Specified C&J Entity, so long as (i) no Default or Event of Default shall be existing as of the date the definitive agreement relating to any such Disposition is entered into (both before, and after, giving pro forma effect to such Disposition), (ii) seventy five percent (75%) of the consideration received in respect of such Disposition shall be cash or Cash Equivalents and (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value (as determined on the date such definitive agreement is entered into);

(n) Dispositions of Oil and Gas Properties located in the geographic location specifically depicted in part (b) of Schedule 7.11 in exchange for certain other Oil and Gas Properties; and

(o) sales, assignments, conveyances, licenses, transfers and/or Dispositions of the Berry Hill Solar License under the Solar Power Purchase Agreement.

Notwithstanding any provision to the contrary in any Loan Document, the Credit Parties shall not Dispose of Specified Property in excess of $300,000,000 in the aggregate for all such Dispositions (other than any Dispositions pursuant to Section 7.11(b) or Section 7.11(j)).

Section 7.12 Transactions with Affiliates. Neither the Borrower nor any other Credit Party shall, will nor will they permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or Subsidiary, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and any Subsidiaries of the Borrower that are Guarantors and (ii) any Subsidiaries of the Borrower that are not Guarantors, (c) compensation to, and the terms of any employment contracts with, individuals who are officers, managers, employees or directors of the Borrower, provided such compensation is approved by the Borrower’s board of directors, (d) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower (or any direct or indirect parent thereof) or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary and (e) Restricted Payments permitted under Section 7.04(b), Section 7.04(d), Section 7.04(e) or Section 7.04(f).

Section 7.13 Subsidiaries. Each Credit Party will not, and will not permit any of its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent following such creation or acquisition and complies with Section 6.13(b). Each Credit Party will not, and will not permit any of its Subsidiaries to, sell, exclusively license, assign or otherwise Dispose of any Equity Interests in any of its Subsidiaries except to the Borrower or any Subsidiary of the Borrower (with each such Subsidiary being required to be or become a Guarantor as provided in this Agreement) or in compliance with Section 7.10 and Section 7.11. No Credit Party will have any Foreign Subsidiaries or any non-wholly owned Subsidiaries. No Credit Party will permit any Person other than the Borrower or another Credit Party to own any Equity Interests in any Guarantor.

Section 7.14 Negative Pledge Agreements; Subsidiary Dividend Restrictions. Each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly, to: (a) create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Collateral Agent and the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith other than (i) this Agreement, the Security Instruments, any other Loan Document and any Term Loan Credit Documents, (ii) agreements with respect to Purchase Money Debt or Capital Leases secured by Liens permitted by Section 7.03(c) but only with respect to the Property that is financed by such Purchase Money Debt or Capital Lease, (iii) documents creating Liens which are described in clause (e) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (e), (iv) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 7.11 pending the consummation of such sale or disposition, (e) customary prohibition on assignment contained in software license agreements, (v) agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the disposition or distribution of assets of such joint venture, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of the Borrower or any Subsidiary, (vii) agreements in existence on the date hereof related to (1) the Berry Hill Solar License, (2) the Solar Power Purchase Agreement and/or (3) Debt incurred by Berry Hill Solar LLC on or prior to the Effective Date in connection with the Berry Hill Solar License and/or the Solar Power Purchase Agreement and (viii) restrictions that are imposed by any Governmental Requirement, and (b) enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Credit Parties to guarantee the Obligations.

Section 7.15 Gas Imbalances, Take-or-Pay or Other Prepayments. Each Credit Party will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Proved Oil and Gas Properties or any other properties that would require the Borrower, any other Credit Party, or any Subsidiary thereof to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.16 Swap Agreements.

(a) Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements for speculative purposes. Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements with any Person other than:

(i) Swap Agreements in respect of commodities with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into with notional volumes (when netted and aggregated with other commodity Swap Agreements then in effect) that do not cause the net aggregate notional volumes of all Swap Agreements then in effect to exceed, as of the date such Swap Agreement is entered into, for each such full calendar month during the forthcoming sixty (60) consecutive full calendar months following such date of determination, ninety percent (90%) of the reasonably anticipated production volume of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement; provided, however, that such Swap Agreements shall not, in any case, have a tenor longer than sixty (60) consecutive calendar months, beginning with the first full calendar month following the date in question; provided, further, that no Credit Party shall enter into a Swap Agreement where it is the seller of a call option unless there is a corresponding collar transaction or an offsetting put for the same period;

(ii) Swap Agreements in respect of interest rates with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into, as follows:

(A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties and their Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt, and

(B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties and their Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt; and

(iii) Other Swap Agreements entered into Not for Speculative Purposes.

(b) If, on the last day of any fiscal quarter, the Borrower determines that the aggregate notional volumes of all Swap Agreements covering crude oil, natural gas or natural gas liquids, respectively, for such fiscal quarter exceeds the actual volumes of production for such commodity for such fiscal quarter, then the Borrower shall (i) promptly (and in any event, no later than twenty (20) Business Days following the last day of such fiscal quarter) notify the Administrative Agent of such determination and furnish to the Administrative Agent a statement setting forth in reasonable detail the calculation of such determination and (ii) within twenty (20) Business Days of such determination, (A) furnish to the Administrative Agent an updated Reserve Report or other projections of anticipated production acceptable to the Administrative Agent, (B) terminate, create off-setting positions or otherwise unwind existing Swap Agreements such that, at such time, future swap volumes in respect of crude oil, natural gas and natural gas liquids will not exceed the notional volumes set forth in (a)(i) for the then-current and any succeeding quarters, and (C) furnish to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying that as of the date of such certificate the Borrower is in compliance with Section 7.16.

(c) Notwithstanding, and in addition to the Swap Agreements permitted by, clause (a) hereof, any Credit Party and any Subsidiary of a Credit Party may enter into Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes, pertaining to Oil and Gas Properties to be acquired pursuant to a Specified Acquisition, with a tenor not to exceed thirty-six (36) months from the date any such Swap Agreement is executed, and covering aggregate notional volumes not to exceed the lesser of (A) 10.0% of the Borrower’s and its Subsidiaries’ the reasonably anticipated production volume of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement (without giving effect to any such pending Specified Acquisitions) and (B) 90% of the reasonably anticipated production volume of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves to be acquired in such Specified Acquisition, as set forth in the reserve report delivered to the Administrative Agent in connection with such Specified Acquisition (an “Acquired Asset Reserve Report”); provided that Swap Agreements pursuant to this Section 7.16(c) must be liquidated, terminated or otherwise monetized upon the earlier to occur of: (I) the date that is ninety (90) days (or such longer period as to which the Administrative Agent may agree) after the execution of the purchase and sale agreement relating to the Specified Acquisition to the extent that such Specified Acquisition has not been consummated by such date and (II) thirty (30) days (or such longer period as to which the Administrative Agent may agree) after the earlier of (1) the date that such Specified Acquisition is terminated and (2) the date that the Borrower can reasonably determine that the Specified Acquisition will not or cannot be consummated (it being understood and agreed that no such liquidation or termination of any Swap Agreements shall be required pursuant to this proviso to the extent that the Borrower or such Subsidiary would then be permitted to enter into such Swap Agreements pursuant to clause (a)(i) hereof at such time); provided, further, no hedging contracts may be entered into in connection with a Specified Acquisition until the applicable Acquired Asset Reserve Report has been delivered to the Administrative Agent.

(d) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower, any other Credit Party, or any of their Subsidiaries to post collateral, credit support (including in the form of letters of credit) or margin (other than, in each case, pursuant to the Security Instruments) to secure their obligations under such Swap Agreement or to cover market exposures.

(e) For purposes of entering into Swap Agreements under clause(a)(i) hereof or determining required unwinds, terminations and transfers of Swap Agreements under clause (b), forecasts of reasonably anticipated production from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be deemed to be updated to account for any increase or decrease in production anticipated because of information obtained by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent subsequent to the publication of such Reserve Report including (i) the Borrower’s or any of its Subsidiaries’ internal forecasts of production decline rates for existing wells, (ii) additions to or deletions from anticipated future production from new wells, (iii) completed dispositions, (iv) completed acquisitions, and (v) other production coming on stream or failing to come on stream; provided that (A) any such supplemental information shall be presented in the form of a summary of engineering cash flows prepared by or under the supervision of the chief engineer of the Borrower, which summary shall be (1) a “roll forward” of the most recently delivered Reserve Report presented on a comparison basis and (2) substantially in the form of the summary of engineering cash flows delivered to the Administrative Agent prior to the Effective Date (or such other form that is acceptable to the Administrative Agent), (B) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e., it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report) and (C) any such supplemental information shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying as to the content thereof (which certificate shall be in form and substance reasonably acceptable to the Administrative Agent).

(f) It is understood that Swap Agreements in respect of commodities permitted under Section 7.16(a)(i), Section 7.16(b) or Section 7.16(c) which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (such as, for example, basis risk and price risk), shall not be aggregated together when calculating the limitations on notional volumes contained in Section 7.16(a)(i), Section 7.16(b) or Section 7.16(c).

(g) Notwithstanding the foregoing, nothing in this Section 7.16 shall be deemed to prohibit offsetting Swap Agreements entered into for the purposes of unwinding existing Swap Agreements in order to maintain compliance with this Section 7.16.

Section 7.17 Amendments to Organizational Documents; Material Contracts; Term Loan Credit Documents.

(a) No Credit Party will, nor will it permit any of its Subsidiaries to, alter, amend or modify in any manner (including by means of amending or modifying the defined terms used in, or entering into a new or separate agreement having the purpose or effect of amending, replacing, superseding or contradicting) materially adverse to the Lenders, its certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document (and the Borrower agrees to notify the Administrative Agent of any amendments and modifications to any such certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document in accordance with Section 6.01(j)).

(b) No Credit Party will, nor will it permit any of its Subsidiaries to, alter, amend, terminate (other than by virtue of its scheduled expiration in accordance with its terms), waive, replace or modify (including by means of amending or modifying the defined terms used in, or entering into a new or separate agreement having the purpose or effect of amending, replacing, superseding or contradicting) any of the Material Contracts in any manner materially adverse to the Lenders (and the Borrower agrees to provide information to the Administrative Agent regarding any amendments and modifications to such Material Contracts in accordance with Section 6.01(q)(B)) (it being understood that any replacement of any Material Contract by a Replacement Material Contract shall be deemed not materially adverse to the Lenders).

(c) No Credit Party will, nor will it permit any of its Subsidiaries to, amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the Term Loan Credit Documents, if the effect thereof would (i) be a Prohibited Term Loan Modification Event, (ii)(A) subordinate in right of payment any Term Loan Obligations to any other Debt or subordinate the Liens securing Term Loan Obligations to any other Lien or (B) other than by operation of law, to permit any Debt of the type set forth in clauses (a) and (b) of the definition thereof (other than the Term Loan Obligations) to be prior in right of payment or senior or pari passu in right of Lien priority to the Obligations, (iii) contravene the Intercreditor Agreement, (iv) grant a Lien on any Property or assets of the Borrower and its Subsidiaries to secure obligations outstanding under the Term Loan Credit Documents without substantially contemporaneously granting to the Collateral Agent, as security for the Obligations, a Lien on the same Property or assets pursuant to the Security Instruments (it being understood that if any Security Instruments need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Administrative Agent) or (v) affect the operation of the definition of “Commitment” under the Term Loan Credit Agreement, provisions relating to prepayments under the Term Loan Credit Agreement or any functionally equivalent concept.

(d) No Credit Party will, nor will it permit any of its Subsidiaries to, grant a Lien on any Property to secure obligations outstanding under the Term Loan Credit Documents without substantially contemporaneously granting to the Collateral Agent, as security for the Obligations, a Lien on the same property pursuant to the Security Instruments (it being understood that if any Security Instruments need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Majority Lenders).

Section 7.18 Non-Qualified ECP Counterparties. Each Credit Party shall not permit any Credit Party or any of their Subsidiaries that is not a Qualified ECP Counterparty to own, at any time, any Proved Oil and Gas Properties or any Equity Interests in any Subsidiaries that own Proved Oil and Gas Properties.

Section 7.19 Sale and Leaseback. Each Credit Party shall not, and shall not permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter such Credit Party or Subsidiary shall lease as lessee such Property or any part thereof or other Property which such Credit Party or Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 7.20 Limitation on Accounting Changes or Changes in Fiscal Periods. No Credit Party nor any Subsidiary of any Credit Party shall make (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP, or (b) any change to the end of its fiscal year to end on a day other than December 31 or change any method of determining fiscal quarters.

Section 7.21 Marketing Activities. Each Credit Party will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties constituting Proved Reserves during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties constituting Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right or obligation to market pursuant to joint operating agreements, unitization agreements or other similar contracts (or contracts executed in connection therewith) that are usual and customary in the oil and gas business, and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken other than ordinary course deficiencies in an amount not to exceed $2,500,000 in the aggregate at any time and (ii) for which appropriate credit support has been taken to alleviate the credit risks of the counterparty thereto; provided, that, this Section 7.21 shall not prohibit the purchase of natural gas in the ordinary course operations of the Borrower and its Subsidiaries for the extraction of Hydrocarbons.

Section 7.22 [Reserved].

Section 7.23 Capital Expenditures. Each Credit Party will not, and will not permit any of its Subsidiaries to, make Capital Expenditures, except (a) Emergency Capital Expenditures and (b) Capital Expenditures (i) in strict accordance with the Capital Expenditure Schedule most recently delivered in accordance with Section 6.01(e) (including with respect to operating areas and categories of Capital Expenditures set forth in such Capital Expenditure Schedule), as the same may be updated from time to time in accordance with Section 6.01(c) and (ii) in an amount not to exceed $150,000,000 for any Rolling Period; provided that, with respect to any Capital Expenditures that constitute Growth Capital Expenditures, with respect to any Growth Project that would be a new Growth Project at the time (or immediately prior to) such Capital Expenditures are (or being) made, immediately prior to and after giving effect thereto, (x) no Specified Event of Default or Event of Default related to Article VII shall have occurred and be continuing and (y) no Default related to Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(d) or Section 6.01(f) shall have occurred and be continuing.

Section 7.24 Anti-Layering Covenant. No Credit Party will incur any Debt that (a) subject to the Intercreditor Agreement, is senior in right of payment to the Obligations, (b) is expressed to be secured by the Collateral on a senior basis to the Obligations (other than Debt permitted pursuant to Section 7.02(c) with respect to the assets that are financed by such Debt) or (c) is expressed to rank or ranks so that the Liens securing such Debt is senior to the Liens securing the Obligations (other than Debt permitted pursuant to Section 7.02(c) with respect to the assets that are financed by such Debt).

Section 7.25 Payment or Prepayment of Other Debt. Each Credit Party will not, and will not permit any of its Subsidiaries to, call, make or offer to make any optional or voluntary Redemption, payments or prepayments or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Debt incurred pursuant to Section 7.02(h) or Section 7.02(j); provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may Redeem any such Debt with the net cash proceeds of any newly issued Debt to the extent permitted to be incurred pursuant to Section 7.02(h) or Section 7.02(j), respectively. Each Credit Party will not, and will not permit any of its Subsidiaries to, call, make or offer to make any Redemption, payment or prepayment or otherwise Redeem (whether in whole or in part) any Term Loans, except that:

(i) so long as no Borrowing Base Deficiency exists immediately prior to and immediately after such repayment, the Credit Parties may repay the Term Loans pursuant to Section 3.01(a) of the Term Loan Credit Agreement as in effect on the date hereof;

(ii) the Credit Parties may prepay the Term Loans pursuant to Section 3.04(c)(ii), Section 3.04(c)(iii) or Section 3.04(c)(iv) of the Term Loan Credit Agreement as in effect on the date hereof;

(iii) so long as no Borrowing Base Deficiency exists immediately prior to and immediately after such prepayment and no Event of Default has occurred and is continuing (other than under the financial covenant to be cured by such prepayment), the Credit Parties may prepay the Term Loans pursuant to Section 3.04(c)(vi) of the Term Loan Credit Agreement as in effect on the date hereof so long as in accordance with Section 8.03;

(iv) so long as no Borrowing Base Deficiency exists immediately prior to and immediately after such prepayment and no Event of Default has occurred and is continuing or would result therefrom, the Credit Parties may make any mandatory prepayment under Section 3.04(c)(i) or Section 3.04(c)(v) of the Term Loan Credit Agreement as in effect on the date hereof; provided that (1) if an Event of Default has occurred and is continuing, the Credit Parties may make any mandatory prepayment under Section 3.04(c)(i) or Section 3.04(c)(v) of the Term Loan Credit Agreement as in effect on the date hereof so long as any applicable proceeds shall have first been applied to prepay the Obligations and the Cash Collateralize any L/C Obligations in full (with the amount of each such prepayment and Cash Collateral automatically reducing the Aggregate Elected Commitments and the

Borrowing Base by the same amount, applied ratably among the Lenders in accordance with each Lender’s Applicable Percentage) and the amount of any excess that is applied to so prepay the Term Loans shall automatically reduce, at the Borrower’s election, either (x) unused Aggregate Commitments (as defined in the Term Loan Credit Agreement as in effect on the date hereof), if any or (y) the Aggregate Elected Commitments and the Borrowing Base by the same amount, applied ratably among the Lenders in accordance with each Lender’s Applicable Percentage and (2) if a Borrowing Base Deficiency exists, the Credit Parties may make any mandatory prepayment under Section 3.04(c)(i) or Section 3.04(c)(v) of the Term Loan Credit Agreement as in effect on the date hereof so long as any proceeds shall have first been applied to pay such Borrowing Base Deficiency; and

(v) the Credit Parties may call, make or offer to make any optional or voluntary Redemption, voluntary payments or voluntary prepayments or otherwise optionally or voluntarily Redeem any Term Loans:

(A) by converting such Term Loans into Equity Interests of the Borrower (other than Disqualified Capital Stock);

(B) so long as there is no Borrowing Base Deficiency and no Event of Default has occurred and is continuing or would result therefrom, in the form of cash with the net proceeds of any incurrence of any Debt that constitutes Permitted Refinancing; or

(C) so long as no Borrowing Base Deficiency exists or would result therefrom and no Event of Default has occurred and is continuing or would result therefrom, in the form of cash with net proceeds from any capital contributions to, or of an issuance or offering of, Equity Interests (other than Disqualified Capital Stock) in the Borrower, so long as such Redemption, payment or prepayment occurs substantially contemporaneously with the receipt of such net proceeds (it being understood and agreed that any Redemption, payment or prepayment which occurs within 180 days after the receipt of such net proceeds shall be deemed to be substantially contemporaneous with the receipt of such net proceeds).

Notwithstanding any provision to the contrary in any Loan Document, each of the Credit Parties and the Subsidiaries of the Credit Parties may call, make or offer to make any Redemption, payment or prepayment or otherwise Redeem (whether in whole or in part) any Term Loans so long as no Borrowing Base Deficiency exists or would result therefrom and no Event of Default has occurred and is continuing or would result therefrom.

Section 7.26 Limitation on Leases. Each Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbon Interests and leases of drilling rigs), under leases or lease agreements which would cause the aggregate amount of all payments made by the Credit Parties and their Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 7.27 Permitted Activities of the Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or other activity or own any assets other than (i) its ownership of the Equity Interests of the other Credit Parties and the Subsidiaries thereof, and in each case, activities incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with Governmental Requirements (including with respect to applicable securities laws) and (iii) activities relating to the performance of its obligations under the Loan Documents, the Term Loan Credit Documents and its operating agreement or other constitutional documents, (b) incur, create, assume or suffer to exist any Debt or other liabilities or financial obligations, except (i) the Obligations, (ii) the Term Loan Obligations, (iii) Debt permitted pursuant to Section 7.02(j), (iv) non-consensual obligations imposed by operation of law and (v) obligations with respect to its Equity Interests, (c) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than (i) Liens securing the Obligations, (ii) Liens securing the Term Loan Obligations to the extent permitted under this Agreement and (iii) non-consensual Liens arising by operation of law), (d) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or substantially all of its assets or properties, except as permitted pursuant to Section 7.10 or pursuant to the provisos described in clause (b) of the definition of “Change in Control” or (e) create, incur, assume or suffer to exist any Investment in any Person (other than to the extent required to permit the Borrower to own the assets described in Section 7.27(a)(i)).

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

Section 8.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, any other Credit Party or any of their Subsidiaries, in any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;

(d) the Borrower, any other Credit Party, or any of their Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01, Section 6.02, Section 6.03, Section 6.13, Section 6.16, Section 6.17, Section 6.18, Section 6.19 or Article VII;

(e) the Borrower, any other Credit Party or any of their Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.01(a), Section 8.01(b) or Section 8.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any other Credit Party, as applicable, having knowledge of such failure, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent;

(f) the Borrower, any other Credit Party, or any of their Subsidiaries shall fail to make any payment of principal or interest on any Material Debt, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace;

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower, any other Credit Party, or any of their Subsidiaries to make an offer in respect thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any other Credit Party, or any of their Subsidiaries or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Credit Party, or any of their Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any other Credit Party, or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Credit Party, or any of their Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any other Credit Party, or any of their Subsidiaries shall become unable to admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments or settlements for the payment of money by the Credit Parties or their Subsidiaries or any combination thereof in an aggregate amount in excess of $20,000,000 shall be rendered against any Credit Party or any of its Subsidiaries or any combination thereof, in each case, other than (x) a judgment the execution of which is effectively stayed within thirty (30) days and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of a Credit Party or any of its Subsidiaries to enforce any such judgment, or (y) a judgment which is fully cash collateralized, fully bonded or fully covered by insurance from an insurer that is rated at least “A” by A.M. Best Company and such insurer has been notified of, and has not disputed the claim made for the payment of, the amount of such judgment or settlement;

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on any material portion of the Collateral purported to be covered thereby, except (i) to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower, any other Credit Party, or any of their Controlled Affiliates shall so state in writing and (ii) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates, promissory notes or other instruments actually delivered to it under the Security Instruments;

(m) a Change in Control shall occur; or

(n) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in liability of the Borrower and its Subsidiaries in an aggregate amount that would result in a Material Adverse Effect.

Section 8.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 8.01(h), Section 8.01(i) or Section 8.01(j) at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments of the Lenders (except for funding obligations of outstanding Letters of Credit), (ii) terminate the obligations of L/C Issuer to make L/C Credit Extensions, (iii) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), and/or (iii) declare the Obligations (other than the Obligations arising out of Secured Cash Management Agreements and Secured Swap Agreements) or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Credit Party; and in case of an Event of Default described in Section 8.01(h), Section 8.01(i) or Section 8.01(j), the Commitments of the Lenders shall automatically terminate (except for funding obligations of outstanding Letters of Credit), the obligations of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations (other than the Obligations arising out of Secured Cash Management Agreements and Secured Swap Agreements) shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Credit Party.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available to the Administrative Agent, the Lenders and L/C Issuer in law or in equity, under the Loan Documents, or otherwise.

(c) Subject to the Intercreditor Agreement, after, or in connection with, the exercise of remedies provided for in Section 8.02 (or if an Event of Default exists and the written notice thereof, if any, to Borrower from Administrative Agent expressly provides that this Section 8.02(c) shall thereafter apply to any amounts received on account of the Obligations or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

(ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Lenders and L/C Issuer arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause third payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Obligations arising from Secured Cash Management Agreements and Secured Swap Agreements, ratably among the Lenders, the Secured Cash Management Providers and the Secured Swap Providers in proportion to the respective amounts described in this clause fourth held by them;

(v) fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.02 and 2.05;

(vi) sixth, to payment of that remaining portion of the Obligations, ratably among the Lenders, the Secured Cash Management Providers and the Secured Swap Providers in proportion to the respective amounts described in this clause sixth held by them; and

(vii) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

NOTWITHSTANDING THE FOREGOING, AMOUNTS RECEIVED FROM THE BORROWER OR ANY GUARANTOR THAT IS NOT AN “ELIGIBLE CONTRACT PARTICIPANT” UNDER THE COMMODITY EXCHANGE ACT TO THE EXTENT IT IS NOT AN “ELIGIBLE CONTRACT PARTICIPANT” UNDER THE COMMODITY EXCHANGE ACT, SHALL NOT BE APPLIED TO ANY EXCLUDED SWAP OBLIGATIONS (IT BEING UNDERSTOOD, THAT IN THE EVENT THAT ANY AMOUNT IS APPLIED TO OBLIGATIONS OTHER THAN EXCLUDED SWAP OBLIGATIONS AS A RESULT OF THIS CLAUSE, THE ADMINISTRATIVE AGENT SHALL MAKE SUCH ADJUSTMENTS AS IT DETERMINES ARE APPROPRIATE TO DISTRIBUTIONS PURSUANT TO CLAUSE FOURTH ABOVE FROM AMOUNTS RECEIVED FROM “ELIGIBLE CONTRACT PARTICIPANTS” UNDER THE COMMODITY EXCHANGE ACT TO ENSURE, AS NEARLY AS POSSIBLE, THAT THE PROPORTIONAL AGGREGATE RECOVERIES WITH RESPECT TO OBLIGATIONS DESCRIBED IN CLAUSE FOURTH ABOVE BY THE HOLDERS OF ANY EXCLUDED SWAP OBLIGATIONS ARE THE SAME AS THE PROPORTIONAL AGGREGATE RECOVERIES WITH RESPECT TO OTHER OBLIGATIONS PURSUANT TO CLAUSE FOURTH ABOVE).

(d) Further notwithstanding, Obligations arising from Secured Cash Management Agreements and Secured Swap Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may reasonably request from the applicable Secured Cash Management Provider or Secured Swap Provider, provided that no such notice shall be required for (i) any Secured Cash Management Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Secured Cash Management Provider or (ii) any Secured Swap Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Secured Swap Provider. Each Secured Cash Management Provider and Secured Swap Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 8.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under the covenants set forth in Section 7.01(a) and (b) for any fiscal quarter, during the period commencing with the last day of such fiscal quarter and ending on the date that is the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 6.01(a) or (b) and the corresponding Compliance Certificate is required to be delivered pursuant to Section 6.01(d) with respect to such fiscal quarter hereunder (such period, the “Cure Period” and the last day of such period, the “Cure Period Deadline”), the Borrower may (in accordance with applicable law) sell or issue common Equity Interests of the Borrower to any Person that is not a Credit Party (to the extent such transaction would not result in a Change in Control) or otherwise obtain cash capital contributions on account of common Equity Interests and, in either case, apply the proceeds of such issuance of Equity Interests to, as applicable, with respect to Section 7.01(a), increase Consolidated EBITDAX or with respect to Section 7.01(b), decrease Total Net Debt (such application, a “Covenant Cure Payment”); provided that (i) such proceeds shall first be applied to prepay outstanding Loans (if any) and Cash Collateralize L/C Obligations in accordance with Section 2.05 and thereafter may apply any remaining proceeds to prepay the Term Loan Obligations; provided that any amounts applied to prepay outstanding Loans and Cash Collateralize L/C Obligations shall also automatically reduce the Aggregate Elected Commitment Amounts and the Borrowing Base by the same amount, applied ratably among the Lenders in accordance with each Lender’s Applicable Percentage, (ii) the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, is actually received by the Borrower during the applicable Cure Period (and, for the avoidance of doubt, no later than the Cure Period Deadline), (iii) there shall be no pro forma reduction in Total Net Debt with the proceeds of the Covenant Cure Payment for purposes of determining compliance with the financial covenant in Section 7.01(a) with respect to the relevant fiscal quarter in respect of which the cure right contemplated under this Section 8.03 is used or subsequent periods that include such fiscal quarter as part of its trailing twelve month period or trailing four quarter period and (iv) the amount of the Covenant Cure Payment shall not exceed the amount necessary to bring the Borrower into compliance with Section 7.01(a) or (b), as applicable. Subject to the terms set forth above and the terms in Section 8.03(b) and (c) below, upon (A) application of the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, as provided above during the Cure Period in such amounts sufficient to cure the Events of Default under the applicable covenant set forth in Section 7.01 and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer to the Administrative Agent reflecting compliance with the applicable covenant set forth in Section 7.01, as applicable, such Events of Default shall be deemed cured and no longer in existence. For the avoidance of doubt, the amount of any Covenant Cure Payment made in accordance with the terms of this Section 8.03 shall be deemed to either (x) increase Consolidated EBITDAX by a like amount for purposes of calculating the Consolidated Total Net Leverage Ratio or (y) decrease Total Net Debt by a like amount for purposes of calculating the asset coverage ratio in Section 7.01(b), as applicable, for the relevant fiscal quarter.

(b) The parties hereby acknowledge and agree that this Section 8.03 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the financial covenant set forth in Section 7.01 and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDAX or the amount of Total Net Debt, in each case, referred to in Section 8.01(a) above for purposes of determining the Borrower’s compliance with Section 7.01. To the extent a Covenant Cure Payment is applied to increase Consolidated EBITDAX or decrease Total Debt, as applicable, such Covenant Cure Payment shall only be taken into account in connection with the calculations of the applicable covenant contained in Section 7.01 as of a particular fiscal quarter end and any subsequent calculations of such covenants which contain such particular fiscal quarter as part of its trailing twelve month period or trailing four quarter period.

(c) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 8.03 is made. Furthermore, the Borrower may not utilize more than three cures provided in this Section 8.03 during the duration of this Agreement.

Section 8.04 Performance by Administrative Agent. If any Credit Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Administrative Agent may (but shall have no obligation to) perform or attempt to perform such covenant or agreement on behalf of such Credit Party. In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower or any other Credit Party under this Agreement or any other Loan Document.

ARTICLE IX

THE AGENTS

Section 9.01 Appointment; Powers.

(a) Each Lender (in its capacity as a Lender and in its capacity as a Secured Cash Management Provider and/or a Secured Swap Provider or a potential Secured Cash Management Provider and/or a potential Secured Swap Provider), and L/C Issuer, hereby (i) irrevocably appoints Texas Capital Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (including the Intercreditor Agreement) and irrevocably authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, (ii) approves the terms and conditions of the Intercreditor Agreement and irrevocably authorizes Administrative Agent to (A) enter into the Intercreditor Agreement and amendments thereto from time to time and (B) to exercise all of Administrative Agent’s rights and to comply with all of its obligations under the Intercreditor Agreement and to take all other actions necessary to carry out the provisions and intent thereof, (iii) agrees that it and its successors and assigns will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement as if it was a signatory thereto, (iv) consents to the treatment of Liens to be provided for under the Intercreditor Agreement and (v) agrees that no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of any action taken by Administrative Agent pursuant to this Section 7.01 or in accordance with the terms of the Intercreditor Agreement. The provisions of this Article IX are solely for the benefit of Administrative Agent, Lenders, and L/C Issuer, and neither Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent shall act as the “collateral agent” under the Loan Documents and the Intercreditor Agreement, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Secured Cash Management Providers and Secured Swap Providers) and L/C Issuer hereby irrevocably appoints and authorizes Collateral Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Collateral Agent pursuant to Section 9.05 or the Intercreditor Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents and the Intercreditor Agreement) as if set forth in full herein with respect thereto.

(c) Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article IX.

Section 9.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any other Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or obtain the consent of the Lenders with respect thereto.

Section 9.03 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders or the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to the Intercreditor Agreement; provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action;

(v) does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “Adjusted Term SOFR” or with respect to any Benchmark Replacement or other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate; and

(vi) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Term Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution, (ii) have any liability with respect to any assignment or participation to a Disqualified Institution; (iii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Institution or (iv) be responsible for or have any duty to ascertain or inquire into compliance by Crossover Lenders with the terms hereof relating to Crossover Lenders.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders or the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 9.09), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or any other Credit Party, a Lender, or L/C Issuer.

(c) Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.04 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certificate delivered by a Credit Party pursuant to Section 9.09(a). Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Administrative Agent may consult with legal counsel (who may be counsel for Borrower or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to Lenders, L/C Issuer, and Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article IX relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. No removal of Administrative Agent pursuant to this clause (d) shall be effective until the Required Lenders shall have appointed a successor Administrative Agent and such successor shall have accepted such appointment (the “Removal Effective Date”).

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed or a different Person is appointed to serve as collateral agent pursuant to the terms of the Intercreditor Agreement) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, or L/C Issuer, as applicable, directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation or removal by Texas Capital Bank as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation or removal as L/C Issuer unless the notice thereof otherwise provides. If Texas Capital Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or removal as L/C Issuer and all L/C Obligations with respect thereto, including the right to require Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.02(c). Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring

L/C Issuer, as applicable, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Texas Capital Bank to effectively assume the obligations of Texas Capital Bank with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer expressly acknowledges that neither Administrative Agent nor L/C Issuer, the Arranger, any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent, L/C Issuer, the Arranger or any other Lender hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Borrower or any other Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent, L/C Issuer, the Arranger or any Lender to any other Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent, L/C Issuer, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, L/C Issuer, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to L/C Issuer or the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide L/C Issuer or any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), or creditworthiness of Borrower or any other Credit Party or the value of the Collateral or other Properties of Borrower or any other Credit Party or any other Person which may come into the possession of Administrative Agent or any of its Related Parties. Each Lender and L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer, and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer, and Administrative Agent under Section 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, and L/C Issuer, as applicable, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 10.03.

Section 9.09 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing by the Majority Lenders or all Lenders, as applicable, under Section 10.02;

(ii) to subordinate (or release) any Lien on any Property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.03(c) or if approved, authorized or ratified in writing by the Majority Lenders in connection with a debtor-in-possession financing provided to Borrower or any Credit Party;

(iii) to release any Guarantor from its obligations under the Guaranty if 100% of the Equity Interests in such Guarantor are sold in a transaction permitted under the Loan Documents; and

(iv) to take any other action with respect to the Collateral that is permitted or required under the Intercreditor Agreement.

Upon request by Administrative Agent at any time, the Majority Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. Upon the occurrence of any of the events specified in Section 9.09(a)(i)(A), (B) or (C) or Section 9.09(a)(iii), at Borrower’s sole cost and expense, Administrative Agent shall execute and deliver to Borrower such documentation as Borrower may reasonably request in writing to release the applicable Collateral from the Liens created by the Loan Documents and/or release the applicable Guarantor from its obligations under its Guaranty, as the case may be. In connection with any such request by Borrower, Administrative Agent may request, and if requested by Administrative Agent, Borrower shall deliver a written certificate of a Responsible Officer of Borrower certifying that the applicable transaction is permitted under the Loan Documents (and Administrative Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein).

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.10 Secured Cash Management Agreements and Secured Swap Agreements. No Secured Cash Management Provider or Secured Swap Provider who obtains the benefits of Section 8.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising out of Secured Cash Management Agreements and Secured Swap Agreements unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Secured Cash Management Provider or Secured Swap Provider, as the case may be. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising out of Secured Cash Management Agreements and Secured Swap Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made).

Section 9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement or any other Loan Document;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and any other Loan Document;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-section (b) through sub-section (g) of Part I of PTE 84-14 and (D) the requirements of sub-section (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and any other Loan Document; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and any other Loan Document (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.12 Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to each of the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.02 of this Agreement), (iii) Administrative Agent shall be authorized to assign the relevant Obligations of the Secured Parties to be credit bid to any such acquisition vehicle on a pro rata basis, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.13 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the syndication agents, documentation agents, co-agents, or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or a L/C Issuer hereunder.

Section 9.14 Flood Laws. Each Lender and each participant is responsible for assuring its own compliance with any applicable Flood Insurance Regulations and Administrative Agent shall have no responsibility therefor.

Section 9.15 Erroneous Payments.

(a) If Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to

Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.15(b).

(c) Each Lender, L/C Issuer or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), Borrower or any other Credit Party for the purpose of a payment on the Obligations.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Aggregate Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, and by e-mail (to the extent provided in Section 10.01(b)), in each case as follows:

(i)	if to the Borrower or any other Credit Party, to it at:

Berry Corporation (bry)

16000 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

Attention: Michael Helm

Telephone: 661-616-3861

Email: mhelm@bry.com

with a copy to:

Berry Corporation (bry)

16000 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

Attention: Jordan Scott

Telephone: 661-345-7271

Email: jscott@bry.com; legal@bry.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002

Attention: Shalla Prichard

Email: sprichard@gibsondunn.com

(ii)	if to the Administrative Agent, to it at:

Texas Capital Bank

2000 McKinney Avenue, Suite 1800

Dallas, TX 75201

Attention: Jared R. Mills, Managing Director, Energy Banking Group

Telephone: 214-932-6771

Email: jared.mills@texascapitalbank.com

with a copy to (which shall not constitute notice):

Texas Capital Legal Department

2000 McKinney Avenue, Suite 700

Dallas, TX 75201

ATTN: Chief Legal Officer

Email: legal@texascapitalbank.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Trevor Wommack and Bryce Kaufman

Email: trevor.wommack@lw.com and bryce.kaufman@lw.com

(iii)	if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

(b) Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II or Article III if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article II or Article III by electronic communication unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications and that the Borrower agrees to notices and communications by e-mail in accordance with clause (a). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its e-mail address or address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Platform.

(i) Borrower, each other Credit Party, each Lender, and L/C Issuer agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders, or L/C Issuer by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. Although the Platform is secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time, each of the Lenders, L/C Issuer, and Borrower acknowledges and agrees that (x) the distribution of material through an electronic medium is not necessarily secure and (y) the Agents are not responsible for approving or vetting the representatives, designees or contacts of any Lender or L/C Issuer that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution, and each Lender, L/C Issuer, and Borrower understands and accepts such risks. In no event shall the Agents have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or Administrative Agent’s transmission of Communications through the Platform.

(iii) Each Credit Party (by its, his or her execution of a Loan Document) hereby authorizes the Administrative Agent, each Lender, and their respective counsel and agents and Related Parties (each, an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Credit Party and the business affairs of Borrower and such other Credit Parties via the internet or other electronic communication method. IN NO EVENT SHALL ANY AUTHORIZED PARTY HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY SUCH COMMUNICATIONS OR TRANSMISSIONS, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE DIRECTLY RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AUTHORIZED PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AUTHORIZED PARTY HAVE ANY LIABILITY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(e) Public Information. Each Credit Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Credit Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. Each Credit Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Credit Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Credit Party shall be deemed to have authorized Administrative Agent and the other Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Credit Party or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 10.11); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and under applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Credit Party or its Subsidiaries and its securities for the purposes of United States federal or state securities Laws. Notwithstanding the foregoing or anything to the contrary herein, (x) the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”, and (y) unless marked “PUBLIC” all Borrower Materials shall be presumed to contain material non-public information.

Section 10.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agents, or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 3.03(a) and Section 3.03(b), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders (with a copy of all waivers, amendments and modifications to be provided to the Administrative Agent); provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, provided that the Default Interest Rate may be waived or adjusted with the consent of the Majority Lenders, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender directly and adversely affected thereby; provided that the mandatory prepayment pursuant to Section 2.07(d) may be waived with the consent of the Majority Lenders, (iv) change Section 10.25 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) waive or amend Section 8.02(c), Section 10.04(b)(vi) or Section 10.14, without the written consent of each Lender, (vi) release any Guarantor (except as set forth in the Guaranty or in this Agreement), amend Section 6.13 to change the requirements of which Persons are required to become Guarantors, release or subordinate the Collateral Agent’s Liens on all or substantially all of the Collateral (other than as provided in Section 9.09), subordinate the right of payment of the Obligations to the right of payment of any other Debt, or amend or reduce the percentage set forth in Section 6.13(a) without the written consent of each Lender directly and adversely affected thereby, (vii) change any of the provisions of this Section 10.02(b) or the definition of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or to make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby, (viii) solely to the extent that such amendment or modification would cause a Secured Swap Provider to no longer be secured by the Liens created under the Loan Documents on assets of the Borrower and the Guarantors that constitute collateral security for the Obligations incurred hereunder or would modify Section 8.02(c) such that there is a change in the priority of such security, amend or modify the definitions of “Approved Counterparty”, “Secured Parties”, “Secured Swap Agreement” or “Secured Swap Provider” without the written consent of such Secured Swap Provider, (ix) (A) increase the Borrowing Base without the written consent of each Lender, (B) decrease (other than pursuant to Section 2.08(g) or Section 6.12(c)) or maintain the Borrowing Base without the consent of the Required Lenders, or (C) modify the definition of “Borrowing Base” or the provisions of Section 2.08 in a manner that results in an increase in the Borrowing Base without the consent of each Lender; provided that a Periodic Determination may be postponed by the Required Lenders and Borrower or (x) reduce the percentage set forth in the definition of “Required Reserve Value” and/or in Section 6.13(a) to less than 90% without the written consent of each Lender (other than a Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, as the case may be. Notwithstanding the foregoing, (w) any supplement to Schedule 5.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (x) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, omission, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to add any Domestic Subsidiary as a party thereto, (y) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Obligations for the benefit of the Secured Parties or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Secured Party under the Loan Documents without the consent of any Lender and (z) any amendment to the Fee Letter shall only require the consent of the parties thereto.

Section 10.03 Expenses, Indemnity; Damage Waiver.

(a) The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, and, if necessary, of one local counsel to the Administrative Agent, in each case in any relevant material jurisdiction and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant material jurisdiction or for each matter)) and other outside consultants for the Administrative Agent, the reasonable and documented travel, photocopy, mailing, courier, telephone and other similar expenses, and the reasonable and documented cost of environmental assessments and audits and surveys and appraisals) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket documented third-party costs, expenses, assessments, and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all out-of-pocket reasonable third-party expenses incurred by any Agent, the Arranger, L/C Issuer or by any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Arranger, L/C Issuer or any

Lender during the existence of any Event of Default) in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, including its rights under this Section 10.03, or in connection with the Loans and Letters of Credit made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders, taken as a whole, in each case in any relevant material jurisdiction and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant material jurisdiction or for each matter)).

THE CREDIT PARTIES SHALL INDEMNIFY EACH AGENT, THE ARRANGER, L/C ISSUER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, TAXES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF i. THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, ii. THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, iii. THE FAILURE OF THE BORROWER, ANY OTHER CREDIT PARTY OR ANY SUBSIDIARY THEREOF, TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, iv. ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, v. ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, vi. ANY OTHER ASPECT OF THE LOAN DOCUMENTS, vii. THE OPERATIONS OF THE BUSINESS OF THE CREDIT PARTIES AND THEIR SUBSIDIARIES BY THE CREDIT PARTIES AND THEIR SUBSIDIARIES, viii. ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, ix. ANY LIABILITY UNDER ENVIRONMENTAL LAW OF THE BORROWER, ANY OTHER CREDIT PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, ANY LIABILITY RELATING TO THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, x. ANY ENVIRONMENTAL LIABILITY BY THE BORROWER, ANY OTHER CREDIT PARTY, xi. THE PAST OWNERSHIP BY THE BORROWER, ANY OTHER CREDIT PARTY OR PAST ACTIVITY ON ANY

OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, xii. THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER, ANY OTHER CREDIT PARTY, OR ANY PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER CREDIT PARTY, xiii. ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY OTHER CREDIT PARTY, OR xiv. ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (B) A DISPUTE SOLELY BETWEEN OR AMONG INDEMNITEES OTHER THAN ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT OR THE ARRANGERS IN THEIR RESPECTIVE CAPACITIES OR IN FULFILLING THEIR RESPECTIVE ROLES AS THE ADMINISTRATIVE AGENT OR ARRANGERS OR ANY SIMILAR ROLE HEREUNDER, AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF ANY CREDIT PARTY OR ANY AFFILIATE THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THIS Section 10.03 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b) To the extent that the Credit Parties fail to pay any amount required to be paid by them to any Agent, L/C Issuer or the Arranger under Section 10.03(a), each Lender severally agrees to pay to such Agent, L/C Issuer or the Arranger, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, L/C Issuer or the Arranger in its capacity as such.

(c) All amounts due under this Section 10.03 shall be payable promptly after written demand therefor (and in no event later than ten (10) Business Days after receipt of request therefor).

(d) To the extent permitted by applicable law, no Credit Party shall assert (and no Credit Party shall permit is Affiliates to assert), and each Credit Party hereby waives, releases and agrees not to sue upon any claim against each Agent, the Arranger, L/C Issuer and each Lender, and each Related Party of any of the foregoing persons (each such Person, a “Lender-Related Party”) (and agrees to cause its Affiliates to do the same), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Obligations or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue any Lender-Related Party upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The waivers set forth in this Section 10.03(d) shall survive the Payment in Full and the termination of this Agreement.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any other attempted assignment or transfer by any party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c)), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in Section 10.04(b)(i) and (b)(vi), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent, L/C Issuer (for any assignment in respect of the Commitments) and, so long as no Event of Default has occurred and is continuing, the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative within ten (10) Business Days after having received notice thereof; provided, further that no consent of the Administrative Agent or the Borrower shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment unless such assignee (x)(i) is not an RBL Bank and (ii) is not an Affiliate of the applicable assignor or (y) is a Defaulting Lender and in all scenarios described in clauses (x) and (y) such consent may be withheld, conditioned or delayed for any reason or no reason.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and shall be an equal percentage with respect to both its Commitments and its Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all “know your customer” documents required under anti-money laundering rules and regulation;

(E) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to any Defaulting Lender, any Disqualified Institution, the Borrower, any Affiliate of the Borrower or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person); and

(F) the Applicable Percentage of the Maximum Credit Amount and of the Elected Commitment assigned must be equal.

(ii) Subject to Section 10.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the recordation date of each Assignment and Assumption in the Register, and the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(iii) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, and each Lender.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 10.04(b) and any written consent to such assignment required by this Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(b).

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vi) Assignments to Crossover Lenders. Subject to the other terms and conditions of this Section 10.04, any Lender may, at any time, assign all or a portion of its Commitment and Loans to a Crossover Lender, subject to the following additional limitations; provided that, for the avoidance of doubt, in no event shall this Section 10.04(b)(vi) restrict or limit the purchase right contemplated by Section 2.6 of the Intercreditor Agreement:

(A) in connection with an assignment to a Crossover Lender, (x) the Crossover Lender shall have identified itself in writing as a Crossover Lender to the assigning Lender, the Borrower and the Administrative Agent prior to the execution of such assignment and (y) the Crossover Lender shall be deemed to have represented and warranted to the assigning Lender and the Administrative Agent that the requirements set forth in this Section 10.04(b)(vi) shall have been satisfied upon consummation of the applicable assignment;

(B) the aggregate principal amount of Commitments and Loans held at any one time by all Crossover Lenders may not exceed 25.0% of the aggregate outstanding principal amount of Commitments and Loans at such time;

(C) [reserved];

(D) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Crossover Lender will be deemed to have consented in the same proportion as the Lenders that are not Crossover Lenders consented to such matter, unless such matter requires the consent of all or all affected Lenders and adversely affects such Crossover Lender more than other Lenders in any material respect, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Crossover Lender hereby agrees (x) not to vote on such Bankruptcy Plan, (y) if such Crossover Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (y), in each case under this clause (B) unless such Bankruptcy Plan adversely affects such Crossover Lender more than other Lenders in any material respect and (C) each Crossover Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Crossover Lender’s attorney-in-fact, with full authority in the place and stead of such Crossover Lender and in the name of such Crossover Lender (solely in respect of Loans held by such Crossover Lender and not in respect of any other claim or status such Crossover Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section 10.04(b)(vi)(D), including to ensure that any vote of such Crossover Lender on any Bankruptcy Plan is withdrawn or otherwise not counted; and

(E) the Crossover Lender will not be entitled to bring actions against the Administrative Agent, in its role as such, or receive advice of counsel or other advisors to the Administrative Agent or any Lender or challenge the attorney-client privilege of their respective counsel.

Each Crossover Lender agrees to comply with the terms of this Section 10.04(b)(vi) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative Agent), and each Crossover Lender agrees that in any subsequent assignment of all or any portion of its Loans it shall identify itself in writing to the assignee as a Crossover Lender prior to the execution of such assignment. Notwithstanding anything to the contrary herein, this Section 10.04(b)(vi) shall not, and shall not be construed to, restrict or limit the rights of any Crossover Lender under the Term Loan Credit Documents in its capacity as a Term Loan Lender

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the L/C Issuer, sell participations to one or more banks or other Persons (other than the Borrower, any other Credit Party, any Subsidiary or Affiliate of any Credit Party, any Defaulting Lender, any Disqualified Institution, any natural Person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person; provided that if an Event of Default has occurred and is continuing, any Lender may sell participations to any Person or natural person without the consent of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 10.03. Subject to the following subsection (ii), each Participant shall be entitled to the benefits of Section 3.01, Section 3.04, and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 10.25 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Each Participant agrees (A) to be subject to the provisions of Section 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.04(g) (it being understood that the documentation required under Section 3.04(g) shall be delivered to the participating Lender)) as if it were an assignee under paragraph (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 10.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 10.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 3.01, Section 3.04, Section 3.05 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Collateral Agent’s Liens, the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 10.06 Counterparts; Electronic Execution; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Borrowing Requests, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(c) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(d) This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Credit Party, or any Subsidiary thereof against any of and all the obligations of the Borrower, any other Credit Party, or any Subsidiary thereof owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 10.09 GOVERNING LAW; JURISDICTION; WAIVER OF VENUE; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR

IN ANY MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 10.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 10.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 10.09(d)(ii) SHALL LIMIT THE CREDIT PARTIES’ INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 10.03 TO THE EXTENT SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN ANY THIRD-PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.09.

Section 10.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.11 Confidentiality. Each of Administrative Agent, L/C Issuer, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee or in accordance with the Administrative Agent’s, such L/C Issuer’s or any Lender’s regulatory compliance policy if the Administrative Agent, such L/C Issuer or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, L/C Issuer or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, L/C Issuer or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable Law), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent, L/C Issuer or such Lender, as applicable, shall use commercially reasonable efforts to, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable Law), (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any Affiliate thereof that is an actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with the rating of Borrower or any other Credit Party or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of Borrower or such other applicable Credit Parties, (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.11, (2) becomes available to Administrative Agent, L/C Issuer or any Lender on a nonconfidential basis from a source other than Borrower that is not known to be subject to a confidentiality obligation to the Borrower or (3) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.11; (j) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (k) to market data collectors, data service providers (including league table providers) to the lending industry and similar service providers to the lending industry, information pertaining to this Agreement routinely used in marketing materials (it being understood, for avoidance of doubt, that the names of the Credit Parties, the amount, type, currency, interest rate and yield to maturity of the Loans, the effective date of this Agreement and the roles and titles of Lenders as well as the type of project, the state and country in which the Property of the Credit Parties is located and the sector of the Property of the Credit Parties is such type of information so routinely used or provided). For purposes of this Section 10.11, “Information” means all information received from Borrower, any other Credit Party, any Subsidiary of any Credit Party or any Affiliate of any Credit Party relating to Borrower, any other Credit Party, any Subsidiary thereof or any Affiliate thereof and/or any of their respective businesses, other than any such information that is available to Administrative Agent, L/C Issuer, or any Lender on a nonconfidential basis prior to disclosure by Borrower, any other Credit Party, any Subsidiary or any Affiliate thereof. Notwithstanding anything to the contrary herein, (x) the Borrower shall be under no obligation to mark any Information as “PUBLIC” and (y) unless marked “PUBLIC”, all Information shall be presumed to contain material non-public information. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Credit Party party hereto agrees and confirms that, as between such Credit Party and Texas Capital Bank, the obligations of Texas Capital Bank under this Section 10.11 supersede and replace in their respective entireties all confidentiality, non-disclosure and similar obligations of Texas Capital Bank, if any, set forth in the Fee Letter notwithstanding anything to the contrary contained therein.

Section 10.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of any Lender resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 10.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 10.12.

Section 10.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 10.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to the Secured Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment of such transactions or confirmations by a Secured Swap Provider to another Person that is not a Lender or an Affiliate of a Lender. Except as set forth in the Intercreditor Agreement, no Lender, any Affiliate of a Lender, or Secured Swap Provider shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 10.15 No Third-Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, or any Lender for any reason whatsoever except as set forth in the Loan Documents. There are no third-party beneficiaries other than as expressly provided herein with respect to Secured Swap Providers, Indemnitees (as provided in Section 10.03) and Participants (as provided in Section 10.04).

Section 10.16 USA Patriot Act Notice. Administrative Agent and each Lender hereby notifies Borrower and each other Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each other Credit Party, which information includes the name and address of Borrower and each other Credit Party and other information that will allow Administrative Agent and such Lender to identify Borrower and each other Credit Party in accordance with the PATRIOT Act. In addition, Borrower and each other Credit Party agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any other Credit Party or any Subsidiary of Borrower or any other Credit Party is or shall be a Sanctioned Person, (b) not to use or permit the use of proceeds of the Obligations to violate any Anti-Corruption Laws, Anti-Terrorism Laws or any applicable Sanctions, and (c) comply, or cause its Subsidiaries to comply, with the applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between such Credit Party and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising any Credit Party or any Subsidiary thereof on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Credit Parties and their Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor any of the Lenders has any obligation to the Borrower, any other Credit Party, or any of their Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Credit Parties or their Subsidiaries. To the fullest extent permitted by applicable law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 10.20 Intercreditor Agreement.

(a) Each of the Lenders (for itself and on behalf of each of its Affiliates that are Secured Parties) acknowledges that the obligations of the Borrower and the Guarantors with respect to any Obligations of the types described in clause (b) and clause (c) of the definition thereof owed to a Secured Swap Provider may be secured by Liens created under the Loan Documents on assets of the Borrower and the Guarantors that constitute collateral security for the Obligations incurred hereunder. Each of the Lenders (for itself and on behalf of each of its Affiliates that are Secured Parties) hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender and each of its respective Affiliates that are Secured Parties and without any further consent, authorization or other action by any such Secured Party, (i) the Intercreditor Agreement and (ii) any documents relating thereto.

(b) Each of the Lenders (for itself and on behalf of each of its Affiliates that are Secured Parties) hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreement and (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Intercreditor Agreement, in each case, as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and authorizes and directs the Administrative Agent to carry out the provisions and intent of the Intercreditor Agreement.

Section 10.21 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Arranger, Administrative Agent, any Lender, or L/C Issuer shall have the right to act exclusively in the interest of the Arranger, Administrative Agent or such Lender, or L/C Issuer and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Credit Party or any Credit Party’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 10.22 Defaulting Lenders .

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders”, “Required Lenders” and in Section 10.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, with respect to a Defaulting Lender that is a Lender, to Cash Collateralize L/C Issuer’s Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with Section 2.05; fourth, with respect to a Defaulting Lender that is a Lender, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, with respect to a Defaulting Lender that is a Lender, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) with respect to a Defaulting Lender that is a Lender, Cash Collateralize L/C Issuer’s future Fronting Exposure, if any, with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05; sixth, to the payment of any amounts owing to Lenders, or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by Lenders pro rata in accordance with their respective Applicable Percentages without giving effect to Section 10.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 10.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05.

(C) With respect to any fee payable under Section 2.09(c) or to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.06.

(vi) Defaulting Lender Cure. If Borrower, Administrative Agent, and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 10.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 10.23 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 10.25 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including (x) the application of funds arising from the existence of a Defaulting Lender and (y) payments made in accordance with Sections 3.01, 3.04 and 3.05); (B) the application of Cash Collateral provided for in Section 2.05; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 10.25 shall apply).

Borrower and each other Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower or such other Credit Party, as applicable, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower or such other Credit Party in the amount of such participation.

ARTICLE XI

GUARANTY

Section 11.01 The Guaranty.

(a) Each Guarantor hereby jointly and severally with the other Guarantors unconditionally guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt and punctual payment in full and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) on the Loans, and of all other Obligations from time to time owing to the Secured Parties by any Credit Party and under any Loan Document incurred by the Administrative Agent in enforcing any rights under this Agreement or any other Loan Document, to the extent and in the manner required under Section 10.03, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation.

(b) Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment or performance of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

Section 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). It is expressly agreed that, except as provided under applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, to the extent permitted by applicable law and except for and subject to any limitations in connection with any applicable termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 11.09, the obligations of such Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement; (iii) the release of, or the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that might in any manner or to any extent vary the risk of a Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the payment in full of the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of any Credit Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full of the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that a Guarantor may have at any time against any Credit Party, the Administrative Agent, or any other corporation or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other Credit Party or any other guarantor or surety. Each Guarantor expressly authorizes the applicable Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of the Guarantors hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of liability of any other Guarantor, other than the Payment in Full of the Guaranteed Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of such Guarantor hereunder except to the extent the payment in full of the Guaranteed Obligations has been made. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any security.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon the Guaranty pursuant to this Article XI or acceptance of the Guaranty pursuant to this Article XI, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty pursuant to this Article XI, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty pursuant to this Article XI. The Guaranty pursuant to this Article XI shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guaranty pursuant to this Article XI shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04 No Waiver, Cumulative Remedies.

Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. No failure or delay by the Administrative Agent in exercising any right, power, privilege or remedy hereunder with respect to the obligations of the Guarantors shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers, privileges and remedies of the Administrative Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by applicable Law. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 11.04, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 11.05 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Holder or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.06 Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.07 General Limitation on Guarantees.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.08 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise Guarantor of information known to it regarding those circumstances or risks.

Section 11.09 Release of Guarantors.

If, subject to compliance with the terms and provisions of the Loan Documents (as reasonably determined by the Administrative Agent (in its sole discretion), (i) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Credit Party or (ii) any Guarantor becomes an Immaterial Subsidiary, such Transferred Guarantor or Immaterial Subsidiary shall, upon the consummation of such sale or transfer or subject to the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower certifying as to matters the Administrative Agent may reasonably request in connection with such release, such Guarantor becoming an Immaterial Subsidiary, be automatically released from its obligations under this Agreement and its obligations to grant and suffer to exist Liens on any Collateral owned by it pursuant to any Security Instrument and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests under the Security Instruments shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall, at the Borrower’s expense and request, take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Security Instruments.

Upon Payment in Full, this Agreement and the guarantees made herein shall terminate with respect to all Obligations except with respect to any component of the Obligations that expressly survive such repayment pursuant to the terms of the Loan Documents. The Administrative Agent shall, at each Guarantor’s expense and request, take such actions as are reasonably requested to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Security Instruments.

Section 11.10 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11 Further Assurances.

Each Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	BERRY CORPORATION (BRY),
a Delaware corporation

	By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

GUARANTORS:	BERRY PETROLEUM COMPANY, LLC,
a Delaware limited liability company

	By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON ENERGY, LLC,
a Delaware limited liability company

	By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and
Chief Accounting Officer

MACPHERSON OIL COMPANY LLC,
a California limited liability company

	By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer
and Chief Accounting Officer

MACPHERSON ROUND MOUNTAIN HOLDINGS, LLC, a California limited liability company

	By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

MACPHERSON POWER COMPANY, LLC, a California limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON POWER COMPANY, L.P., a California limited partnership

By: MACPHERSON POWER COMPANY, LLC, its general partner

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON OPERATING COMPANY, LLC, a California limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON OPERATING COMPANY, L.P., a California limited partnership

By: MACPHERSON OPERATING COMPANY, LLC, its general partner

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

MACPHERSON POWER COMMERCIAL SERVICES, LLC, a California limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON POWER COMMERCIAL SERVICES, L.P., a California limited partnership

By: MACPHERSON POWER COMMERCIAL SERVICES, LLC, its general partner

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON LAND COMPANY, LLC, a California limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

MACPHERSON LAND COMPANY, L.P., a California limited partnership

By: MACPHERSON LAND COMPANY, LLC, its general partner

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

MACPHERSON GREEN POWER COMPANY, LLC a California limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Vice President, Chief Financial Officer and Chief Accounting Officer

CJ BERRY WELL SERVICES MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

C&J WELL SERVICES, LLC, a Delaware limited liability company

By:	/s/ Michael Helm
Name: Michael Helm
Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

ADMINISTRATIVE AGENT:	TEXAS CAPITAL BANK, as Administrative Agent

	By:	/s/ Jared Mills
Name: Jared Mills
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

LENDERS:	TEXAS CAPITAL BANK, as a Lender

	By:	/s/ Jared Mills
	Name:	Jared Mills
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

LENDERS:	MACQUARIE FUNDING LLC, as a Lender

	By:	/s/ Nicole Jasper
	Name:	Nicole Jasper
	Title:	Senior Managing Director – CGM

	By:	/s/ James Jordan
	Name:	James Jordan
	Title:	Executive Director – CGM Legal

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

LENDERS:	CARGILL, INCORPORATED, as a Lender

	By:	/s/ Adam Blumhardt
	Name:	Adam Blumhardt
	Title:	Authorized Signer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

LENDERS:	GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

	By:	/s/ Sarah Kiernan
	Name:	Sarah Kiernan
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Elected Commitment	Maximum Credit Amount
Texas Capital Bank	55.555555555%	$35,000,000	$277,777,777.77
Macquarie Funding LLC	23.809523810%	$15,000,000	$119,047,619.05
Cargill, Incorporated	15.873015873%	$10,000,000	$79,365,079.37
Goldman Sachs Lending Partners LLC	4.761904762%	$3,000,000	$23,809,523.81

TOTAL	100.00%	$63,000,000	$500,000,000